As filed with the Securities and Exchange Commission on February ___, 2006

                                                 Registration No. ______________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ASHLIN DEVELOPMENT CORPORATION
              (Name being changed to GALES INDUSTRIES INCORPORATED)
                 (Name of small business issuer in its charter)

       Florida                         3728                         65-0452156
(State or Jurisdiction            (Primary Standard               (IRS Employer
   of Incorporation                  Industrial                   Identification
   or Organization)                Classification                     Number)
                                    Code Number)

                            1479 North Clinton Avenue
                               Bay Shore, NY 11706
                                 (631) 968-5000
          (Address and telephone number of principal executive offices)

                            1479 North Clinton Avenue
                               Bay Shore, NY 11706
                    (Address of principal place of business)

                      Michael A. Gales, Executive Chairman
                          Gales Industries Incorporated
                            1479 North Clinton Avenue
                               Bay Shore, NY 11706
                                 (631) 968-5000
            (Name, address and telephone number of agent for service)

                          Copies of communications to:
                             Vincent J. McGill, Esq.
                             Eaton & Van Winkle LLP
                            3 Park Avenue, 16th Floor
                            New York, New York 10016
                                 (212) 779-9910

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of         Amount             Proposed Maximum              Proposed Maximum            Amount of Registration
Securities To Be Registered    To Be Registered   Offering Price Per Share(1)   Aggregate Offering Price    Fee
----------------------------------------------------------------------------------------------------------------------------------
$.001 par value per share
common stock (2)               60,924,388         $ 0.50                        $30,462,194                 $3,260
----------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the fee calculation is based on $0.50, which is the average of the high and low prices of the Registrant's common stock on the OTC Bulletin Board on February 2, 2006.

(2) This registration statement relates to the resale by certain selling security holders identified herein of up to 60,924,388 shares of common stock, of which up to 11,485,725 shares of common stock are held by selling security holders, up to 40,909,538 shares of common stock are issuable upon conversion of Series A Convertible Preferred Stock purchased by investors in a recent offering, up to 1,636,380 shares of common stock are issuable upon conversion of Series A Convertible Preferred Stock which may be issued as payable-in-kind dividends, up to 1,663,156 shares of common stock are issuable upon the conversion of certain convertible promissory notes and up to 5,229,589 shares of our common stock are issuable upon exercise of common stock purchase warrants.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, Dated February ___, 2006

                                60,924,388 Shares
                         ASHLIN DEVELOPMENT CORPORATION
              (name being changed to Gales Industries Incorporated)
                                  Common Stock

      This prospectus relates to the resale of up to 60,924,388 shares of our common stock, $.001 par value per share ("Common Stock"), by the selling security holders listed in the prospectus commencing on page 39, consisting of up to 11,485,725 shares of Common Stock held by selling security holders, up to 40,909,538 shares of Common Stock issuable upon conversion of the outstanding shares of our Series A Convertible Preferred Stock, up to 1,636,380 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock which may be issued as payable-in-kind dividends, up to 1,663,156 shares of Common Stock issuable upon the conversion of certain convertible promissory notes and up to 5,229,589 shares of our Common Stock issuable upon exercise of common stock purchase warrants. The transactions in which the selling security holders acquired the shares of Common Stock covered by this prospectus are described in the section of this prospectus entitled "Selling Security Holders."

      We are in the process of changing our name from Ashlin Development Corporation to Gales Industries Incorporated and changing our state of incorporation from Florida to Delaware. We expect our name change and reincorporation in Delaware to be effective on or about February 15, 2006.

      The selling security holders, by themselves or through brokers and dealers, may offer and sell the shares at prevailing market prices or in transactions at negotiated prices. We will not receive any proceeds from the selling security holders' resale of the shares of Common Stock. The selling security holders will receive all proceeds from such sales. We will, in the ordinary course of business, receive proceeds from the issuance of our Common Stock upon exercise of the common stock purchase warrants.

      It is not possible to determine the price to the public in any sale of the shares of Common Stock by the selling security holders and the selling security holders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling security holders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling security holders will pay any underwriting discounts and commissions. The selling security holders, and the brokers through whom sales of the securities are made, will be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, referred to herein as the "Securities Act".

      Our Common Stock is traded on the OTC Bulletin Board under the symbol "ASHN". On February 2, 2006 the average of the high and low sale prices of our Common Stock on the OTC Bulletin Board was $0.50.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE [7].

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling security holders are offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

      No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling security holders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling security holder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

                The date of this prospectus is February __, 2006

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form SB-2, under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

      Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

      The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

      You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, competition and the effect of economic conditions include forward-looking statements within the meaning of section 27A of the Securities Act of 1933, referred to herein as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, referred to herein as the Exchange Act.

      Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures, distribution channels, profitability, new products, adequacy of funds from operations, these statements and other projections and statements contained herein expressing general optimism about future operating results and non-historical information, are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

      Investors are cautioned that our forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

      As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

      We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-KSB, Form 10-QSB and Form 8-K reports to the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and the related notes before making an investment decision. The information in this prospectus reflects a 1-for-1.249419586 reverse split of our Common Stock (the "Reverse Split") which became effective as of November 21, 2005.

      In this prospectus, the "Company" and terms such as "we," "us" and "our," refer to (i) Ashlin Development Corporation, a Florida corporation, (ii) our 100% owned Delaware subsidiary, Gales Industries Merger Sub, Inc. ("Merger Sub"), and (iii) Air Industries Machining, Corp., a New York corporation ("AIM") which is wholly owned by Merger Sub. When we refer to "Ashlin" in this prospectus, we are referring to our Company prior to the transactions of November 30, 2005. We are in the process of changing our name to Gales Industries Incorporated and changing our state of incorporation from Florida to Delaware.

                                   Our Company

      Through our wholly-owned subsidiary, AIM, we manufacture aircraft structural parts and assemblies principally for prime defense contractors in the aerospace industry including, Sikorsky, Lockheed Martin, Boeing and Northrop Grumman. Approximately 85% of our revenues are derived from sales of parts and assemblies directed toward military applications, although direct sales to the military (U.S. and NATO) constitute less than 10% of our revenues. Parts manufactured by us are installed onboard Sikorky's VH-3D, otherwise known as Marine One, the primary Presidential helicopter, and onboard Air Force One, Boeing's 747-2000B customized for use by the President.

      Our principal offices are at 1479 North Clinton Avenue, Bay Shore, New York 11706 and our telephone number is (631) 968-5000.

                    The Acquisition and Related Transactions

      On October 15, 2004, Ashlin filed in the Southern District of Florida a plan of reorganization under Chapter 11 of the United States bankruptcy code. The Court confirmed Ashlin's plan of reorganization ("Plan of Reorganization") on January 10, 2005 and the Plan of Reorganization was declared effective on January 21, 2005. Ashlin formally emerged from bankruptcy protection on April 29, 2005, without any operating business.

      On November 30, 2005 (the "Closing Date"), we acquired 100% of Gales Industries Incorporated ("Gales Industries"), a Delaware corporation, in a stock for stock exchange. Immediately prior to our acquisition of Gales Industries, it acquired 100% of the capital stock of AIM. The funds used to acquire AIM were obtained by Gales Industries through a $9 million private placement of preferred stock. As a result of our acquisition of Gales Industries, AIM is indirectly 100% owned by us. Concurrently with its acquisition by Gales Industries, AIM entered into a bank loan facility providing for up to $14 million and used monies from such facility to purchase its corporate campus in Bay Shore, New York. In connection with our acquisition of Gales Industries, we issued a significant number of shares of our Common Stock to the stockholders of Gales Industries, which resulted in a change of control of our Company.

                                  The Offering

      This prospectus relates to the resale by the selling security holders of up to 60,924,388 shares of our Common Stock, consisting of 11,485,725 shares of Common Stock held by selling security holders, up to 40,909,538 shares of Common Stock issuable upon conversion of the outstanding shares of our Series A Convertible Preferred Stock ("Preferred Stock"), up to 1,636,380 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock which may be issued as payable-in-kind dividends, up to 1,663,156 shares of Common Stock issuable upon the conversion of certain convertible promissory notes and up to 5,229,589 shares of our Common Stock issuable upon exercise of common stock purchase warrants.

      The issuances of such securities to the selling security holders was made in reliance upon exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act for private transactions. Additional information concerning the transactions in which the rights to acquire the shares covered by this prospectus were obtained by the selling security holders are set forth in the section of this prospectus entitled "Selling Security Holders."

                        Sales By Selling Security Holders

      The selling security holders may offer the Common Stock pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement. The offering of Common Stock may be through the facilities of the OTC Bulletin Board or such other exchange or reporting system where the Common Stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the Common Stock. See "Plan of Distribution."

                             Outstanding Securities

      As of January 31, 2006, there were approximately 14,723,361 shares of our Common Stock outstanding. On a fully-diluted basis, giving effect to and assuming the exercise or conversion of all of our options, warrants and derivative securities, we had outstanding an aggregate of approximately 67,375,606 shares of Common Stock as January 31, 2006. This number does not give effect to any interest or dividends which may accrue on the outstanding Preferred Stock or convertible notes or to any rounding up to the nearest whole share in connection with the Reverse Split and in connection with the conversion of Preferred Stock or convertible notes.

      An investment in the shares of our Company is subject to a number of risks. We have set forth these risk factors below under the heading "Risk Factors" which you should carefully review.

                             Summary Financial Data

      Set forth below is summary financial information of AIM. The data for the years ended December 31, 2004 and 2003 are derived from audited financial statements of AIM. The summary financial data at September 30, 2005 have been derived from unaudited financial statements of AIM. The information below does not give effect to the transactions which we completed on November 30, 2005 or Gales Industries' $9 million private placement which was completed on December 15, 2005. This summary financial information should be read in conjunction with the financial statements which are a part of this prospectus.

Statement of Operations Data:
                                 Nine Months Ended     Year Ended December 31,
                                September  30, 2005      2004            2003
                                -------------------   --------------------------
Revenues                               $21,851,532    $24,818,333    $22,334,926
Costs of Goods Sold                     18,858,898     21,400,878     19,531,292
Gross Profit                             2,992,634      3,417,455      2,803,634
Expenses:
   Selling                                 244,125        321,727        309,479
   General and Administrative            1,251,203      1,356,809      1,249,184
   Interest expense                        490,975        505,425        441,867
Income before Minority interest          1,006,483      1,236,067        803,204

Less: Minority interest                     57,384        131,552         83,363

Net Income                             $   949,099    $ 1,104,515    $   719,841

Balance Sheet Data:               At September 30, 2005    At December 31, 2004
                                  ---------------------    ---------------------
Working Capital                        $ 3,549,380             $ 7,695,227
Total Assets                           $18,588,831             $17,801,807
Total Current Liabilities              $10,849,225             $ 6,030,947
Long-Term Liabilities                  $ 2,445,214             $ 7,109,696
Total Stockholders' Equity             $ 5,294,392             $ 4,661,164

                                  RISK FACTORS

      The purchase of our Common Stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and other information and our consolidated financial statements and related notes included elsewhere in this prospectus. If any of the events described below actually occur, our operating results would be dramatically adversely affected, which in turn could cause the price of our Common Stock to decline, perhaps significantly. Further, we may not be able to continue our operations. This means you could lose all or a part of your investment.

      Risks of the Acquisition

      There can be no assurance that any benefits to AIM's business will be achieved from the Merger, Acquisition, Real Estate Acquisition, New Loan Facility or Offering (each as defined below under the heading "The Acquisition and Related Transactions") (collectively, the "Closing Transactions") or that the results of operations of AIM prior to the Acquisition will be not be adversely impacted by the Closing Transactions. As of November 30, 2005, Luis Peragallo and Jorge Peragallo resigned from their positions with AIM. Even though Peter Rettaliata and Dario Peragallo, two of AIM's officers (President and Executive Vice President, respectively), will serve as officers of the Company, there can be no assurance that the new management of the Company will have the necessary experience to operate AIM's business. The process of combining the organizations of Gales Industries, AIM and Ashlin Development Corporation could interrupt the activities of part or all of AIM's business, and could cause fundamental changes in AIM's business, which could have an adverse effect on the results of our operations. The past results of AIM's operations are not necessarily indicative of the future results of our operations.

      Limited Recourse Against AIM Shareholders

      Pursuant to the stock purchase agreement relating to the Acquisition, the obligations of the former shareholders of AIM (the "AIM Shareholders") to indemnify us for breaches of their representations and warranties are, with certain exceptions, limited to $2.5 million. Consequently, we will have no recourse against the AIM Shareholders for claims in excess of such amount.

      The inability to successfully manage the growth of our business may have a material adverse effect on our business, results or operations and financial condition.

      We expect to experience growth in the number of employees and the scope of our operations as a result of internal growth and acquisitions. Such activities could result in increased responsibilities for management.

      Our future success will be highly dependent upon our ability to manage successfully the expansion of operations. Our ability to manage and support our growth effectively will be substantially dependent on our ability to implement adequate improvements to financial, inventory, management controls, reporting, union relationships, order entry systems and other procedures, and hire sufficient numbers of financial, accounting, administrative, and management personnel. There can be no assurance that we will be able to identify, attract and retain experienced accounting and financial personnel.

      Our future success depends on our ability to address potential market opportunities and to manage expenses to match our ability to finance operations. The need to control our expenses will place a significant strain on our management and operational resources. If we are unable to control our expenses effectively, our business, results of operations and financial condition may be adversely affected.

      The unsuccessful integration of a business or business segment we acquire could have a material adverse effect on our results.

      As part of our business strategy, we expect to acquire assets and businesses relating to or complementary to our operations. These acquisitions will involve risks commonly encountered in acquisitions. These risks include, among other things, exposure to unknown liabilities of the acquired companies, additional acquisition costs and unanticipated expenses. Our quarterly and annual operating results will fluctuate due to the costs and expenses of acquiring and integrating new businesses. We may also experience difficulties in assimilating the operations and personnel of acquired businesses. Our ongoing business may be disrupted and our management's time and attention diverted from existing operations. Our acquisition strategy will likely require additional debt or equity financing, resulting in additional leverage or dilution of ownership. We cannot assure you that any future acquisition will be consummated, or that if consummated, that we will be able to integrate such acquisition successfully.

      Any reduction in government spending on defense could materially adversely impact our revenues, results of operations and financial condition.

      There are risks associated with programs that are subject to appropriation by Congress, which could be potential targets for reductions in funding to pay for other programs. Future reductions in United States Government spending on defense or future changes in the kind of defense products required by United States Government agencies could limit demand for our products, which would have a materially adverse effect on our operating results and financial condition.

      In addition, potential shifts in responsibilities and functions within the defense and intelligence communities could result in a reduction of orders for defense products by segments of the defense industry that have historically been our major customers. As a result, demand for our products could decline, resulting in a decrease in revenues and materially adversely affecting our operating results and financial condition.

      We depend on revenues from a few significant relationships, in particular with Sikorsky Aircraft, and any loss, cancellation, reduction, or interruption in these relationships could harm our business.

      In general, we have derived a material portion of our revenue from one or a limited number of customers. We expect that in future periods we may enter into contracts with customers which represent a significant concentration of our revenues. If such contracts were terminated, our revenues and net income could significantly decline. Our success will depend on our continued ability to develop and manage relationships with significant customers. Sikorsky accounts for more than 40% of our sales. Any adverse change in our relationship with such customer could have a material adverse effect on our business. Although we are attempting to expand our customer base, we expect that our customer concentration will not change significantly in the near future. The markets in which we sell our products are dominated by a relatively small number of customers who have contracts with United States governmental agencies, thereby limiting the number of potential customers. We cannot be sure that we will be able to retain our largest customers or that we will be able to attract additional customers, or that our customers will continue to buy our products in the same amounts as in prior years. The loss of one or more of our largest customers, any reduction or interruption in sales to these customers, our inability to successfully develop relationships with additional customers or future price concessions that we may have to make, could significantly harm our business.

      Continued competition in our markets may lead to a reduction in our revenues and market share.

      The defense and aerospace component manufacturing market is highly competitive and we expect that competition will continue to increase. Current competitors have significantly greater technical, manufacturing, financial and marketing resources than we do. We expect that more companies will enter the defense and aerospace component manufacturing market. We may not be able to compete successfully against either current or future competitors. Increased competition could result in reduced revenue, lower margins or loss of market share, any of which could significantly harm our business.

      Our future revenues are inherently unpredictable, our operating results are likely to fluctuate from period to period and if we fail to meet the expectations of securities analysts or investors, our stock price could decline significantly.

      Our quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, some of which are outside our control. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of performance. Some of the factors that could cause quarterly or annual operating results to fluctuate include conditions inherent in government contracting and our business such as the timing of cost and expense recognition for contracts, the United States Government contracting and budget cycles, introduction of new government regulations and standards, contract closeouts, variations in manufacturing efficiencies, our ability to obtain components and subassemblies from contract manufacturers and suppliers, general economic conditions and economic conditions specific to the defense market. Because we base our operating expenses on anticipated revenue trends and a high percentage of our expenses are fixed in the short term, any delay in generating or recognizing forecasted revenues could significantly harm our business. Fluctuations in quarterly results, competition or announcements of extraordinary events such as acquisitions or litigation may cause earnings to fall below the expectations of securities analysts and investors. In this event, the trading price of our Common Stock could significantly decline. In addition, there can be no assurance that an active trading market will be sustained for our Common Stock. These fluctuations, as well as general economic and market conditions, may adversely affect the future market price of our Common Stock, as well as our overall operating results.

      We may lose sales if our suppliers fail to meet our needs.

      Although we procure most of our parts and components from multiple sources or believe that these components are readily available from numerous sources, certain components are available only from sole sources or from a limited number or sources. While we believe that substitute components or assemblies could be obtained, use of substitutes would require development of new suppliers or would require us to re-engineer our products, or both, which could delay shipment of our products and could have a materially adverse effect on our operating results and financial condition.

      Attracting and retaining key personnel is an essential element of our future success.

      Our future success depends to a significant extent upon the continued service of our executive officers and other key management and technical personnel and on our ability to continue to attract, retain and motivate executive and other key employees, including those in managerial, technical, marketing and information technology support positions. Attracting and retaining skilled workers and qualified sales representatives is also critical to us. Experienced management and technical, marketing and support personnel in the defense and aerospace industries are in demand and competition for their talents is intense. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

      Terrorist acts and acts of war may seriously harm our business, results of operations and financial condition.

      United States and global responses to the Middle East conflict, terrorism, perceived nuclear, biological and chemical threats and other global crises increase uncertainties with respect to U.S. and other business and financial markets. Several factors associated, directly or indirectly, with the Middle East conflict, terrorism, perceived nuclear, biological and chemical threats, and other global crises and responses thereto, may adversely affect the Company.

      While some of our products may experience greater demand as a result of increased U.S. Government defense spending, various responses could realign U.S. Government programs and affect the composition, funding or timing of our government programs and those of our customers. U.S. Government spending could shift to defense programs in which we and our customers do not participate. As a result of the September 11th terrorist attacks and given the current Middle East and global situation, U.S. defense spending is generally expected to increase over the next several years. Increased defense spending does not necessarily correlate to increased business, because not all the programs in which we participate or have current capabilities may be earmarked for increased funding.

      Terrorist acts of war (wherever located around the world) may cause damage or disruption to us, our employees, facilities, partners, suppliers, distributors and resellers, and customers, which could significantly impact our revenues, expenses and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could adversely affect our business and results of operations in ways that cannot presently be predicted. In addition, as a company with headquarters and significant operations located in the United States, we may be impacted by actions against the United States.

      Our indebtedness may affect operations.

      As described below under "Management's Discussion and Analysis or Plan of Operation - Financial Liquidity and Capital Resources", we incurred significant indebtedness under the New Loan Facility. This indebtedness far exceeds the amount of pre-Merger debt of AIM. As a result, we are significantly leveraged and our indebtedness is substantial in relation to our stockholders' equity. Our ability to make principal and interest payments will depend on future performance, which is subject to many factors, some of which are outside our control. In addition, the New Loan Facility is secured by substantially all of our assets, including the real estate acquired in the Real Estate Acquisition. In the case of a continuing default under the New Loan Facility, the lender will have the right to foreclose on AIM's assets, which would have a material adverse effect on the Company. Payment of principal and interest on the New Loan Facility may limit our ability to pay cash dividends to shareholders and the documents governing the New Loan Facility will prohibit the payment of cash dividends. Our leverage may also adversely affect our ability to finance future operations and capital needs, may limit our ability to pursue other business opportunities and may make our results of operations more susceptible to adverse economic conditions.

      Absence of Principal Shareholders' Guarantees and Financial Accommodations

      Historically, AIM obtained money and achieved other financial accommodations through arrangements guaranteed by the AIM Shareholders. Since they sold their shares of AIM in connection with the Acquisition, the AIM Shareholders will not be providing any financial assistance to us or AIM on a going-forward basis. Consequently, we are no longer able to rely upon the credit of AIM's Shareholders when seeking to borrow money or obtain other financial accommodations.

      There is only a limited public market for our securities.

      The trading market for our Common Stock is limited and conducted on the OTC Bulletin Board. Our Common Stock is very thinly traded. There can be no assurance that we will ever achieve a listing of our securities on Nasdaq or a stock exchange or that a more active trading market will ever develop, or, if developed, that it will be sustained.

      Our stock is considered Penny Stock.

      The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our Common Stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

      For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of investors to sell our Common Stock in the secondary market. Such rules may also cause fewer broker-dealers to be willing to make a market in our Common Stock, and it may affect the level of news coverage we receive.

      Potential Adverse Effect on Market Price of Securities from Future Sales of Common Stock

      Future sales of Common Stock pursuant to a registration statement or Rule 144 under the Securities Act, or the perception that such sales could occur, could have an adverse effect on the market price of the Common Stock. Relative to the number of shares of our freely-trading Common Stock outstanding, the number of shares which will be sold into the marketplace pursuant to this prospectus will be enormous. We believe that such sales will severely depress the market price of our Common Stock. We also intend to register on Form S-8 under the Securities Act an additional 10,000,000 shares of Common Stock, which are the shares available for issuance under our 2005 Stock Incentive Plan, of which, as of January 31, 2006, we have granted stock options to purchase 4,850,000 shares of our Common Stock. In addition, shares of our Common Stock held for one year or more will be eligible for public resale pursuant to Rule
144. In general, the shares of Common Stock which we issued in connection with the Merger and the Acquisition will become eligible for public resale under Rule 144 as of November 30, 2006. In addition, we may use our capital stock in the future to finance acquisitions and to compensate employees and management, which will further dilute the interests of our existing shareholders and could eventually significantly depress the trading price of our Common Stock.

      Effect of Stock Options

      Our 2005 Stock Incentive Plan allows for the issuance of up to 10,000,000 shares of Common Stock, either as stock grants or options, to employees, officers, directors, advisors and consultants of the Company. As of November 30, 2005, options to purchase 4,850,000 shares of Gales' common stock became options to purchase shares of our Common Stock under our 2005 Stock Incentive Plan. The committee administering such plans will have sole authority and discretion to grant options under such plans. We may grant options which become immediately exercisable in the event of a change in control of the Company and in the event of certain mergers and reorganizations of the Company. The existence of such options could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of additional shares upon the exercise of such options could also decrease the amount of earnings and assets available for distribution to the holders of the Common Stock and could result in the dilution of voting power of the Common Stock.

      Prior to November 30, 2005, AIM was not subject to Sarbanes-Oxley regulations and, therefore, may have lacked the financial controls and procedures of public companies.

      Prior to November 30, 2005, AIM did not have the internal or financial control infrastructure necessary to meet the standards of a public company, including the standards required by the Sarbanes Oxley Act of 2002 ("Sarbanes Oxley"). Because AIM was not subject to Sarbanes Oxley, its internal and financial controls reflected its status as a non-public company. AIM did not have the internal infrastructure necessary to complete an attestation about its financial controls that would be required under Section 404 of Sarbanes Oxley. We are now required to comply with Sarbanes Oxley, including standards for internal and financial controls, in connection with AIM's operations. The cost to us of such compliance could be substantial and could have a material adverse effect our results of operations.

                    THE ACQUISITION AND RELATED TRANSACTIONS

Bankruptcy

      On October 15, 2004, Ashlin filed in the Southern District of Florida a plan of reorganization under Chapter 11 of the United States bankruptcy code. The Court confirmed Ashlin's plan of reorganization ("Plan of Reorganization") on January 10, 2005 and the Plan of Reorganization was declared effective on January 21, 2005. Ashlin formally emerged from bankruptcy protection on April 29, 2005 without any operating business.

Transactions of November 30, 2005

      On November 30, 2005 (the "Closing Date"), we acquired 100% of Gales Industries Incorporated ("Gales Industries"), a Delaware corporation, in a stock for stock exchange accomplished by causing Gales Industries to merge into our wholly-owned subsidiary (the "Merger"). Immediately prior to our acquisition of Gales Industries, it acquired 100% of the capital stock of AIM (the "Acquisition"). As a result of our acquisition of Gales Industries, AIM is indirectly 100% owned by us. Concurrently with its acquisition by Gales Industries, AIM entered into a bank loan facility providing for up to $14 million and used funds from such facility to purchase its corporate campus in Bay Shore, New York. In connection with our acquisition of Gales Industries, we issued a significant number of shares of our Common Stock to the stockholders of Gales Industries, which resulted in a change of control of our Company.

      The aggregate purchase price paid to AIM's four shareholders for 100% of the capital stock of AIM was: (i) $3,114,296 in cash, (ii) $1,627,262 principal amount of promissory notes, of which notes in the principal amount of $665,262 are convertible into common stock at a conversion price of $.40 per share and
(iii) 490,060 shares of common stock. In addition, we distributed approximately $690,000 to AIM's shareholders in satisfaction of loans from them to AIM and to enable them to pay income taxes accrued while operating AIM as a Subchapter S corporation.

      Contemporaneously with the acquisition of Gales Industries by us, AIM completed the acquisition from affiliates of AIM, for $4,190,000, of a three-building (76,000 square feet), 5.4-acre corporate campus which was being leased by AIM from its affiliates prior to the Closing Date in Bay Shore, New York (the "Real Estate Acquisition"). In connection with such real estate purchase, AIM entered into a loan facility (the "New Loan Facility") with PNC Bank, secured by all of its assets, including the newly acquired real property. The New Loan facility provides AIM with up to $14,000,000 in debt facilities as follows: $9,000,000 in a revolving credit facility, $3,500,000 in a term loan, and $1,500,000 in new equipment financing. In addition to the paying for the Real Estate Acquisition, the proceeds of the New Loan Facility were used to pay off debts of AIM to its prior lender and certain of its shareholders, totaling approximately $5,800,000, and will be used for working capital

      The funds used by Gales Industries to acquire AIM were obtained through a $9 million private placement of its preferred stock (the "Offering"). In its private placement, Gales Industries sold 90 Units, each Unit consisting of 10 shares of convertible preferred stock, and each share of preferred stock initially was convertible into 45,455 shares of Gales Industries' common stock, without giving effect to shares of common stock which may be issued upon conversion of shares of preferred stock issuable to investors as dividends. In addition to the payment of the cash portion of the purchase price for AIM, the proceeds of Gales Industries' private placement were used to pay expenses relating to the private placement, the Acquisition of AIM, the Merger with us and related transactions, and to repay $150,000 in promissory note obligations which Gales Industries incurred in bridge financings, and for working capital.

      GunnAllen Financial, Inc., a Delaware corporation, acted as Placement Agent ("Placement Agent") in Gales' Industries' private placement of preferred stock and received: (i) a sales commission equal to 6% and a management fee equal to 4%, of the aggregate purchase price of the Units sold and (ii) a non-accountable expense allowance equal to 2% of the aggregate purchase price of the Units sold. In addition, the Placement Agent received warrants (the "Placement Agent Warrants"), exercisable at a price of $0.22 per share during a five-year term, to purchase 4,090,950 shares of Common Stock, which is equal to 10% of the number of shares of Common Stock into which the Preferred Stock sold in the Offering may be converted.

      Prior to our acquisition of Gales Industries, we were required by it to effect a reverse split of our Common Stock (the "Reverse Split"). The Reverse Split became effective as of November 21, 2005. As a result of the Reverse Split, the conversion pursuant to the Merger of the outstanding securities of Gales Industries for new shares of our securities was on a one-for-one basis. Any of our shareholders who, as a result of the Reverse Split, held a fractional share of Common Stock received a whole share of Common Stock in lieu of such fractional share. All share numbers set forth in this prospectus, unless otherwise noted, give effect to the Reverse Split. After giving effect to the Reverse Split, prior to the acquisition of Gales Industries, we had outstanding approximately 3,723,980 shares of Common Stock and stock options exercisable into approximately 44,020 shares of our Common Stock. Such 3,723,980 shares continued to be outstanding after, and were not cancelled or redeemed pursuant to, the Merger and such 44,020 stock options were cancelled pursuant to the Merger. In connection with the Merger, we issued 10,999,381 shares of Common Stock and 900 shares of Preferred Stock to pre-existing shareholders of Gales Industries and to those who became shareholders of Gales Industries as a result of the Offering and the Acquisition of AIM. On a fully-diluted basis, in connection with the Merger and the Offering, we issued an aggregate of approximately 63,651,626 shares of our Common Stock (or approximately 94.5% of the outstanding on a fully-diluted basis), after taking into account the shares underlying the Preferred Stock, placement agent warrants, stock options and convertible notes which were previously convertible or exercisable into shares of Gales Industries common stock. The approximately 3,723,980 shares of our Common Stock outstanding immediately prior to the Merger constituted approximately 5.5% of our Common Stock outstanding on a fully-diluted basis after giving effect to the Merger, Acquisition and Offering.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the selling stockholders' sale of the shares offered under this prospectus.

                         DETERMINATION OF OFFERING PRICE

      We are not selling any of the Common Stock that we are registering. The Common Stock will be sold by the selling security holders listed in this prospectus. The selling security holders may sell the Common Stock at the market price as of the date of sale or a price negotiated in a private sale. Our Common Stock is traded on the OTC Bulletin Board under the symbol "ASHN". On January 31, 2006 the reported closing price for our Common Stock on the OTC Bulletin Board was $0.39.

      We have agreed to pay certain expenses in connection with the registration of the securities offered by the selling security holders for resale pursuant to this prospectus.

                                    BUSINESS

About AIM

      Currently all of our operations are conducted by AIM, our wholly owned subsidiary. Founded in 1969, AIM manufactures aircraft structural parts and assemblies principally for prime defense contractors in the defense/aerospace industry including, Sikorsky, Lockheed Martin, Boeing and Northrop Grumman. Approximately 85% of AIM's revenues are derived from sales of parts and assemblies directed toward military applications, although direct sales to the military (U.S. and NATO) constitute less than 10% of AIM's revenues. The remaining 15% of revenues represent sales in the airframe manufacturing sector to major aviation manufacturers such as Boeing. AIM is a provider of flight critical, technically complex structures: AIM's parts are installed onboard Sikorky's VH-3D, otherwise known as Marine One, the primary Presidential helicopter and on Air Force One, Boeing's 747-2000B customized for use by the President.

      AIM has evolved from being an individual parts manufacturer to being a manufacturer of subassemblies (i.e. being an assembly constructor) and being an engineering integrator. AIM currently produces over 2,400 individual products (SKU's) that are assembled by a skilled labor force into electromechanical devices, mixer assemblies, and rotorhub components for Blackhawk helicopters, rocket launching systems for the F-22 Raptor Advanced Stealth Fighter, arresting gear for E2C Hawkeye and other US Navy Fighters, vibration absorbing assemblies for a variety of Sikorsky helicopters, landing gear components for the F-35 Joint Strike Fighter, and many other subassembly packages. AIM's achievements in manufacturing quality control include ISO 9001 and AS9100 Certifications as well as several highly technical, customer-based proprietary quality approvals, including supplier of the year awards from notable customers such as United Technologies and Northrup Grumman.

      AIM is the largest supplier of flight safety components for Sikorsky. Sales of parts and services to Sikorsky account for more than 40% of AIM's revenue, and are subject to General Ordering Agreements which were recently renegotiated and extended through 2010. These revised agreements included upward price adjustments that the Company estimates will positively impact the Company's profitability in 2006.

Sales and Marketing

      Our approach to sales and marketing can be best understood through the concept of customer alignment. The aerospace industry is dominated by a small number of prime contractors and OEMs. We seek to position ourselves within the supply chain of these contractors and OEMs to be selected for subcontracted projects as they develop.

      Successful positioning requires that a company be designated a preferred supplier by maintaining specific customer quality system approvals, third party ISO9001 and AS9100 quality system certifications and top supplier ratings through strong performance on existing contracts.

      In addition to maintaining our status as a preferred supplier, we work closely with customers to assure that our investments are concentrated in production capabilities that are aligned with customer sourcing and subcontracting strategies. Also, we also constantly work to support our customers in their political, industrial and international initiatives.

      Initial contracts are usually obtained through competitive bidding against other qualified subcontractors, while follow-on contracts are usually obtained by successfully performing initial contracts. Our long-term business base generally benefits from barriers to entry resulting from investments, certifications and manufacturing techniques developed during the initial manufacturing phase.

      As our business base grows with targeted customers and significant market share is obtained, we endeavor to develop our relationship to one of a partnership where initial contracts are also obtained as single source awards and follow-on pricing is negotiated on a cost plus basis.

The Market

      During most of the 1990s, defense spending remained flat or experienced a slight decline. In the late 1990's and the early years of the new decade, Boeing experienced some market share loss to Airbus which adversely affected the domestic aerospace business. The events of 9/11 caused a further deterioration in the domestic commercial aircraft industry, which had been poised for growth as a result of the anticipated replacement of aging airframes.

      More recently, the United States defense budget is at an all time high and is currently expected to continue at this level through the Bush Administration and for the next several years. In addition, the world wide commercial aircraft industry is experiencing an increase in activity as a consequence of significant growth in passenger flights and air cargo traffic, and the development of the Boeing 787 Fuel Efficient Dreamliner. Increased utilization of existing resources in the commercial aircraft industry should result in demand for our services. More specific to our business, the war on terrorism has hastened the need to replace older helicopters in the various state Army and Air National Guard Units with up to date Blackhawk models as these units have been mobilized to serve in Afghanistan and Iraq. We are the largest supplier of flight critical parts for the Sikorsky Blackhawk.

Backlog

      We have a number of long-term exclusive multi-year agreements with several of our customers. These agreements specify the part number, specifications and price of the covered products for a specified period of performance, but do not authorize immediate shipment. Customers issue release orders against these contracts periodically to satisfy their needs. In addition to our long term agreements, we regularly enter into firm fixed agreements with customers. Our reported backlog only includes only dollar amounts under long term agreements for which we have actual release orders with firm delivery dates and fixed contracts. The backlog information set forth herein does not include the sales that we expect to generate from long-term agreements associated with long-term production programs but for which we do not have actual purchase orders with firm delivery dates.

      As of January 1, 2006, our continuing operations had outstanding purchase orders representing an aggregate invoice price of approximately $38 million.

Competition

      The markets for our products are highly competitive. For the most part we manufacture items to customer design and compete against companies that have similar manufacturing capabilities in a global marketplace. Consequently, our ability to obtain contracts is tied to our ability to provide quality products at competitive prices which requires continuous improvements in our capabilities to assure competitiveness and value to our customers. Our marketing strategy involves developing long term exclusive relationships with customers based on large multi-year agreements which foster mutually advantageous relationships.

      Many of our competitors are well-established subcontractors engaged in the supply of aircraft parts and components to prime military contractors and commercial aviation manufacturers, including Monitor Aerospace, a division of Stellex Aerospace, Hydromil, a division of Triumph Aerospace Group, Heroux Aerospace and Ellanef Manufacturing, a division of Magellan Corporation. Many of our competitors are divisions of larger companies having significantly larger infrastructures, greater resources and the capabilities to respond to much larger contracts.

Raw Materials and Replacement Parts

      As a product integrator our manufacturing processes requires substantial purchase of raw materials, hardware and subcontracted details. As a result, much of our success in meeting customer demand involves effective subcontract management. Price and availability of many raw materials utilized in the aerospace industry are subject to volatile global markets. Most suppliers are unwilling to commit to long-term contracts, which can represent a substantial risk as our strategy often involves long term fixed pricing with our customers. We believe that the availability of raw materials to us is adequate to support our operations.

Future Expansion and Acquisition Strategy

      Since the 1990's, the aerospace and defense has undergone a radical restructuring and consolidation. The largest prime contractors have merged resulting in fewer, but larger, entities. A prime example is Boeing, which acquired McDonnell Douglas. Others include Lockheed Martin, the result of Lockheed's acquisition of Martin Marietta, and the aerospace divisions of General Dynamics and Northrup Grumman, which fused together Northrop, Grumman, Westinghouse and Litton Industries into one entity.

      This trend has permeated through the industry eliminating many companies as the prime contractors streamlined their supply chains. To survive companies must invest in systems and infrastructures that align their capabilities with the needs of the prime contractors. At a minimum, Tier III and IV suppliers must be fully capable to work in a CATIA engineering environment interactively and must have third party ISO9001/AS9100 quality system certifications.

      The industry's drive to efficiency will create enhanced pressures on many aerospace/defense critical component manufacturers, particularly those with $15-$100 million in annual sales, referred to herein as the "Tier III/IV Manufacturing Sector" and these manufacturers will have to either upgrade their systems to achieve quality approvals or leave the industry.

      In response to this drive towards greater operating and economic efficiency, our objective is to achieve a leading role in the consolidation of the Tier III and IV Manufacturing Sectors. In this regard, our core strategy will be to selectively acquire synergistic manufacturers of "lynchpin" products and technologies, upon which larger, more complex and key defense systems and platforms can be established. We believe that numerous acquisition opportunities of such kind exist, particularly given the evolutionary stage of a number of existing businesses in the sector, the age of many of the owner-principals and their perceived and stated desire to facilitate a liquidity event for their investment in the near term. Furthermore, we believe that by executing a well-defined consolidation strategy in the Tier III and IV Manufacturing Sectors, we will be able to achieve significant cost savings, operational efficiencies and overall economic synergies. AIM was our initial strategic acquisition and will serve as our operating platform for subsequent acquisitions and organic growth.

      The Company will focus on acquiring profitable, privately held entities or divisions of larger entities with annual sales between $15 and $100 million in the aerospace and defense-related fields. The Company will initially seek enterprises whose products are synergistic and complementary to AIM's current product line and which can benefit from the Company's existing engineering talents and manufacturing capabilities. The Company will look for candidates whose products are components of larger mission critical systems and which can be upgraded from simple parts to complex, higher-margin component system subassemblies through the use of AIM's engineering talents. The Company intends to focus on entities with reputations for high quality standards whose management can be absorbed into the Company. When possible, the Company will seek to combine existing operations to absorb excess capacity and eliminate duplicative facilities. It is contemplated that these future acquisitions will be facilitated by using either the Company's stock, cash or debt financing, or some combination thereof.

      The Company also intends to expand its operations through internal growth. The Company will seek to attract new customers through proactive industry marketing efforts including direct sales programs, participation at trade shows, technical society meetings and similar activities. Additionally, the Company will seek to capitalize on its engineering capabilities by partnering with other lower cost manufacturers which can benefit from the Company's expertise.

Government Regulation

      Environmental Regulation

      We are subject to regulations administered by the United States Environmental Protection Agency, the Occupational Safety and Health Administration, various state agencies and county and local authorities acting in cooperation with federal and state authorities. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous chemicals and substances. The extensive regulatory framework imposes compliance burdens and risks on us. Governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose civil and criminal fines in the case of violations.

      The Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) imposes strict, joint and several liability on the present and former owners and operators of facilities that release hazardous substances into the environment. The Resource Conservation and Recovery Act of 1976 (RCRA) regulates the generation, transportation, treatment, storage and disposal of hazardous waste. In New York, the handling, storage and disposal of hazardous substances are governed by the Environmental Conservation Law, which contains the New York counterparts of CERCLA and RCRA. In addition, the Occupational Safety and Health Act, which requires employers to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees, obligates employers to provide notice to employees regarding the presence of hazardous chemicals and to train employees in the use of such substances.

      Federal Aviation Administration Regulation

      We are subject to regulation by the Federal Aviation Administration (FAA) under the provisions of the Federal Aviation Act of 1958, as amended. The FAA prescribes standards and licensing requirements for aircraft and aircraft components. We are subject to inspections by the FAA and may be subjected to fines and other penalties (including orders to cease production) for noncompliance with FAA regulations. Our failure to comply with applicable regulations could result in the termination of or our disqualification from some of our contracts, which could have a material adverse effect on our operations.

      Government Contract Compliance

      Our government contracts and those of many of our customers are subject to the procurement rules and regulations of the United States government, including the Federal Acquisition Regulations ("FAR"). Many of the contract terms are dictated by these rules and regulations. During and after the fulfillment of a government contract, we may be audited in respect of the direct and allocated indirect costs attributed thereto. These audits may result in adjustments to our contract costs. Additionally, we may be subject to U.S. government inquiries and investigations because of our participation in government procurement. Any inquiry or investigation can result in fines or limitations on our ability to continue to bid for government contracts and fulfill existing contracts.

      We believe that we are in substantial compliance with all federal, state and local laws and regulations governing our operations and have obtained all material licenses and permits required for the operation of our business.

Employees

      AIM employs approximately 160 principally union employees and maintains what it believes are, and what historically have been, good relationships with its union.

Real Property

      Our headquarters are situated on a 5.4-acre corporate campus in Bay Shore, New York. On such campus, we occupy three buildings consisting of 76,000 square feet. Prior to November 30, 2005, AIM leased such real property. Simultaneously with the closing of the Acquisition and the Merger, AIM purchased such property. As a consequence of such purchase, AIM is no longer required to pay rent for the use of such property.

      From January 2005 to November 30, 2005, Ashlin's corporate office was located at 4400 North Federal Highway, Suite 210, Boca Raton, Florida 33431. The lease for this property expires on March 31, 2006 and provides for a monthly rent of approximately $950. As a result of the Merger, our headquarters have been relocated to AIM's corporate campus in Bay Shore, New York.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Introduction

      Following the Merger, AIM constitutes all of our operations. The following discussion and analysis summarizes the significant factors affecting (1) AIM's results of operations for fiscal 2004 compared to fiscal 2003 and (2) our combined financial liquidity and capital resources. Also discussed below are AIM's results of operations for the nine-month period ended September 30, 2005 compared with AIM's results of operations for the nine-month period ended September 30, 2004. This discussion and analysis should be read in conjunction with the financial statements and notes, and pro forma financial statements, included with this report.

      The historical financial statements of AIM included herein take into account the results of operations, assets and liabilities of the two real estate entities (affiliated with AIM) which, as of November 30, 2005, owned the real properties which AIM acquired in the Real Estate Acquisition as of such date. Such real properties were the only assets of such real estate entities prior to and as of November 30, 2005. For the periods following November 30, 2005, we will account for such real properties at cost.

      Ashlin emerged from bankruptcy protection on April 29, 2005 without any business operations and after having divested the business in which Ashlin had been engaged prior to its bankruptcy filing. Therefore, Ashlin's results of operations, apart from those of AIM, are not taken into account in the below discussion.

Results of Operations

      Year ended December 31, 2004 compared to year ended December 31, 2003

      Net Sales. Net sales were $24,818,333 in fiscal 2004, compared to net sales of $22,334,926 in fiscal 2003. The increase in net sales in fiscal 2004 compared to fiscal 2003 was due to increased shipments and increased purchase orders.

      Gross Profit. Gross profit was $3,417,455 in fiscal 2004 (13.8% of net sales), compared to gross profit of $2,803,634 in fiscal 2003 (12.6% of net sales). The increase was primarily due to an increased efficiency in manufacturing and the implementation of cost reduction methods.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses were $1,678,536 in fiscal 2004, an increase of 7.7% from selling, general and administrative expenses of $1,558,663 in fiscal 2003. The increase was primarily due to adjustments in renumeration of officers' salaries, pay increases to office personnel, increase in professional fees attributable to legal costs in drafting a stockholders agreement among AIM's shareholders and computer consulting costs in connection with modifications to AIM's IT network.

      Other Expenses. Other expenses were $505,425 in fiscal 2004, an increase of 14.4% from other expenses of $441,867 in fiscal 2003. The increase was due to an increase in bank debt, the refinancing of existing equipment loans, financing new equipment acquisitions and increased interest rates.

      The nine months ended September 30, 2005 compared to the nine months ended September 30, 2004

      Net Sales: Net sales were $21,851,532 in the nine months ended September 30, 2005 compared to net sales of $18,322,866 in the nine months ended September 30, 2004. The increase of $3,528,666 or 19.3% was primarily due to increased purchase orders and shipments and retroactive price adjustments on long term contracts. As of September 30, 2005, AIM's revenue backlog approximated $35 million.

      Gross Profit: Gross profit was $2,992,634 in the nine months ended September 30, 2005 (13.7% of net sales), compared to gross profit of $2,382,230 in the nine months ended September 30, 2004 (13.0% of net sales). The increase in gross profit as a percentage of net sales in the nine months ended September 30, 2005 was favorably affected by (i) renegotiated price adjustments on long term contracts and (ii) increased efficiency in the manufacturing process. Our gross profit margins were negatively affected in the nine months ended September 30, 2005 due to (i) increase in factory repairs and (ii) increases in cost of labor.

      Selling, General and Administrative Expenses: Selling, general and administrative expenses were $1,495,328 in the nine months ended September 30, 2005, an increase of 26.7% from selling, general and administrative expenses of $1,180,439 in the nine months ended September 30, 2004. The increase was primarily due to (i) an increase in professional fees and (ii) increase in fees related to the implementation of a new computer software system.

      Other Expenses: Other expenses were $490,975 in the nine months ended September 30, 2005, an increase of 59.5% compared to $307,727 in the nine months ended September 30, 2004, which increase was attributable to (i) financing of additional equipment acquisitions and (ii) an increase in interest rates.

Impact of Inflation

      Inflation has not had a material effect on our results of operations.

Financial Liquidity and Capital Resources

      We believe that our cash requirements in the next twelve months will be met by our revenues from operations and our cash reserves which were $1.076 million as of December 31, 2005.

      AIM had financed its operations and investments up to the Closing Date principally through revenues from operations. As a private company, AIM did not have many of the expenses which we have as a public company. As a result of the AIM Acquisition, we have significantly increased cash requirements relating to the preparation of financial statements, our compliance with the Exchange Act requirements, the registration of shares under the Securities Act, and other requirements applicable to public companies. We expect such increased cash requirements to be approximately $400,000 in 2006.

      In connection with the Acquisition of AIM, we incurred notes payable obligations in the aggregate principal amount of $1,627,262, of which $665,262 are in the form of convertible promissory notes which we may convert into shares of Common Stock at $.40 per share upon effectiveness of the registration statement of which this prospectus is a part. The remaining $962,000 principal amount of note is repayable by us in 20 equal quarterly installments of $48,100 principal plus interest. The holder of a convertible bridge note in the principal amount of $22,500 has converted such note into shares of our Common Stock.

      As of November 30, 2005, under the New Loan Facility, we incurred approximately $5,732,000 in debt under the revolving credit facility and $3,500,000 under a term loan. We have not made any borrowings under our $1.5 million equipment line of credit available under the New Loan Facility. The revolving credit facility requires us to pay interest monthly on the outstanding principal amount. This monthly interest payment amount fluctuates because the outstanding principal amount and interest rate under the revolving credit facility varies from month to month. The term loan requires us to make 84 equal monthly payments of $31,667 plus interest with the balance to be added to the 84th payment. We believe that all of the applicable interest rates under the New Loan Facility are consistent with prevailing interest rates in the lending industry.

      All of the proceeds of the term loan and approximately $862,316 of the borrowings under the revolving credit facility were used to complete the Real Estate Acquisition. In addition, proceeds from the New Loan Facility were used to pay off AIM's debt to its prior lender and will be used for working capital for AIM's business.

      As of November 30, 2005, we had equipment leases which required us to make monthly payments of approximately $37,100.

      As of November 30, 2005, we completed (through Gales Industries) the first closing of the Offering to accredited investors for gross proceeds of $6,793,280. Commissions, management fees and non-accountable expense allowance which Gales Industries paid to the placement agent in such first closing amounted to an aggregate of $815,193.60. The proceeds of the first closing of the Offering, in general, were and will be used for paying the cash portion of the purchase price for the Acquisition of AIM, for the repayment of $150,000 in note obligations which Gales Industries incurred in bridge financings, for payment of certain real estate taxes and accrued rent on AIM's real property, for expenses of the Offering, Acquisition, Merger and related transactions, for satisfaction of certain loans from the shareholders of AIM to AIM, and for working capital for us and AIM. We received $2,206,720 in additional gross proceeds from the second closing of the Offering on December 15, 2005.

      The holders of Preferred Stock are entitled to receive payment-in-kind dividends (payable in shares of Preferred Stock), prior to and in preference to any declaration or payment of any dividend on the Common Stock, at the rate of 8% per annum. However, if a registration statement for the resale of the Common Stock underlying the Preferred Stock is not declared effective by June 15, 2006, the dividend on the Preferred Stock will be due in cash from the date of such default until the default is cured.

      We expect that cash flows from operations and our cash reserves will be sufficient to pay our obligations for the next twelve months as they arise. Further, we may be able to borrow additional funds under our revolving credit facility provided that we have sufficient inventory, receivables and equipment and machinery. However, we may require additional working capital and additional financing to expand our business and make acquisitions. In the event we are not able to increase working capital and obtain additional financing, we may not be able to expand our business or make acquisitions.

Critical Accounting Policies

      Our significant accounting policies are more fully described in Note 1 to the audited financial statements of AIM. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates under different assumptions or conditions.

Quantitative and Qualitative Disclosure about Market Risk

      Our primary exposure to market risk consists of changes in interest rates on borrowings under the New Loan Facility. An increase in interest rates would adversely affect our operating results and the cash flow available after debt service to fund operations. We manage exposure to interest rates fluctuations by optimizing the use of fixed and variable rate debt. Except with respect to the interest rates under the New Loan Facility, we do not have debts or hold instruments that are sensitive to changes in interest rates, foreign currency exchange rates or commodity prices.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
               EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS

      The following table sets forth information known to us regarding beneficial ownership of our Common Stock as of January 31, 2006 by (i) each person known by us to own beneficially more than 5% of the outstanding Common Stock, (ii) each of our directors and executive officers, (iii) any other "Named Executive Officer" identified in the Executive Compensation section, below, and
(iv) all of our officers and directors as a group. Except as otherwise indicated, we believe, based on information provided by each of the individuals named in the table below, that such individuals have sole investment and voting power with respect to such shares, subject to community property laws, where applicable. The address of each executive officer and director is c/o the Company, 1479 North Clinton Avenue, Bay Shore, NY 11706. The address of ACS Holdings, LLC is 135 East 57th Street, New York, New York, 10022.

                                                                Percentage of
Name                               Number of Shares          Shares Outstanding
----                               ----------------          ------------------

Michael A. Gales                      4,326,219 (1)                 28.9%
Louis A. Giusto                       3,644,538 (2)                 24.4%
Peter Rettaliata                      1,100,000 (3)                  7.0%
Dario Peragallo                       1,100,000 (4)                  7.0%
Seymour G. Siegel                       100,000                        *
Rounsevelle W. Schaum                   100,000                        *
Ira A. Hunt, Jr.                        100,000                        *
Stephen Nagler                          145,455 (5)                  1.0%
James A. Brown                          676,268                      4.6%
Luis Peragallo                          253,214                      1.7%
Jorge Peragallo                            0                           *
ACS Holdings, LLC                       876,705 (6)                  6.0%

All Directors and
   Officers as a group, 9 persons (1)(2)(3)(4)(5)                   65.6%

----------
* Less than 1%

      (1) Includes 250,000 shares of Common Stock underlying the vested portion of the 1,250,000 options granted to Mr. Gales pursuant to his Employment Agreement. For a more complete description of the terms of such options, see note 1 to the table "Executive Compensation - Option Grants in Last Fiscal Year", below.

      (2) Includes 240,000 shares of Common Stock underlying the vested portion of the 1,200,000 options granted to Mr. Giusto pursuant to his Employment Agreement. For a more complete description of the terms of such options, see note 2 to table "Executive Compensation - Option Grants in Last Fiscal Year", below.

      (3) Includes 150,000 shares of Common Stock underlying the vested portion of the 1,200,000 options granted to Mr. Rettaliata pursuant to his Employment Agreement. For a more complete description of the terms of such options, see note 3 to table "Executive Compensation - Option Grants in Last Fiscal Year", below. Includes 831,577 shares of Common Stock issuable upon conversion of the $332,631 principal amount convertible note issued to Mr. Rettaliata in connection with the Acquisition.

      (4) Includes 150,000 shares of Common Stock underlying the vested portion of the 1,200,000 options granted to Mr. Peragallo pursuant to his Employment Agreement. For a more complete description of the terms of such options, see note 3 to table "Executive Compensation - Option Grants in Last Fiscal Year", below. Includes 831,577 shares of Common Stock issuable upon conversion of the $332,631 principal amount convertible note issued to Mr. Peragallo in connection with the Acquisition. Does not include 253,214 shares of Common Stock issued to Luis Peragallo pursuant to the terms of the Acquisition. Luis Peragallo is the father of Dario Peragallo.

      (5) Includes 45,455 shares of Common Stock issuable upon exercise of warrants held by Mr. Nagler. Does not include 150,000 shares of Common Stock held by Eaton & Van Winkle LLP, a law firm of which Mr. Nagler is a partner.

      (6) We believe that ACS Holdings, LLC is an affiliate of Atlas Capital Services, LLC which had the right to receive 1,477,230 shares of Common Stock as of the Closing Date and instructed us to issue such shares to its designees, including the 876,705 shares to ACS Holdings, LLC. In addition, Atlas Capital Services, LLC is the holder of 226,334 shares of Common Stock, and is also the holder of warrants to purchase 409,091 shares of Common Stock at the exercise price of $.055 per share.

                   DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
                               AND CONTROL PERSONS

      The following table sets forth information with respect to our directors and executive officers.

Name of Individual                          Age         Position with the Company
-----------------------------------         ---         ----------------------------------------------------
Michael A. Gales                            60          Executive Chairman of the Board

Louis A. Giusto                             63          Vice Chairman, Chief Financial Officer and Treasurer

Peter D. Rettaliata                         55          Director, Chief Executive Officer and President

Dario A. Peragallo                          41          Director and Executive Vice President,  Manufacturing

Stephen M. Nagler                           67          Director and Secretary

Seymour G. Siegel                           63          Director

Rounsevelle W. Schaum                       72          Director

M.Gen. Ira A. Hunt, Jr. (USA, Ret.)         80          Director

James A. Brown                              53          Director

      The business experience of each of our directors and executive officers is set forth below. Each of our directors and executive officers, except Mr. James
A. Brown, began their service with our Company as of November 30, 2005.

      Mr. Gales has been our Executive Chairman of the Board since November 30, 2005. He is the Chairman of the Executive and Management Committees of the Board. He has thirty-two years experience in Corporate Finance, Mergers & Acquisitions and corporate management of both publicly and privately held middle market companies. Since 1992, Mr. Gales has been Chairman and President of Gales & Company, a Wall Street M&A Advisory and Principal firm. From March 2003 to present, Mr. Gales has concentrated his efforts on the formation of Gales Industries, the Acquisition, and the development of Gales Industries' business strategy, including the future expansion of the business of AIM. From September 2001 to March 2003, Mr. Gales concentrated on the operation of Gales & Company. From 1997 to 2001, Mr. Gales served as the Managing Director of Corporate Finance and Executive Vice President of Corporate Finance for Janssen-Meyers Associates, LP and Andrew, Alexander, Wise & Company, Inc., respectively. Prior to 1997, Mr. Gales served in senior management and executive roles principally focused in heavy industries, including tenure as Principal, Co-Founder and President of American United Corporation, an international maritime engineering and technical systems group, and as President and Chief Operating Officer of Aquaglobal, Inc., a manufacturer and marketer of desalination systems serving customers such as Exxon, Shell, Mobil, Gulf and the U.S. Navy. Mr. Gales was the founding Chairman and CEO of AquaSciences International, Inc., a publicly traded organization engaged in the design and manufacture of water purification systems, and the founding Chairman of lntersearch Group, Inc., a publicly traded international HR consulting firm. In addition Mr. Gales has served as a Director of ProtoSource Corporation, a publicly traded internet service provider. Mr. Gales attended Oklahoma University and has been a member of various professional associations including the Royal Institute of Marine Engineers (London), Society of Naval Architects & Marine Engineers, Society of Piping Engineers & Designers, The Investment Company Institute and the President's Association of the American Management Association.

      Mr. Giusto, our Vice Chairman, Chief Financial Officer and Treasurer since November 30, 2005, has over 30 years of financial control experience with foreign and domestic banks, non-bank financial service entities and consumer product companies. He is a member of the Executive and Compensation Committees of the Board. Since 2003 in addition to his activities on behalf of Gales Industries, Mr. Giusto has been acting as an independent consultant to a number of private businesses. From 2000 to 2003, Mr. Giusto was an Account Manager for a public accounting firm and the SVP Finance and Operations of Credit2B.com a web-based internet company bringing to market advanced credit decisioning platforms and sophisticated small business lending, insurance, securitization and factoring products. Before joining C2B, Mr. Giusto served for fourteen years in various positions with Fleet Bank and, prior to its acquisition by Fleet Bank, NatWest PLC, London. During his tenure at NatWest, Mr. Giusto served as Senior Financial Officer and Treasurer of NatWest Commercial Services, Inc. (a billion dollar wholly owned subsidiary of NatWest PLC, London) and a Credit Administrator (Risk Manager) with Fleet Bank. Mr. Giusto serves as a director of Long Island Consultation Center, a not-for-profit psychiatric care facility in Long Island, New York. Mr. Giusto graduated from New York University with a BS in Economics and Accounting and from Long Island University (with Distinction) with an MBA in Finance.

      Mr. Rettaliata has been our President and Chief Executive Officer, and also a member of our Board of Directors, since November 30, 2005. He has been the President of AIM and has served in such capacity since 1994. Prior to his involvement at AIM, Mr. Rettaliata was employed by Grumman Aerospace Corporation for twenty-two years. Professionally, Mr. Rettaliata is the Chairman of "ADAPT", an organization of regional aerospace companies, a past member of the Board of Governors of the Aerospace Industries Association, and a member of the Executive Committee of the AIA Supplier Council. Recently, Mr. Rettaliata testified to the President's Commission on aerospace in Washington, D.C. He is a graduate of Niagara University where he received a B.A. in History and the Harvard Business School where he completed the PMD Program. Upon completion of the Acquisition, Mr. Rettaliata began serving as corporate Chief Executive Officer and President of AIM, reporting to the Executive Chairman of the Company. He is a member of the Executive and Management Committees of the Board.

      Mr. Peragallo, who since November 30, 2005 has been a member of our Board of Directors, is also the Executive Vice President of Manufacturing for AIM. Mr. Peragallo has been associated with AIM for over 25 years. He was elevated in 2000 to Director of Manufacturing. In addition, he has helped develop and maintain AIM's current business systems. Mr. Peragallo has been the company "Lean Advocate" since the inception of the program at AIM to decrease its inventory and increase productivity. He has led AIM on its "Lean" course of evolution and has participated in seventeen "Lean" events. Mr. Peragallo became Executive Vice President with overall responsibility for engineering, manufacturing and customer-critical technical matters (including "Lean" and "Supply Chain" activities) in 2003. He has been an active member of Diversity Business since 2000, which is an organization specializing in the promotion of small and minority owned businesses. He is a graduate of SUNY Farmingdale where he received a B.A. in Manufacturing Engineering. Mr. Peragallo oversees all engineering and production matters relating to AIM. Luis Peragallo is the father of Jorge Peragallo and Dario Peragallo.

      Mr. Nagler, who has been a member of our Board of Directors and our Secretary since November 30, 2005, is a member of Eaton & Van Winkle LLP, a law firm in New York City which he joined as a Partner in October 2004. Prior to joining Eaton & Van Winkle, Mr. Nagler was affiliated with Phillips Nizer LLP as Counsel since 1995. Mr. Nagler chairs TriState Ventures LLC, an angel investor group in the New York area. Mr. Nagler is a graduate of the City College of New York and NYU School of Law. The firm of Eaton & Van Winkle LLP served as counsel to Gales Industries and will be serving as counsel to the Company.

      Mr. Siegel, a member of our Board since November 30, 2005, has been a principal in the Siegel Rich Division of Rothstein, Kass & Company, P.C. since April 2000. Rothstein, Kass is a national firm of accountants and consultants with approximately 650 members and offices in 7 cities. He specializes in providing strategic advice to business owners including mergers acquisitions strategies; succession planning; capital introductions and long range planning. In 1974, Mr. Siegel founded, and from 1974 to 1990 was managing partner of, Siegel Rich and Co, P.C., CPAs. In 1990, Siegel Rich merged into Weiser LLP, then known as M.R.Weiser & Co., LLC, a large regional firm where he had been a senior partner. In 1995, Mr. Siegel founded another firm called Siegal Rich, which became a division of Rothstein, Kass in April 2000. Mr. Siegel has been a director, trustee and officer of numerous businesses, philanthropic and civic organizations. He serves as a director and audit committee chairman of Hauppauge Digital Inc., as well as Emerging Vision Incorporated has served in a similar capacity at Oak Hall Capital Fund, Prime Motor Inns Limited Partnership, Noise Cancellation Technologies and Barpoint.com and serves as a member of the audit committee for Global Aircraft Solutions Incorporated. Mr. Siegel is the Chairman of the Audit Committee of the Board.

      Mr. Schaum has been a member of our Board since November 30, 2005. Since 1993, Mr. Schaum has served as Chairman of Newport Capital Partners, a private investment banking and financial advisory firm specializing in providing assistance to emerging growth companies in private placements, corporate governance and negotiation of mergers and acquisitions. Mr. Schaum also serves as a director and Chairman of the Audit Committee of the Quigley Corporation (NASDAQ: "QGLY"); as Chairman of Mosaic Nutraceuticals, Inc. (OTC: "MCNJ.PK"); and as a director of Camelot Entertainment Group, Inc (OTC:BB "CMEG"); Intelligent Security Networks, Inc. (OTC: "ISNT.PK") and Turboworx, Inc., a private firm specializing in high speed computation technologies. Mr. Schaum was a founder, director and treasurer of Streaming Media Corporation, and has also served as Chairman and CEO of BusinessNet Holdings Corporation; as a crisis manager for Heller Financial Corporation; as Chairman of the California Small Business Development Corporation, a private venture capital syndicate; and was the founder and Managing Director of the Center of Management Sciences, a consulting firm serving the aerospace industry. He has been a consultant on project management procedures to the Departments of the Army, Navy and Air Force, and numerous defense contractors, including General Dynamics, MacDonald-Douglas, Raytheon, Hughes Aircraft and the Logistics Management Institute. Mr. Schaum is a graduate of Phillips Andover Academy and holds a Bachelor of Science degree in Mechanical Engineering from Stanford University and an MBA degree from the Harvard Business School. He was also a member of the faculty and Defense Research Staff of the Massachusetts Institute of Technology, where he participated in the development of the computer programs for the Ballistic Missile Early Warning System. Mr. Schaum is the Chairman of the Compensation Committee of the Board.

      General Hunt, a member of our Board since November 30, 2005, graduated from the United States Military Academy in 1945 and subsequently served thirty-three years in various command and staff positions in the U.S. Army, retiring from active military service as a Major General in 1978. His last military assignment was as Director of the Office of Battlefield Systems Integration. Subsequently, General Hunt was president of Pacific Architects and Engineers in Los Angeles and Vice President of Frank E. Basil, Inc. in Washington, D.C. Since 1990, General Hunt has been a director of SafeNet Inc. (Nasdaq: SFNT), an information security technology company. He is a Freeman Scholar of the American Society of Civil Engineers and has a M.S. in Civil Engineering from the Massachusetts Institute of Technology, a M.B.A. from the University of Detroit; a Doctor of the University Degree from the University of Grenoble, France and a Doctor of Business Administration Degree from the George Washington University. General Hunt is a member of the Compensation Committee of the Board.

      Mr. Brown was Ashlin's Chief Executive Officer and Secretary from September 2004 to November 30, 2005 and was Ashlin's Chairman of the Board from May 2003 to November 30, 2005. Since November 30, 2005, Mr. Brown has served as a member of our Board of Directors. We filed for bankruptcy protection while Mr. Brown was our Chairman and CEO. Mr. Brown served as the Chief Operating Officer of Private Investor Reserves Corp., a financial services firm, from May 2000 through 2004. Mr. Brown co-founded A.S. Partners.com, Inc., an internet application service provider, and served as its Chief Executive Officer from December 1998 to April 2000. Mr. Brown is a member of the Audit Committee of the Board.

                             EXECUTIVE COMPENSATION

      The following table shows for fiscal years ended December 31, 2005, 2004 and 2003, respectively, certain compensation which we (including AIM) awarded or paid to, or which was earned from us by, the following persons (collectively, the "Named Executive Officers").

      o     Michael A. Gales, our Executive Chairman since November 30, 2005;

      o Peter D. Rettaliata, our Chief Executive Officer since November 30, 2005 and officer of AIM;

      o Dario A. Peragallo, our Executive Vice President since November 30, 2005 and officer of AIM;

      o     Luis Peragallo, a former officer of AIM who is not employed by us;

      o     Jorge Peragallo, a former officer of AIM who is not employed by us;
            and

      o James A. Brown, our Chief Executive Officer from September 26, 2004 to November 30, 2005.

      Luis Peragallo is the brother of Jorge Peragallo and the father of Dario Peragallo. Other than the Named Executive Officers, none of our executive officers earned more than $100,000 in salary and bonus for the 2005 fiscal year. Unless otherwise indicated, we did not grant stock options or restricted stock to them during the periods indicated.

                           Summary Compensation Table

                                                                                                Long Term
                                                  Annual Compensation                          Compensation
                              ----------------------------------------------------------   --------------------
                                                                                             Securities Under
                                                                                             Options Granted
Name and Principal            Fiscal                                      Other Annual     Or Restricted Stock
Position                       Year      Salary($)           Bonus($)    Compensation($)         Award (#)

Michael A. Gales,              2005     $   16,837           $  --           $  --              1,250,000 (1)
Executive Chairman             2004             --              --              --                    --
of the Company                 2003             --              --              --                    --

Peter D. Rettaliata,           2005        241,510              --              --              1,200,000 (1)
Chief Executive                2004        217,724              --              --                    --
Officer of the Company         2003        219,182              --              --                    --

Dario A. Peragallo,            2005        242,344              --              --              1,200,000 (1)
Executive Vice                 2004        197,211              --              --                    --
President of the Company       2003        151,666              --              --                    --

Luis Peragallo,                2005        297,063              --              --                    --
Former officer of AIM          2004        322,536              --              --                    --
                               2003        255,375              --              --                    --

Jorge Peragallo,               2005        226,563              --              --                    --
Former officer of AIM          2004        219,449              --              --                    --
                               2003        230,301              --              --                    --

James A. Brown,                2005         95,646              --              --                596,231 (3)
Former Chief Executive         2004         27,817 (2)          --              --                    --
Officer                        2003             --              --              --                 80,038 (3)

----------

(1) Consist of stock options to purchase shares of Common Stock, the vesting schedule and other terms of which are set forth in the footnotes to the table below under the caption "Option Grants In Last Fiscal Year (2005)".
(2) Prior to becoming our Chief Executive Officer, Mr. Brown received approximately $59,000 in consulting fees in 2004 in consideration for his services to us.
(3) Consists of shares of restricted stock and not stock options. As of August 13, 2003, Mr. Brown received 80,038 restricted shares of Common Stock, valued at $10,000. Of the 596,231 restricted shares of Common Stock granted to Mr. Brown in 2005, 100,000 shares were issued to him as of November 30, 2005 upon cancellation of the same number of shares of Gales Industries common stock (which, with a fair value of $7,000, were issued to him as of November 14, 2005 in consideration for his agreement to serve on our Board of Directors after the Merger), 240,112 shares were issued to him in January 2005 (with a fair value of $12,000) upon our emergence from bankruptcy protection, and 256,119 shares (with a fair value of $32,000) were issued to him in March 2005.

Incentive Plans

      Prior to January 28, 2005, the effective date of our Plan of Reorganization, we had outstanding stock options under our 1998 Stock Option Plan. As of January 28, 2005, all of our outstanding options were terminated pursuant to the Plan of Reorganization except options to purchase 40,018 shares of Common Stock held by Steven Pomerantz and options to purchase 4,002 shares of Common Stock held by Ted Alflen, both of whom served on our Board of Directors following our emergence from bankruptcy proceedings until the completion of the Merger. As of November 30, 2005, such stock options held by Mr. Pomerantz and Mr. Alflen were canceled.

                        Option Grants in Last Fiscal Year

      In 2004, we did not grant to any of the Named Executive Officers options to purchase shares of Common Stock. As set forth in the following table, during 2005 we granted, under our Stock Incentive Plan, the following stock options to the Named Executive Officers:

                    Option Grants In Last Fiscal Year (2005)

                                                   Number of         % of
                                                  Securities     Total Options
                                                  Underlying      Granted to
                                                    Options      Employees in      Exercise     Expiration
                                         Year       Granted       Fiscal Year       Price          Date
                                         ----    -----------     -------------     --------     ----------
Michael A. Gales ....................    2005    1,250,000 (1)       25.8%           $.22        9/26/15
Louis A. Giusto .....................    2005    1,200,000 (2)       24.7%           $.22        9/26/15
Peter D. Rettaliata .................    2005    1,200,000 (3)       24.7%           $.22        9/26/15
Dario A. Peragallo...................    2005    1,200,000 (3)       24.7%           $.22        9/26/15

--------------------------------------------------------------------------------

(1) One-fifth of such options vested as of November 30, 2005 and the balance will vest in equal increments of 250,000 shares each on the first through fourth anniversaries of September 15, 2005. The options which vested on November 30, 2005 are exercisable at $0.22 per share and the exercise price of the options vesting on each of September 15, 2006, 2007, 2008 and 2009 will be the higher of
(a) $0.22 per share or (b) the average trading price of the Common Stock for the thirty trading days ending December 15, 2005, September 15, 2006, September 15, 2007 and September 15, 2008, respectively.

(2) One-fifth of such options vested as of November 30, 2005 and the balance will vest in equal increments of 240,000 shares each on the first through fourth anniversaries of September 15, 2005. The options which vested on November 30, 2005 are exercisable at $0.22 per share and the exercise price of the options vesting on each of September 15, 2006, 2007, 2008 and 2009 will be the higher of
(a) $0.22 per share or (b) the average trading price of the Common Stock for the thirty trading days ending December 15, 2005, September 15, 2006, September 15, 2007 and September 15, 2008, respectively.

(3) One-eighth of such options vested as of November 30, 2005 and the balance will vest in equal increments of 150,000 shares each on the first through seventh anniversaries of September 15, 2005. The options which vested on November 30, 2005 are exercisable at $0.22 per share and the exercise price of the options vesting on each of September 15, 2006, 2007, 2008, 2009, 2010, 2011 and 2012 will be the higher of (a) $0.22 per share or (b) the average trading price of the Common Stock for the thirty trading days ending December 15, 2005, September 15, 2006, September 15, 2007, September 15, 2008, September 15, 2009, September 15, 2010 and September 15, 2011, respectively.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                        Option Value at December 31, 2005

                                           Number of Securities                               Value of
                                          Underlying Unexercised                       Unexercised In-The-Money
                                       Options at December 31, 2005                  Options at December 31, 2005
                                      -------------------------------              --------------------------------
                                      Exercisable       Unexercisable              Exercisable    Unexercisable (1)
                                      -----------       -------------              -----------    -----------------
Michael A. Gales   ................     250,000          1,000,000                    $40,000         $160,000
Louis A. Giusto ...................     240,000            960,000                    $38,400         $153,600
Peter D. Rettaliata  ..............     150,000          1,050,000                    $24,000         $168,000
Dario A. Peragallo ................     150,000          1,050,000                    $24,000         $168,000

      (1) The values in this column are calculated based on an assumed exercise price of $0.22 per share. However, the actual exercise price for the stock options which have not yet vested may be greater than $0.22 per share, as described in the footnotes to the table, "Option Grants In The Last Fiscal Year", above.

The last sale price of the Common Stock was $0.38 on December 30, 2005, the last trading day of 2005.

Employment Agreements

      The employment agreement of Michael A. Gales became effective as of November 30, 2005 and will terminate five years thereafter, but will be extendable for successive three one-year renewal periods unless he decides not to extend the agreement. Pursuant to his employment agreement, Mr. Gales will receive a base salary at an annual rate of $250,000, which will increase a minimum of 10% per year if our operating profits have increased by at least 5% over the preceding 12-month period. Mr. Gales will be entitled to an annual bonus to be determined by our Board of Directors but which must equal at least 50% of Mr. Gales' annual base salary. If he is dismissed without cause, Mr. Gales would be entitled to receive salary and benefits for the period which is the greater of the remaining initial term (or renewal period, as the case may be) of his employment agreement or three years. In addition, we granted to Mr. Gales, upon the execution of his employment agreement, options to purchase 1,250,000 shares of Common Stock, exercisable over a ten-year period commencing on the date of grant. See the applicable footnote under the foregoing table captioned, "Option Grants In Last Fiscal Year (2005)". Mr. Gales' employment agreement also contains restrictive covenants prohibiting Mr. Gales (i) from directly or indirectly competing with the Company, (ii) from soliciting any customer of the Company or AIM for any competitive purposes and (iii) from employing or retaining any employee of the Company or AIM or soliciting any such employee to become affiliated with any entity other than the Company or AIM during the twelve-month period commencing upon the termination of his agreement (the "Employee Restrictive Covenants").

      The employment agreement of Louis A. Giusto became effective as of November 30, 2005, and will terminate five years thereafter, but will be extendable for successive three one-year periods unless he decides not to extend the agreement. Pursuant to his employment agreement, Mr. Giusto will receive a base salary at an annual rate of $230,000. The terms of Mr. Giusto's employment agreement relating to bonus, annual increases in base salary and severance upon termination are the same as those provided for in Mr. Gales' employment agreement, the terms of which are set forth above. In addition, the Company granted to Mr. Giusto, upon the execution of his employment agreement, options to purchase 1,200,000 shares of Common Stock, exercisable over a ten-year period commencing on the date of grant. The vesting schedule and exercise price relating to Mr. Giusto's options are the same as those relating to Mr. Gales' options set forth above. Mr. Giusto's employment agreement also contains the Employee Restrictive Covenants.

      The employment agreement of Peter Rettaliata became effective as of November 30, 2005, and will terminate five years thereafter, but will be extendable for successive three one-year periods unless he or the Company decides not to extend the agreement. Pursuant to his employment agreement, Mr. Rettaliata will receive a base salary at an annual rate of $230,000, which will increase a minimum of 5% per year if our operating profits have increased by at least 5% over the preceding 12-month period, and such bonus compensation as the Board of Directors may determine. The terms of Mr. Rettaliata's employment agreement relating to severance upon termination without cause are the same as those provided for in Mr. Gales' employment agreement, the terms of which are set forth above. In addition, the Company granted to Mr. Rettaliata, upon the execution of his employment agreement, options to purchase 1,200,000 shares of Common Stock, exercisable over a ten-year period commencing on the date of grant. Please see the applicable footnote under the foregoing table captioned, "Option Grants In Last Fiscal Year (2005)". Mr. Rettaliata's employment agreement also contains the Employee Restrictive Covenants.

      The employment agreement of Dario Peragallo became effective as of November 30, 2005, and will terminate five years thereafter, but will be extendable for successive three one-year periods unless he or the Company decides not to extend the agreement. Pursuant to his employment agreement, Mr. Peragallo will receive a base salary at an annual rate of $230,000, which will increase a minimum of 5% per year if our operating profits have increased by at least 5% over the preceding 12-month period, and such bonus compensation as the Board of Directors may determine. The terms of Mr. Peragallo's employment agreement relating to severance upon termination without cause are the same as those provided for in Mr. Gales' employment agreement, the terms of which are set forth above. In addition, the Company granted to Mr. Peragallo, upon the execution of his employment agreement, options to purchase 1,200,000 shares of Common Stock, exercisable over a ten-year period commencing on the date of grant. The vesting schedule and exercise price relating to Mr. Peragallo's options are the same as those relating to Mr. Rettaliata's options set forth above. Mr. Peragallo's employment agreement also contains the Employee Restrictive Covenants.

      Pursuant to our Plan of Reorganization, Ashlin had entered into an employment agreement with James A. Brown, who at the time was Ashlin's chairman and chief executive officer. As a result of the Merger, such employment agreement was terminated as of November 30, 2005 and Mr. Brown waived all of his rights under such employment agreement.

      The Company has agreed with the Placement Agent that the employment agreements of the above-mentioned individuals will not be changed or amended without the prior consent of the Placement Agent during the two year period following the completion of the Offering and no further stock options will be granted to such individuals during such time period without the prior consent of the Placement Agent.

Director Compensation

      As a result of the Merger, we intend to adopt a new director compensation policy. Currently, we intend to provide compensation to each of our non-employee directors as follows: $10,000 per year and $1,250 per Board meeting. We anticipate adopting a more comprehensive compensation policy for our directors during the current fiscal year. In 2005, we granted to James A. Brown options to purchase 100,000 shares of Common Stock for his agreement to serve on our Board. We intend to reimburse each director for expenses related to attending Board meetings. We intend to pay an additional $3,000 per year to each independent director serving as the chairman of the audit committee or the compensation committee of the Board.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions of Ashlin Prior to the Merger:

      In connection with our Plan of Reorganization, in January 2005, we entered into an employment agreement with James A. Brown, who was then our Chief Executive Officer, and disposed of substantially all of our assets to an entity controlled by another person who had been our former Chief Executive Officer.

      Prior to becoming our Chief Executive Officer, James A. Brown received approximately $59,000 in consulting fees in 2004 in consideration for his services to us. As of August 13, 2003, Mr. Brown received 80,003 shares of Common Stock, valued at $10,000.

Transactions Relating to Gales Industries Prior to the Merger:

      In August 2005, Mr. Stephen Nagler, one of our directors, loaned $10,000 to Gales Industries. Co-investors of Mr. Nagler loaned an additional $35,000 to Gales Industries in the same financing (the "$45,000 Financing"). In connection with the $45,000 Financing, Gales Industries issued to such investors 12% convertible bridge notes (the "$45,000 Bridge Notes") in the aggregate principal amount of $45,000. The $45,000 Bridge Notes were repaid with a portion of the proceeds of the Offering. In connection with the $45,000 Financing, Gales Industries issued to the investors warrants ("$45,000 Bridge Warrants") to purchase 204,547 shares of its common stock at $0.22 per share and, as a result of the Merger, such warrants became warrants to purchase an equal number of shares of our Common Stock. The $45,000 Bridge Warrants allow for cashless exercise and have weighted-average anti-dilution protection with respect to the exercise price.

      Stephen Nagler is a partner of the law firm of Eaton & Van Winkle LLP, which was counsel to Gales Industries until the Merger and has been our counsel since November 30, 2005. In October 2004, Eaton & Van Winkle LLP and Mr. Nagler subscribed for 150,000 shares and 100,000 shares, respectively, of Gales Industries' common stock for $.00001 per share. Upon cancellation of such shares in connection with the Merger, we issued to Eaton & Van Winkle 150,000 shares of our Common Stock and issued to Mr. Nagler 100,000 shares of our Common Stock.

      In October 2004, Gales Industries issued 4,401,219 shares of its common stock to Michael Gales, its founder and Executive Chairman, and 3,404,538 shares of its common stock to Louis Giusto, its Vice Chairman, pursuant to subscriptions for such shares by such individuals. As of the same date, three of our directors (Messrs. Schaum, Siegel and Hunt) subscribed for 100,000 shares each of Gales Industries common stock. The subscription price for the shares described in this paragraph was $.00001 per share.

Transactions Relating to Air Industries Machining, Corp. Prior to the Merger:

      Prior to its Acquisition by Gales Industries, AIM leased manufacturing and office space from KPK Realty Corp. which, since October, 1974, has been owned 49% by Luis Peragallo, an officer, a director and the largest shareholder of AIM prior to its Acquisition by Gales Industries. The annual rent for such lease was approximately $300,000 plus annual real estate taxes on the leased property. Between 1989 and 1990, AIM advanced $208,233 to KPK Realty Corp. In partial repayment of such advances from AIM, rent in the amount of $22,992 in 2003, $127,737 in 2004 and $11,496 in 2005 was offset by KPK Realty Corp. from the amounts due under such lease. In addition, from 1990 to 2005, AIM was a guarantor of the mortgage (with a balance of approximately $677,000 as of September 30, 2005) on such leased property. This guaranty was terminated in connection with the Real Estate Acquisition.

      Prior to its Acquisition by Gales Industries, AIM leased manufacturing space at an annual rental of approximately $82,800, plus annual real estate taxes on such property, from DPPR Realty Corp. which, since January, 2003 has been 100% owned by Peter Rettaliata and Dario Peragallo. Prior to the Acquisition, Messrs. Rettaliata and D. Peragallo owned an aggregate of 36.84% of AIM's outstanding capital stock. Messrs. Rettaliata and D. Peragallo were officers of AIM and are officers and directors of our Company. From February 2003 to November 30, 2005, AIM was also a guarantor of the mortgage (with a balance of approximately $567,000 as of September 30, 2005) on such leased property. This guaranty was terminated in connection with the Real Estate Acquisition.

      In December, 2002, Peter Rettaliata and Dario Peragallo purchased from AIM for $257,058 an option to purchase DPPR Realty Corp. Subsequently, Mr. Rettaliata and D. Peragallo purchased DPPR Realty Corp. and each now owns 50% of DPPR Realty Corp.

      In June, 1995, an individual who held 49% of the outstanding capital stock of AIM sold such interest to Jorge Peragallo and Peter Rettaliata for cash and a $625,000 principal amount promissory note from each of Mr. J. Peragallo and Mr. Rettaliata ($1,250,000 in the aggregate). AIM guaranteed the repayment of these promissory notes, which aggregated $1,250,000 in principal amount. These promissory notes were repaid in full in June 2005.

      Peter Retttaliata, who was an officer of AIM, advanced $5,000 to AIM during 2003 and $42,678 to AIM during 2004. Dario Peragallo, who was an officer of AIM, advanced $5,000 to AIM during 2003 and $39,334 to AIM during 2004. Luis Peragallo, who was an officer of AIM, advanced $5,000 to AIM during 2003 and $18,179 to AIM during 2004. Jorge Peragallo, who was an officer of AIM, advanced $5,000 to AIM during 2003 and $38,344 to AIM during 2004. As of September 30, 2005, AIM had received an aggregate of $363,323 in loans from its officers and was obligated to repay such amount to its officers. Such amount was repaid in connection with our Acquisition of AIM. In October, 2005, AIM agreed to pay an aggregate of $225,000 to its officers to enable them to pay income taxes accrued while operating AIM as a Subchapter S corporation. Such amount was paid in connection with our Acquisition of AIM.

Transactions Relating to the Merger, Acquisition and Other Closing Transactions:

      On November 30, 2005, Gales Industries completed the acquisition (the "Acquisition") from Messrs. Luis Peragallo, Jorge Peragallo, Peter Rettaliata and Dario Peragallo (the "AIM Shareholders"), of all of the outstanding capital stock of AIM. Gales Industries had entered into a Stock Purchase Agreement with AIM and the AIM Shareholders ("Acquisition Agreement") as of July 25, 2005. The aggregate purchase price paid to the AIM Shareholders consisted of (i) $3,114,296 in cash, (ii) $1,627,262 principal amount of promissory notes, payable over five years, of which $962,000 were in the form of a secured subordinated promissory note payable to Mr. Luis Peragallo and $665,262 were in the form of unsecured convertible promissory notes ($332,631 payable to Mr. Peter Rettaliata and $332,631 payable to Mr. Dario Peragallo), convertible into shares of Common Stock at a price of $0.40 per share, and (iii) 490,060 shares of newly issued Common Stock. The 490,060 shares of Common Stock issued to the AIM Shareholders were allocated as follows: 253,214 shares to Luis Peragallo, 118,423 shares to Peter Rettaliata and 118,423 shares to Dario Peragallo. The unsecured convertible promissory notes issued to Messrs. Rettaliata and D. Peragallo will automatically be converted into Common Stock if the shares into which such notes may be converted are registered under the Securities Act and such registration has become effective. In addition to paying the cash portion of the purchase price for the Acquisition, Gales Industries distributed approximately $690,000 to the AIM Shareholders in satisfaction of certain loans from them and to enable them to pay income taxes accrued while operating AIM as a Subchapter S corporation.

      Pursuant to the Acquisition Agreement, Gales Industries paid $300,000 of legal and accounting expenses incurred by the AIM Shareholders in connection with the Acquisition.

      Our employment agreements with Messrs. Gales, Giusto, Rettaliata and D. Peragallo became effective on November 30, 2005 and we issued stock options to them as of such date. See "Executive Compensation - Employment Agreements", above.

      As of November 30, 2005, Gales Industries Acquisition Corp., Inc. completed the purchased from entities which are owned, in part, by affiliates of AIM (KPK Realty Corp. and DPPR Realty Corp.), for the aggregate purchase price $4,190,000, of the properties, described above, which were being leased by AIM prior to November 30, 2005 from such entities. The purchase price paid to KPK Realty Corp. was $2,690,000 and the purchase price paid to DPPR Realty Corp. was $1,500,000. Gales Industries Acquisition Corp., Inc. contemporaneously merged into AIM, with AIM being the surviving entity, so that AIM became the owner of such properties.

                              PLAN OF DISTRIBUTION

      All fees, costs, expenses and fees in connection with the registration of the Common Stock offered by this prospectus will be borne by us. Brokerage commissions, if any, attributable to the sale of the Common Stock will be borne by the selling security holders.

      The selling security holders may sell the Common Stock directly or through brokers, dealers or underwriters who may act solely as agents or may acquire Common Stock as principals. The selling stockholders may distribute the Common Stock in one or more of the following methods:

      o ordinary brokers transactions, which may include long or short sales;
      o transactions involving cross or block trades or otherwise on the open market;
      o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;
      o "at the market" to or through market makers or into an existing market for the Common Stock;
      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;
      o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or
      o any combination of the above, or by any other legally available means.

      Selling security holders will not be restricted as to the price or prices at which the selling security holders may sell their Common Stock. Sales of Common Stock by the selling security holders may depress the market price of our Common Stock since the number of shares which may be sold by the selling security holders is very large compared to the historical average weekly trading volume of our Common Stock, which has been quite low. Accordingly, if the selling security holders were to sell, or attempt to sell, all of such securities at once or during a short time period, we believe such a transaction would dramatically adversely affect the market price of our Common Stock.

      From time to time a selling security holder may pledge its Common Stock under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling security holder, the broker or such third party may offer and sell any pledged securities from time to time.

      In effecting sales, brokers and dealers engaged by a selling security holder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling security holder or, if the broker-dealer acts as agent for the purchaser of such Common Stock, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of shares of Common Stock at a stipulated price, and to the extent the broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire securities as principal may then resell those securities from time to time in transactions: in the over-the counter market or otherwise; at prices and on terms prevailing at the time of sale; at prices related to the then-current market price; or in negotiated transactions.

      These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of the Common Stock commissions as described above. The selling security holders may also sell the Common Stock in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

      The selling security holders and any broker-dealers or agents that participate with the selling security holders in sales of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

      GunnAllen Financial, Inc., is a registered broker dealer and NASD member firm. GunnAllen Financial served as placement agent in our the Offering and received, in addition to cash commissions, five-year warrants to purchase an aggregate of 4,090,950 shares of our Common Stock with an exercise price of $.22 per share. It also served as placement agent in a September 2005 bridge note financing in which Gales Industries raised $105,000 and, in connection therewith, GunnAllen Financial received, in addition to a cash commission, a five year warrant to purchase 47,728 shares of Common Stock with an exercise price of $.22 per share. The registration statement of which this Prospectus forms a part includes the shares underlying the warrants held by GunnAllen Financial. In addition, GunnAllen Financial has been retained by us as a financial consultant and receives cash compensation at the rate of $7,500 per month. The advisory agreement is for a minimum period of six months (until August 2006), after which we can terminate the agreement upon thirty days' notice.

      The 4,090,950 shares of Common Stock issuable upon conversion of placement agent warrants received by GunnAllen Financial in connection with the Offering are restricted from sale, transfer, assignment, pledge or hypothecation and may not be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of this registration statement except transfers of the warrants to officers or partners or registered representatives of GunnAllen Financial.

      GunnAllen Financial has indicated to us its willingness to act as selling agent on behalf of the selling shareholders named in this Prospectus under "Selling Security Holders" who purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by GunnAllen Financial would be in transactions executed by GunnAllen Financial on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. GunnAllen Financial does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through GunnAllen Financial. Further, other than their existing brokerage relationship as customers with GunnAllen Financial, no selling shareholder has any pre-arranged agreement with GunnAllen Financial to sell their securities through GunnAllen Financial.

      NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

      o it intends to take possession of the registered securities or to facilitate the transfer of such certificates;
      o     the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;
      o     whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and
      o in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling shareholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

      The selling security holders are subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the securities by the selling security holders.

      In order to comply with certain states' securities laws, if applicable, the Common Stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the securities may not be sold unless they have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

      We have agreed to indemnify each selling stockholder whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

                            DESCRIPTION OF SECURITIES

      As of August 24, 2005, our shareholders approved an amendment to our Articles of Incorporation which increased the number of our authorized shares of Common Stock, $.001 par value per share, from 30,000,000 to 150,000,000 shares, and authorized 10,000,000 shares of "blank check" preferred stock, $.001 par value per share. In connection with the Reverse Split on November 21, 2005, our total authorized Common Stock was reduced to 120,055,746 shares and our total authorized preferred stock was reduced to 8,003,716 shares.

Common Stock

      We have a total of 120,055,746 authorized shares of Common Stock, $.001 par value, of which approximately 14,723,361 shares were outstanding as of January 31, 2006.

      The holders of Common Stock are entitled to receive dividends when and as declared by the Board out of funds legally available therefore. Upon dissolution of the Company, the holders of Common Stock are entitled to share, pro rata, in the Company's net assets after payment of or provision for all debts and liabilities of the Company, and after provision for any class of Preferred Stock or other senior security which may be issued by the Company. Each share of Common Stock is entitled to participate on a pro rata basis with each other share of such stock in dividends and other distributions declared on shares of Common Stock.

      The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and may not cumulate their votes for the election of directors. The holders of Common Stock do not have preemptive rights to subscribe for additional shares of any class that may be issued by the Company, and no share of Common Stock is entitled in any manner to any preference over any other share of such stock.

Preferred Stock

      We also have authorized a total of 8,003,716 shares of "blank check" preferred stock, $.001 par value, of which 1,000 shares have been designated Series A Convertible Preferred Stock ("Preferred Stock"). 900 shares of Preferred Stock were issued in connection with the Merger and are outstanding as of January 31, 2006.

      In accordance with the Company's Articles of Incorporation, the Board of Directors may, by resolution, issue additional preferred stock in one or more series at such time or times and for such consideration as the Board of Directors may determine. The Board of Directors is expressly authorized to provide for such designations, preferences, voting power (or no voting power), relative, participating, optional or other special rights and privileges as it determines.

      The Company has the power to issue additional preferred stock, or different classes or series of preferred stock ranking senior to or on parity with the Preferred Stock as to dividend rights or rights upon liquidation, winding up, or dissolution, only with the approval or consent of at least a majority of the then-outstanding shares of Preferred Stock.

      The Company may issue additional preferred stock to effect a business combination, to raise capital or for other reasons. In addition, additional preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.

The Series A Convertible Preferred Stock

      The holders of Preferred Stock are entitled to receive payment-in-kind dividends (payable in shares of Preferred Stock), prior to and in preference to any declaration or payment of any dividend on the Common Stock, at the rate of 8% per annum. Dividends are cumulative and accrue if not paid. No dividends will accrue on shares of Preferred Stock which are issued as a dividend. If the registration statement of which this prospectus is a part is not declared effective by June 15, 2006, the dividend on the Preferred Stock will be paid in cash from the date of such default until the default is cured. Such dividends will be paid until the Preferred Stock is converted into shares of Common Stock. Fractional shares of Preferred Stock may be issued as a dividend on the Preferred Stock. Each share of Preferred Stock will have a stated value of $10,000 and such stated value will be the basis for calculating dividends on the Preferred Stock. For example, one share of Preferred Stock will accrue a dividend of .08 share of Preferred Stock per year or .02 share of Preferred Stock per quarter and, if dividends are due in cash, will accrue a dividend of $800 per year.

      Subject to adjustment, each share of Preferred Stock is convertible at the option of the holder at any time into 45,455 shares of Common Stock, at the conversion price of $0.22 per share. The Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate, at such time as the shares of Common Stock underlying the Preferred Stock have been registered for resale under the Securities Act and the registration statement with respect to such shares has been declared effective. Any fractional share of Common Stock issuable upon conversion of any holder's Preferred Stock will be rounded up to a whole share of Common Stock.

      Without the approval of the holders of at least a majority of the outstanding Preferred Stock voting together as a single class on an as-if-converted to Common Stock basis, the Company will not take any action to
(i) alter, change or amend preferences, privileges or rights of the Preferred Stock, (ii) redeem shares of Preferred Stock or Common Stock, (iii) pay or declare any dividends (other than dividends on the Preferred Stock) or make any other distributions on the Company's capital stock, or (iv) authorize, create and/or issue capital stock with rights or privileges that are or superior to the Preferred Stock.

      The Preferred Stock has anti-dilution protection on a weighted-average basis in the event of future issuances of Common Stock (or securities convertible into Common Stock) at a price (or conversion price) below the price at which the Preferred Stock may be converted into Common Stock, which is $0.22 per share. No such anti-dilution adjustment will be made in the case of the issuance of (i) any shares or other securities in connection with any employee, management or director stock option or incentive plans; (ii) any shares or other securities in connection with any acquisition or merger transactions entered into by the Company or its subsidiaries; (iii) any shares or other securities to the Placement Agent; (iv) any shares of Common Stock issuable upon conversion of the Preferred Stock; and (v) any shares or other securities outstanding as of November 30, 2005 or to be outstanding upon conversion or exercise of such securities.

      The holders of the Preferred Stock do not have any voting rights on matters with respect to which the holders of the Common Stock may vote until six months after the earlier of the termination or the final closing of the Offering, except that the holders of Preferred Stock may vote as a class with respect to the protective provisions relating to the Preferred Stock, set forth in the second preceding paragraph. After such six-month period, the holders of the Preferred Stock will have voting rights as though their shares of Preferred Stock were converted into Common Stock. In addition, the holders of Preferred Stock will vote on an as-if-converted basis if the Company defaults in its obligation to timely file a registration statement with respect to the Common Stock into which the Preferred Stock is convertible and such default is continuing.

      The registration statement of which this prospectus is a part registers all shares of Common Stock issuable upon conversion of the outstanding Preferred Stock and all shares of Preferred Stock which may be issued as dividends during a six-month period following their date of issuance. The holder of the Preferred Stock may transfer to a transferee of Preferred Stock the registration rights with respect to the Preferred Stock. The registration rights of any holder of Preferred Stock will terminate at the earlier of (i) two years from the earlier of the termination or the final closing of the Offering, or (ii) the date as of which all shares of Common Stock underlying such holder's Preferred Stock can be sold in any three-month period without volume restriction in compliance with Rule 144 under the Securities Act. If a registration statement is not declared effective by June 15, 2006, the dividend on the Preferred Stock is required to be paid in cash from the date of such default until the default is cured.

      In the event of any liquidation or winding up of the Company, the holders of Preferred Stock will be entitled to receive, in preference to the holders of Common Stock, an amount equal to two times the stated value of the Preferred Stock, plus any dividends thereon ("Liquidation Payment"). Thereafter, the remaining assets of the Company will be distributed ratably to the holders of Common Stock. If the assets of the Company are insufficient to permit the full payment of the Liquidation Payment, then the assets will be distributed pro rata among the holders of the Preferred Stock.

                            SELLING SECURITY HOLDERS

      Based on information provided by the selling security holders, the table below sets forth certain information, as of January 31, 2006 unless otherwise noted, regarding the selling security holders.

      Percentage ownership of common stock is based on 14,723,361shares of our Common Stock outstanding as of January 31, 2006. In addition, the table below assumes, for calculating each selling security holder's beneficial ownership, that options, warrants and convertible securities held by such security holder (but not, unless otherwise noted, those held by any other person) that are exercisable within 60 days as of January 31, 2006, have been exercised and converted and the shares underlying them added to the number of shares of our Common Stock deemed to be outstanding. For purposes of calculating the post-offering ownership of each selling security holder, the table also assumes the sale of all of the securities being offered by such selling security holder.

      The second column in the table below lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on his/her ownership of the shares of our Common Stock.

      The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

      The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

      Each of the nine members of our Board of Directors has agreed to a lock-up of their restricted shares (including shares underlying any options, warrants or convertible securities) of Common Stock until November 30, 2006.

      The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                                                       Common stock beneficially owned after
                                                                                                    the offering
Name of selling security holders                   Number of
                                                   shares of
                                                   common stock
                                                   beneficially       Number of
                                                   owned prior to     shares being                           Percentage of
                                                   the offering       offered           Number of shares   outstanding shares
Company Officers and Directors and Certain
Designees:

Michael Gales (1)                                      4,326,219         4,076,219          250,000                *
Louis Giusto (2)                                       3,644,538         3,404,538          240,000                *
Peter Rettaliata (3)                                   1,100,000          950,000           150,000                *
Dario Peragallo (3)                                    1,100,000          950,000           150,000                *
Luis Peragallo (4)                                      253,214           253,214              0                   0
Seymour Siegel (5)                                      100,000           100,000              0                   0
Rounsevelle Schaum (5)                                  100,000           100,000              0                   0
Ira A. Hunt, Jr. (5)                                    100,000           100,000              0                   0
Stephen Nagler (6)                                      145,455           145,455              0                   0
ECH Consulting, Inc. (7)                                325,000           325,000              0                   0
Croft Investments Limited Partnership (8)               250,000           250,000              0                   0

Atlas Capital Services, LLC and Designees: (9)

ACS Holdings, LLC                                       876,705           876,705              0                   0
Edward Wahrsager                                        50,000            50,000               0                   0
Robert A. Schecter                                      185,546           185,546              0                   0
Shimon S. Fishman                                       46,387            46,387               0                   0
Steven Pollan                                           318,592           318,592              0                   0
Atlas Capital Services, LLC                             635,425           635,425              0                   0

$45,000 Bridge Financing Warrants: (10)

Rhoda Lewis                                             45,455            45,455               0                   0
MTP Operating Corp.                                     45,455            45,455               0                   0
Marilyn Thypin                                          68,182            68,182               0                   0

$105,000 Bridge Financing Warrants: (11)

Stephen Caragol                                         340,909           340,909              0                   0
Frank and Cynthia Gasztonyi                             136,364           136,364              0                   0

Placement Agent:

GunnAllen Financial Services, Inc.(12)                 4,138,678         4,138,678             0                   0

Previous Ashlin Shareholders:

James Brown (13)                                        676,268           676,268              0                   0
Robert Africk (14)                                      80,038            80,038               0                   0
Global Business Resources, Inc. (15)                    80,038            80,038               0                   0

Shares Representing Dividends for Preferred
Stockholders: (16)                                     1,636,380         1,636,380             0                   0

Preferred Stockholders from
First Closing of Offering: (17)

IRA FBO James L.
Robbins
Pershing LLC As Custodian                               227,275           227,275              0                   0
IRA FBO James J. O'Neill
Pershing LLC As Custodian                               113,638           113,638              0                   0

IRA FBO Theodore Haberer
Pershing LLC As Custodian
Roth Account                                            113,638           113,638              0                   0
IRA FBO John Carlson
Pershing LLC As Custodian                               113,638           113,638              0                   0
IRA FBO Larry W. Williams
Pershing LLC As Custodian                               113,638           113,638              0                   0

IRA FBO Joseph P. Chrisman
Pershing LLC As Custodian
Rollover Account                                        227,275           227,275              0                   0
IRA FBO Thomas A. Ross
Pershing LLC As Custodian                               113,638           113,638              0                   0
IRA FBO Don
Walker
Pershing LLC As
Custodian
Rollover Account                                        113,638           113,638              0                   0
IRA FBO Andrew McClure
Pershing LLC As Custodian
Rollover Account                                        113,638           113,638              0                   0
IRA FBO Allen Ruth
Pershing LLC As Custodian
Rollover Account                                        113,638           113,638              0                   0
IRA FBO Arthur Kenyon
Pershing LLC As Custodian                               113,638           113,638              0                   0
IRA FBO George A.
Lee
Pershing LLC As
Custodian
Rollover Account                                        454,550           454,550              0                   0
Michelle Levite DDS
PSP - Pershing LLC As Custodian                         227,275           227,275              0                   0
IRA FBO Sandra Rake
Pershing LLC As Custodian
Rollover Account                                        113,638           113,638              0                   0
IRA FBO Walter G. Clemons
Pershing LLC As Custodian                               113,638           113,638              0                   0
IRA FBO Stanley
Watkins
Pershing LLC As Custodian                               113,638           113,638              0                   0
IRA FBO Mike
Cushner
Pershing LLC As Custodian                               113,638           113,638              0                   0
James Wickenden                                         909,100           909,100              0                   0
Leon Cooprider                                          113,638           113,638              0                   0
Jonathan Kratter
&
Lisa Kratter JT TEN                                    1,363,650         1,363,650             0                   0
Mickey D. Tucker &
Shelley A. Tucker JT WROS
c/o Refinery Specialties                                113,638           113,638              0                   0
Dave Dhondt                                             227,275           227,275              0                   0
Timothy Wallace &
Lisa B. Wallace JT TEN                                  159,093           159,093              0                   0
TWM Capital, LP                                        1,136,375         1,136,375             0                   0
Gordon Van Vliet                                        454,550           454,550              0                   0
Mark Heiman                                             909,100           909,100              0                   0
David C. Megan                                          454,550           454,550              0                   0
Charles R. Costa &
Carol Costa JT TEN                                      227,275           227,275              0                   0
Alan Harney &
Margie A. Harney JT TEN                                 227,275           227,275              0                   0
Paul Whitcomb                                           227,275           227,275              0                   0
Stuart A. Becker                                        227,275           227,275              0                   0
Stuart Heller                                           454,550           454,550              0                   0

James A. Mastrocola                                     340,913           340,913              0                   0
Randy McFarland
Defined Benefit Plan                                    454,550           454,550              0                   0
Lon Rake                                                227,275           227,275              0                   0
Louis Suglia                                            454,550           454,550              0                   0
Robert Olivadoti &
Lana Olivadoti JT TEN                                   340,913           340,913              0                   0
Kaushik B. Patel                                        113,638           113,638              0                   0
John Signorelli &
Kathleen Signorelli JT TEN                              113,638           113,638              0                   0
BNT Erosion Control
Attn: Toby Salgado                                      568,188           568,188              0                   0
Mathew Zacharia                                         113,638           113,638              0                   0
Barry A. Clark                                          113,638           113,638              0                   0
Paul Gittelson                                          113,638           113,638              0                   0
Chuck Ennis                                             227,275           227,275              0                   0
Daniel Farrell &
Roni Farrell JT TEN                                     113,638           113,638              0                   0
Andrew McClure                                          113,638           113,638              0                   0
William Lynch Defined Benefit Pl
William H. Lynch TTEE                                   227,275           227,275              0                   0
Steven S. Cole &
Anat Cole JT TEN                                        113,638           113,638              0                   0
James F. Selander                                       113,638           113,638              0                   0
Stephan Gais                                            909,100           909,100              0                   0
Robert Wolf
L Wolf Company                                          113,638           113,638              0                   0
Carl & Phillis Elkins Trust
UAD 8/17/98
Carl A. Elkins TTEE                                     454,550           454,550              0                   0
Anthony Rakos &
Dorothy L. Rakos JT WROS                                113,638           113,638              0                   0
Off Shore Drywall, Inc.
c/o Glen R. Goodsell                                    227,275           227,275              0                   0
J & B Rentals Inc.                                      227,275           227,275              0                   0
Gerald W. Moreland                                      113,638           113,638              0                   0
Moreland Crosby
Industries
Attn: Gerald Moreland                                   113,638           113,638              0                   0
Jochen Burrichter
c/o Hengeler Mueller                                    454,550           454,550              0                   0
Jack Friedman                                           454,550           454,550              0                   0
Daniel A. Diaz                                          454,550           454,550              0                   0
Dr. Herbert Goldberg &
Rosalie Goldberg JT TEN                                 172,729           172,729              0                   0
Joe Pillari &
Loretta Pillari JT TEN                                  227,275           227,275              0                   0
Theodore Brayer & Marilouise Brayer JT TEN              114,911           114,911              0                   0
Joseph Zappulla &
Lawrence F. Frasca TEN COM                              113,638           113,638              0                   0

James Herold                                            113,638           113,638              0                   0
Jerred D. Ruble                                         454,550           454,550              0                   0
Patrick Boyce &
Sonja Boyce JT TEN                                      227,275           227,275              0                   0
Eric Billingsley                                        227,275           227,275              0                   0
George E. Foote                                         454,550           454,550              0                   0
John Bridwell                                           454,550           454,550              0                   0
Betty Bridwell                                          454,550           454,550              0                   0
James Jones &
Diana Jones JT TEN                                      227,275           227,275              0                   0
Greg Small
c/o Deloitte & Touche                                   227,275           227,275              0                   0
Dave Tennant                                            454,550           454,550              0                   0
Patrick Sherman                                         227,275           227,275              0                   0
Kalman Pila                                             227,275           227,275              0                   0
Tim P. Baldwin, Jr.                                     227,275           227,275              0                   0
The Larsen 2000 Revocable Trust
UAD 7/26/00
David L. Larsen & Kristen B. Larsen TTEES               227,275           227,275              0                   0
Paul P. Pompa, Jr.                                      454,550           454,550              0                   0
Jerome A. Shinkay                                       113,638           113,638              0                   0
Ty P. Johnston                                          227,275           227,275              0                   0
David Kincheloe                                         454,550           454,550              0                   0
Caroline Rispoli &
Joseph Rispoli JT TEN                                   227,275           227,275              0                   0
Pedro Hernandez                                         159,093           159,093              0                   0
Mansukh Pipaliya                                        113,638           113,638              0                   0
Steve W. Thompson                                       340,913           340,913              0                   0
Theodore Green                                          113,638           113,638              0                   0
John Klopp                                              227,275           227,275              0                   0
Ronnie Kirkland                                         113,638           113,638              0                   0
Jerry H. Chitwood                                       172,729           172,729              0                   0
Jason Salgado &
Jamie Salgado JT TEN                                    113,638           113,638              0                   0
Joseph G. Albano &
Louise A. Albano JT TEN                                 113,638           113,638              0                   0
Scott Evanter                                           227,275           227,275              0                   0
Thomas Prendergast                                      454,550           454,550              0                   0
Jeffrey A. Grossman
& Elizabeth Grace JT TEN                                113,638           113,638              0                   0
Ken W. Chism                                            454,550           454,550              0                   0
Christopher P. Schlieker                                113,638           113,638              0                   0
Charles S. Madden                                       113,638           113,638              0                   0
Dave Ertler                                             227,275           227,275              0                   0
David Cheung
Kwok Shwg Import Export                                 454,550           454,550              0                   0
PCR Inc.                                                113,638           113,638              0                   0
Jay A. Hintze                                           227,275           227,275              0                   0
Charles A. Rizzuto Sr.                                  113,638           113,638              0                   0
John William Long Rev Trust

John William Long TTEE
DTD 7/2/92                                              113,638           113,638              0                   0
Paul Goudie                                             113,638           113,638              0                   0
Joseph J. Perrini &
Tessie Perrini JT TEN                                   213,639           213,639              0                   0
Doug Ross & Lidia Ross JT TEN                           681,825           681,825              0                   0
Robert A. Loe                                           227,275           227,275              0                   0
George D. Johnston
c/o Balfrey & Johnston Inc.                             113,638           113,638              0                   0
Pat McQuillan                                           113,638           113,638              0                   0
James H. Landers &
Agnes L. Miller JT TEN                                  227,275           227,275              0                   0
William H. Reynolds                                     113,638           113,638              0                   0
Preston Morris                                          136,365           136,365              0                   0
Joseph A. Santoro                                       318,185           318,185              0                   0
George M. Martin                                        113,638           113,638              0                   0
James E. Clark                                          227,275           227,275              0                   0
Ira Agustus Hunt, Jr. & Maria P. Hunt (5)               454,550           454,550              0                   0

Preferred Stockholders from
Second Closing of Offering: (18)

Douglas Coleman                                         113,638           113,638              0                   0
John Duncan                                             454,550           454,550              0                   0
J. J. Pierce                                            227,275           227,275              0                   0
E. Scott Nolan                                          113,638           113,638              0                   0
James E. Clark                                          227,275           227,275              0                   0
D. Dale Bryant                                          113,638           113,638              0                   0
Phillip E. Thompson                                     113,638           113,638              0                   0
Abraham M. Fishoff                                      909,100           909,100              0                   0
C & G Family Christopher J. Heller &
Geneva C. Heller TTEES UAD
12/26/1991                                              227,275           227,275              0                   0
James Herold                                            113,638           113,638              0                   0
James A. Dailey, Jr. & Lisa A. Dailey JT TEN            113,638           113,638              0                   0
Piotr D. Moncarz                                        113,638           113,638              0                   0
Doug Ross & Lidia Ross JT TEN                           113,638           113,638              0                   0
Joseph A. Santoro
PSP - Pershing LLC As Custodian                         136,365           136,365              0                   0
C. Eric Mayer                                           113,638           113,638              0                   0

Jeffrey A. Grossman& Elizabeth Grace JT TEN             113,638           113,638              0                   0
Joseph G. Albano & Louise A. Albano JT TEN              45,455            45,455               0                   0
Joseph Zappulla & Lawrence F. Frasca TEN COM            45,455            45,455               0                   0
Ira A. Hunt, Jr. &  Maria P. Hunt (5)                   227,275           227,275              0                   0
Jason Salgado & Jamie Salgado JT TEN                    227,275           227,275              0                   0
Bernard Klein                                           227,275           227,275              0                   0
Michael E. Rose                                         90,910            90,910               0                   0

Mary O'Neil Revocable Trust
Mary R. & James J. O'Neil TTEE
UA DTD 3/25/00                                          86,365            86,365               0                   0
Joseph J. Perrini & Tessie Perrini JT TEN               250,003           250,003              0                   0
Randy McFarland
Defined Benefit Plan                                    454,550           454,550              0                   0
Marty Johnson                                           113,638           113,638              0                   0
Ronald M. Diaz & Sonja Diaz JT TEN                      136,365           136,365              0                   0
James A. Mastrocola                                     113,638           113,638              0                   0
Jonathan Kratter & Lisa Kratter JT TEN                  227,275           227,275              0                   0
Jonathan Webb                                           113,638           113,638              0                   0
Herman Moskowitz                                        113,638           113,638              0                   0
Chuck Ennis                                             48,728            48,728               0                   0
David Davis                                             113,547           113,547              0                   0
Brooklyn Property Management, Ltd.                      227,275           227,275              0                   0
Huffman Development Corp
Attn: Mr. Rod Huffman                                   113,638           113,638              0                   0
Shirlee Gordon                                          56,819            56,819               0                   0
Melvin S. Jacobson & Cynthia Jacobson JT WROS           454,550           454,550              0                   0
Adam Harris                                             113,638           113,638              0                   0
Pat McQuillan                                           113,638           113,638              0                   0
George E. Foote                                         227,275           227,275              0                   0
Dave Tennant                                            454,550           454,550              0                   0
Dr. Herbert Goldberg & Rosalie Goldberg JT TEN          54,546            54,546               0                   0
Larry Edgar                                             113,638           113,638              0                   0
Larry Gelbfish                                          454,550           454,550              0                   0
Allan S. Kalt Revocable Trust
UAD 2/11/98 Alan S. Kalt TTEE                           113,638           113,638              0                   0
William B. Perillo & Martha Perillo                     681,825           681,825              0                   0
Lina R. Merlino                                         227,275           227,275              0                   0
Luis Peragallo & Lucia Peragallo (4)                    670,553           670,553              0                   0
   Totals:                                            61,714,388        60,924,388

----------

*     Less than 1%

(1) Beneficially owned shares consist of 4,076,219 shares of Common Stock and vested options exercisable for 250,000 shares of Common Stock at $0.22 per share. Mr. Gales acquired the 4,076,219 shares of our Common Stock as of November 30, 2005 in exchange for the cancellation of the same number of shares of Gales Industries common stock. Mr. Gales was the Executive Chairman of Gales Industries and, as of November 30, 2005, became our Executive Chairman.

(2) Beneficially owned shares consist of 3,404,538 shares of Common Stock and vested options exercisable for 240,000 shares of Common Stock at $0.22 per share. Mr. Giusto acquired the 3,404,538 shares of our Common Stock as of November 30, 2005 in exchange for the cancellation of the same number of shares of Gales Industries common stock. Mr. Giusto was the Chief Financial Officer of Gales Industries and, as of November 30, 2005, became our Chief Financial Officer, Treasurer and Vice Chairman.

(3) Beneficially owned shares for each of Mr. Rettaliata and Mr. Peragallo consist of 118,423 shares of Common Stock, vested options exercisable into 150,000 shares of Common Stock at $0.22 per share and a convertible note in the principal amount of $332,631, convertible into 831,577 shares of Common Stock, all of which were acquired as of November 30, 2005 in connection with the Acquisition and the Merger. Mr. Rettaliata has been President of AIM and, as of November 30, 2005, became a director of the Company as well as its President and Chief Executive Officer. As of November 30, 2005, Dario Peragallo became one of our directors as well as our Executive Vice President.

(4) Mr. Luis Peragallo was an officer and major shareholder of AIM prior to November 30, 2005 and is the brother of Jorge Peragallo and father of Dario Peragallo. He acquired such 253,214 shares of Common Stock in connection with the Acquisition on such date. In addition, jointly with his spouse on December 15, 2005, Luis Peragallo acquired shares of our Preferred Stock which can be converted at any time into 670,553 shares of Common Stock.

(5) Messrs. Siegel, Schaum and Hunt are members of our Board of Directors. General Hunt, jointly with his wife, is also the holder of Preferred Stock, convertible into an aggregate of 681,775 shares of Common Stock, which were purchased in the Offering.

(6) Beneficially owned shares consist of 100,000 shares of Common Stock, which Mr. Nagler acquired in exchange for Gales Industries common stock which he subscribed for in October 2004, and 45,455 shares of Common Stock issuable upon exercise of a warrant at $0.22 per share. Such warrants were granted to Mr. Nagler when he invested in a Gales Industries bridge financing in August 2005. Mr. Nagler, our Secretary and a member of our Board, is a partner of Eaton & Van Winkle LLP, a law firm which is our counsel and, prior to November 30, 2005, was counsel to Gales Industries.

(7) ECH Consulting, Inc. is a consultant to us. Its 325,000 Shares of Common Stock were part of a finders' fee which was paid in connection with our PNC Bank loan facility which we entered into on November 30, 2005. Such 325,000 shares were contributed to ECH Consulting, Inc. by Michael Gales and did not require the additional issuance of shares by us.

(8) Croft Investments Limited Partnership acquired the 250,000 shares of Common Stock as of November 30, 2005 in exchange for the cancellation of the same number of shares of Gales Industries common stock. Mr. Milton Barbarosh who controls Croft Investments, acquired such Gales Industries shares through subscription as of October 28, 2004.

(9) Atlas Capital Services, LLC, which we believe is currently one of the largest holders of outstanding Common Stock, was entitled to acquire 1,477,230 shares of our Common Stock as of November 30, 2005 in exchange for the cancellation of the same number of shares of its Gales Industries common stock and instructed us to issue such 1,477,230 shares of Common Stock to its designees (ACS Holdings, LLC, Edward Wahrsager, Robert A. Schecter, Shimon S. Fishman and Steven Pollan) in the amounts set forth in the table opposite the names of such designees. Atlas Capital Services, LLC holds 226,334 shares of Common Stock, which it acquired by converting a convertible promissory note issued by us in the principal amount of $22,500, and also holds a warrant to purchase 409,091 shares of Common Stock at the exercise price of $.055 per share. It acquired such warrant from us in February 2005 in connection with its purchase of such $22,500 convertible note from us.

(10) Rhoda Lewis, MTP Operating Corp., Stephen Nagler and Marilyn Thypin were investors in a convertible bridge note financing, completed in August 2005, in which Gales Industries raised $45,000 and issued to the investors, along with $45,000 principal amount of convertible notes, warrants exercisable into an aggregate of 204,545 shares of Gales Industries common stock at the exercise price of $0.22 per share. These warrants allow for cashless exercise. These warrants were automatically converted as of November 30, 2005 into warrants exercisable into the same number of shares of our Common Stock upon the same terms. The 45,455 shares set forth next to each of Rhoda Lewis' and MTP Operating Corp.'s name, 45,455 of the shares set forth next to Stephen Nagler's name (see note 6 to this table), and the 68,182 shares set forth next to Marilyn Thypin's name, represent shares of Common Stock issuable upon exercise of such warrants.

(11) Stephen Caragol and Frank and Cynthia Gasztonyi were investors in a bridge note financing (the $105,000 Bridge Financing"), completed in September 2005, in which Gales Industries raised $105,000 and issued to the investors, along with $105,000 principal amount of notes, warrants exercisable into an aggregate of 477,273 shares of Gales Industries common stock at the exercise price of $0.22 per share. These warrants allow for cashless exercise. These warrants were automatically converted as of November 30, 2005 into warrants exercisable into the same number of shares of our Common Stock upon the same terms. The 340,909 shares set forth next to Stephen Caragol's name, and the 136,364 shares set forth next to Frank and Cynthia Gasztonyi's names, represent shares of Common Stock issuable upon exercise of such warrants. A warrant to purchase 47,728 shares was issued to the placement agent in the $105,000 Bridge Financing (see note
      12).

(12) GunnAllen Financial, Inc. was the placement agent for the Offering and the $105,000 Bridge Financing and serves as a consultant to us. The 4,138,678 shares represent shares of Common Stock issuable to GunnAllen upon exercise of placement warrants which were issued to GunnAllen in connection with the Offering in December 2005 and the $105,000 Bridge Financing in September 2005. The placement agent warrants from the Offering may be exercised until December 15, 2010 into a total of 4,090,950 shares of Common Stock and the placement agent warrants from the $105,000 Bridge Financing may be exercised until September 2010 into a total of 47,728 shares of Common Stock. All of such warrants have an exercise price of $0.22 per share and allow for cashless exercise. GunnAllen Financial is an NASD member brokerage firm and a registered broker dealer. It is controlled by Richard A. Frueh, who has the control and power to vote and/or sell the securities held by GunnAllen Financial.

(13) James A. Brown is a member of our Board of Directors and, until November 30, 2005, was our Chairman, Chief Executive Officer and Secretary. Of his 676,268 shares of Common Stock, 100,000 shares were issued to him on November 30, 2005 upon cancellation of the same number of shares of Gales Industries common stock (which were issued to him as of November 14, 2005 in connection with his agreement to serve on our Board), approximately 256,119 shares were issued to him in March 2005 in connection with our Plan of Reorganization, approximately 240,112 shares were issued to him in January 2005 in connection with our Plan of Reorganization, and approximately 80,038 shares were issued to him in August 2003 in connection with his services on our Board.

(14) Robert Africk was a consultant to us until November 30, 2005. We issued to him his 80,038 shares of Common Stock as of September 16, 2005 in consideration for consulting services.

(15) We issued to Global Business Resources, Inc. its 80,038 shares of Common Stock in March 2005 in consideration for consulting services.

(16) The holders of Preferred Stock are entitled to receive dividends of 8% per annum payable in shares of Preferred Stock (the "PIK Dividends"). The 1,636,380 shares of Common Stock represent shares of Common Stock issuable upon conversion of PIK Dividends which would accrue if all of the Preferred Stock remained outstanding for six months from the date of their original issuance.

(17) These selling stockholders were investors in the first closing of the Offering on November 30, 2005. All of the shares listed opposite their names represent shares of Common Stock issuable upon conversion of the Preferred Stock which they purchased in connection with the Offering. Ira
      A. Hunt is a member of our Board of Directors.

(18) These selling stockholders were investors in the second closing of the Offering on December 15, 2005. All of the shares listed opposite their names represent shares of Common Stock issuable upon conversion of the Preferred Stock which they purchased in connection with the Offering. Ira
      A. Hunt is a member of our Board of Directors. Luis Peragallo was an Officer and major shareholder of AIM prior to November 30, 2005 and is the brother of Jorge Peragallo and the father of Dario Peragallo.

                      MARKET PRICE OF AND DIVIDENDS ON OUR
                            COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

      Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol "ASHN" ("ASHD" prior to the Reverse Split on November 21, 2005). Prior to the effectiveness of our Plan of Reorganization, our symbol was "HNNS". The prices set forth below reflect the quarterly high and low sale price information for shares of our Common Stock during the last two fiscal years. These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. There were no trades of our securities on the OTCBB prior to October 4, 2000.

2005 Quarter Ended                           High                     Low
------------------                          -----                    -----

 December 31, 2005                          $0.85                    $0.11
September 30, 2005                          $0.15                    $0.07
   June 30, 2005                             0.10                     0.06
  March 31, 2005                             0.18                     0.05

2004 Quarter Ended                           High                     Low
------------------                          -----                    -----

 December 31, 2004                          $0.07                    $0.01
September 30, 2004                           0.25                     0.06
   June 30, 2004                             0.75                     0.18
  March 31, 2004                             0.68                     0.13

2003 Quarter Ended                           High                     Low
------------------                          -----                    -----

 December 31, 2003                          $0.53                    $0.11
September 30, 2003                           0.60                     0.07
   June 30, 2003                             0.10                     0.04
  March 31, 2003                             0.05                     0.04

      As of January 13, 2006, there were approximately 77 holders of record of our Common Stock and approximately 164 holders of record of our Preferred Stock.

      Prior to June 29, 2000, we were not a reporting company and were not required to file quarterly, annual, and other reports with the SEC.

      We have not declared or paid any cash dividends on our Common Stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements, and other factors deemed relevant by our Board of Directors. Prior to the Merger, AIM was a Subchapter S corporation and made distributions to its shareholders to enable them to pay income taxes on their allocable portion of the Company's income.

      As of January 31, 2006, approximately 52,652,245 shares of our Common Stock were subject to issuance upon exercise or conversion of outstanding options or warrants to purchase, or securities convertible into, shares of Common Stock.

      The following table provides information as of December 31, 2005 about our equity compensation plans and arrangements as of December 31, 2005.

            Equity Compensation Plan Information - December 31, 2005

                                                                                                       (c)
                                                                                               Number of securities
                                                                                             remaining available for
                                               (a)                         (b)                future issuance under
                                     Number of securities to        Weighted-average           equity compensation
                                     be issued upon exercise        exercise price of            plans (excluding
                                     of outstanding options,      outstanding options,       securities reflected in
        Plan Category                  warrants and rights         warrants and rights             column (a))
-------------------------------      -----------------------      --------------------       -----------------------

  Equity compensation plans
 approved by security holders
             (1)                               --                         $ --                         --
-------------------------------      -----------------------      --------------------       -----------------------
Equity compensation plans not
 approved by security holders
             (2)                            4,850,000                     $.22                      5,150,000
-------------------------------      -----------------------      --------------------       -----------------------

         Total (1)(2)                       4,850,000                     $.22                      5,150,000
===============================      =======================      ====================       =======================

(1) All of the options previously granted under our 1998 Stock Option Plan were terminated or cancelled during 2005. We terminated our 1998 Stock Option Plan following the Merger.

(2) Our 2005 Stock Incentive Plan has been approved by written consent of our shareholders holding a majority of our voting stock and an information statement with respect to such plan has been mailed to our shareholders pursuant to Regulation 14C under the Exchange Act. In connection with the Merger, our Board adopted our 2005 Stock Incentive Plan, and issued stock options to our new executive officers. The vesting and exercise prices of the 4,850,000 options which we granted to executive officers in 2005 are described above in the footnotes under "Executive Compensation - Option Grants In Last Fiscal Period".

Transfer Agent

      Florida Atlantic Stock Transfer, with offices at 7130 N. Nob Hill Road, Tamarac, Florida 33321-1841, is the registrar and transfer agent for our Common Stock. American Stock Transfer & Trust Company, with offices at 59 Maiden Lane, New York, New York 10038, is the registrar and transfer agent for our Preferred Stock.

Penny Stock Regulations

      The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. The Company's Common Stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

      For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of investors to sell our Common Stock in the secondary market. Such rules may also cause fewer broker-dealers to be willing to make a market in our Common Stock, and it may affect the level of news coverage we receive.

                                LEGAL PROCEEDINGS

      A legal action seeking $5,000,000 has been brought against AIM by an independent contractor for personal injury allegedly caused by a fall in AIM's premises. AIM has insurance coverage in the amount of $4,000,000. At a settlement mediation, the plaintiff made a demand of $2,000,000. The Company believes that any liability accruing to AIM in this case will not exceed the insurance coverage maintained by AIM for personal injury.

      We were involved in litigation with J.C. Herbert Bryant, III, a former officer, director and shareholder of our Company, and KMS-Thin Tab 100, Inc., which was settled in September 2002. As part of the settlement, we entered into a distribution agreement with Mr. Bryant, beginning on September 26, 2002 and ending on September 25, 2007, permitting Mr. Bryant to purchase certain products from us and to exclusively distribute those products in Florida from Orlando south. In October 2003, we terminated the distribution agreement with KMS based on KMS's breach of material terms of the agreement. On December 1, 2003, we filed suit against KMS-Thin Tab 100, Inc. in the Palm Beach County Circuit Court (Case No. 2003CA012757XXCDAN) for breach of contract, trademark infringement and for a declaration of rights that the distribution agreement is terminated and of no further force and effect. KMS answered the complaint and filed its own counterclaim for fraud in the inducement, trademark infringement, dilution and fraudulent misrepresentation; the fraud-based counterclaims were dismissed with prejudice by the Court on summary judgment. KMS subsequently amended its counterclaim to allege a breach of contract under the distribution agreement. In January 2005, the State Court in Florida ruled that neither party should prevail, and rejected a request for attorney's fees by KMS-Thin Tab 100 Inc., thus adjudicating the matter. KMS-Thin Tab 100 Inc. subsequently filed a notice of appeal.

      Subsequently, on July 29, 2005, the 4th District Court of Appeals granted our motion to dismiss the appeal by KMS-Thin Tab 100 Inc. We are not aware of any other outstanding litigation.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

      (a) On December 15, 2005, we appointed the firm of Goldstein Golub Kessler LLP ("GGK") as our independent auditor and, as of such date, dismissed the firm of Daszkal Bolton LLP ("DB"), which had been serving as our independent auditor up to such date. The change in auditors is in connection with the Merger which occurred on November 30, 2005 and the change in control of the Company relating thereto.

      (b) The reports of DB on our financial statements for the fiscal years ended December 31, 2004 and December 31, 2003 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles, except that such reports of DB express "substantial doubt about our ability to continue as a going concern" and state that "The financial statements do not include any adjustments that might result from the outcome of this uncertainty". These "going concern" qualifications relate only to periods prior to November 30, 2005 and do not relate to the financial statements of Gales Industries or AIM. During the fiscal years ending December 31, 2004 and December 31, 2003 and the period from January 1, 2005 to December 15, 2005, we did not have any disagreements (within the meaning of Instruction 4 of Item 304 of Regulation S-K) with DB as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there have been no reportable events (as defined in Item 304 of Regulation S-K).

      (c) We have not consulted with GGK regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements during the two most recent fiscal years through the present.

      (d) The dismissal of DB and appointment of GGK as our independent auditor was approved by our Board of Directors on December 15, 2005.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article Tenth of our Articles of Incorporation and VII of our By-laws provide for the indemnification of directors to the fullest extent permissible under Florida law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

      Our counsel, Eaton & Van Winkle LLP, located in New York, New York, is passing upon the validity of the issuance of the shares of Common Stock that are being offered pursuant this prospectus.

                                     EXPERTS

      Bildner & Giannasco LLP, independent certified public accountants, located at 420 Jericho Turnpike, Jericho, New York, has audited our Financial Statements included in this registration statement to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      Stephen Nagler, our Secretary and one of our directors, is also a partner of Eaton & Van Winkle LLP, a law firm which serves as our counsel. Eaton & Van Winkle LLP owns 150,000 shares of our Common Stock. Mr. Nagler is the beneficial owner of 145,455 shares of our Common Stock.

                              FINANCIAL STATEMENTS

      The financial statements of AIM, for the periods and the dates indicated, are included in this prospectus. AIM's statement of operations for the fiscal years ended December 31, 2004 and 2003 and its balance sheet data as of December 31, 2004 and December 31, 2003 are set forth below. Also included in this prospectus are (i) AIM's balance sheet as of September 30, 2005 and statements of operations and cash flows for the nine month periods ended September 30, 2005 and 2004, and (ii) pro forma consolidated balance sheet of the Company, as of September 30, 2005 and the pro forma consolidated statements of operations for the nine months ended September 30, 2005 and the year end December 31, 2004, as if our business combination with AIM and Gales Industries had occurred on January 1, 2004.

      In addition, we have included the unaudited financial statements of each of Ashlin Development Corporation and Gales Industries Incorporated as of, and for the nine-months ended, September 30, 2005.

                         AIR INDUSTRIES MACHINING, CORP.

                                Table of Contents

                           December 31, 2004 and 2003

                                                                           PAGES

Accountants' Report                                                         F-2

Balance Sheet                                                               F-3

Statement of Income and Retained Earnings                                   F-5

Statement of Cash Flows                                                     F-6

Notes to Financial Statements                                               F-7

                     September 30, 2005 and 2004 (Unaudited)

Accountants' Report                                                        F-14

Balance Sheet                                                              F-15

Statement of Income and Retained Earnings                                  F-17

Statement of Cash Flows                                                    F-18

Notes to Financial Statements                                              F-19

                         Independent Accountants' Report

To the Board of Directors and Stockholders of Air Industries Machining Corporation

      We have audited the accompanying Consolidated Balance Sheets of Air Industries Machining Corporation as of December 31, 2004 and 2003, and the related Consolidated Statement of Income and Retained Earnings and Cash Flows for the twelve months ended December 31, 2004 and December 31, 2003. These consolidated financial statements are the responsibility of the Air Industries Machining Corporation management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred above present fairly, in all material respects, the financial position of Air Industries Machining Corporation as of December 31, 2004 and December 31, 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                    Respectfully submitted,


                                                    BILDNER & GIANNASCO, LLP
                                                    Certified Public Accountants

Jericho, New York
January 13, 2006

                      AIR INDUSTRIES MACHINING CORPORATION

                           Consolidated Balance Sheets

                                         December 31, 2004     December 31, 2003
                                         -----------------     -----------------
ASSETS

Current Assets
  Cash and Cash Equivalents                 $    49,275          $        --
  Accounts Receivable                         2,643,536            1,200,806
  Inventory                                  10,858,456            9,623,378
  Advanced Rental                                    --               26,917
  Prepaid Expenses                              132,268              183,475
  Other Current Assets                            5,479               30,413
  Deposits                                       37,160                   --
                                            -----------          -----------

Total Current Assets                        $13,726,174          $11,064,989

Property, plant, and equipment, net           3,646,814            3,678,631

 Security Deposits                               18,522               18,522
 Cash Surrender Value - Officer's Life          263,636              211,927
 Unamortized Finance Costs                      146,661              188,608
                                            -----------          -----------

TOTAL ASSETS                                $17,801,807          $15,162,677
                                            ===========          ===========

             The accompanying audit report and notes are an integral
                            part of these statements.

                      AIR INDUSTRIES MACHINING CORPORATION

                                                        December 31, 2004   December 31, 2003
                                                        -----------------   -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Cash Overdraft                                          $         --       $    153,831
   Accounts Payable                                           3,692,060          2,649,160
   Advance Payment - Customer                                 1,354,266            771,616
   Mortgage Payable - Current                                    96,000             96,000
   Obligations Under Capital Lease - Current                    384,943            325,380
   Accrued Operating Expenses                                   503,678            304,921
                                                           ------------       ------------

Total current liabilities                                     6,030,947          4,300,908

Long term liabilities
   Advances From Shareholders                                   267,557            132,846
   Mortgage Payable                                           1,227,786          1,348,601
   Notes Payable - Banks                                      5,280,000          4,900,000
   Obligations Under Capital Lease - Long term                  334,353            417,168
                                                           ------------       ------------

Total long term liabilities                                   7,109,696          6,798,615

Total liabilities                                          $ 13,140,643       $ 11,099,523
                                                           ============       ============

Commitments and contingencies

Minority Interest                                               407,601            352,548

Stockholders' Equity
   Capital Stock - 200 Shares Authorized                         32,223             32,223
    No Par Value, 95 Shares Issued and Outstanding as of
    December 31, 2004 and 2003
   Additional Paid-In Capital                                   182,628            182,628
   Retained Earnings                                          4,134,712          3,591,755
   Less: Treasury Stock at Cost                                 (96,000)           (96,000)
                                                           ------------       ------------

Total Stockholders' Equity                                 $  4,661,164       $  4,063,154
                                                           ------------       ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 17,801,807       $ 15,162,677
                                                           ============       ============

             The accompanying audit report and notes are an integral
                            part of these statements.

                      AIR INDUSTRIES MACHINING CORPORATION

             Consolidated Statement of Income and Retained Earnings

                                                    Year Ended         Year Ended
                                                 December 31, 2004  December 31, 2003
                                                 -----------------  -----------------
Net sales                                          $ 24,818,333       $ 22,334,926

Cost of Sales                                        21,400,878         19,531,292
                                                   ------------       ------------

Gross profit                                          3,417,455          2,803,634

Other income                                              2,573                100
                                                   ------------       ------------

                                                      3,420,028          2,803,734

Operating expenses
   Selling                                              321,727            309,479
   General and Administrative                         1,356,809          1,249,184
   Interest Expense                                     505,425            441,867
                                                   ------------       ------------

Total operating expenses                              2,183,961          2,000,530
                                                   ------------       ------------

Income before minority interest in net income         1,236,067            803,204
                                                   ------------       ------------

Less: Minority interest in net income                   131,552             83,363

Net income                                         $  1,104,515       $    719,841
                                                   ------------       ------------

Retained Earnings, Beginning of Year               $  3,591,755       $  3,300,449

Deduct: Distribution to Shareholders                   (561,557)          (428,535)
                                                   ------------       ------------

Retained Earnings, End of Year                     $  4,134,713       $  3,591,755
                                                   ============       ============

             The accompanying audit report and notes are an integral
                            part of these statements.

                      AIR INDUSTRIES MACHINING CORPORATION

                      Consolidated Statement of Cash Flows

                                                           Year Ended        Year Ended
                                                       December 31, 2004  December 31, 2003
                                                       -----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                $ 1,104,515       $   719,841
  Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
     Depreciation and Amortization                            509,518           591,200
     Minority Interest in Net Income                          131,552            83,363
Changes in Assets and Liabilities:
(Increase) Decrease In Assets -
   Accounts Receivable                                     (1,442,730)          342,771
   Inventory                                               (1,235,078)       (1,141,128)
   Advanced Rental                                             26,917           (26,917)
   Prepaid Expenses                                            51,207            87,021
   Other Current Assets                                        24,934            29,304
   Deposits                                                   (37,160)            1,200
   Cash Surrender Value - Officer's Life                      (51,709)          (75,807)
Advances from Shareholders                                    134,711             7,439
Increase (Decrease) In Liabilities -
   Accounts Payable                                         1,042,900           508,263
   Advance Payment-Customer                                   582,650            79,722
   Accrued Operating Costs                                    198,757          (131,868)

NET CASH PROVIDED BY OPERATING
   ACTIVITIES                                               1,040,984         1,074,404
                                                          -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of Equipment                                     (477,700)         (139,652)
                                                          -----------       -----------

 NET CASH (USED) IN INVESTING ACTIVITIES                     (477,700)         (139,652)
                                                          -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds (Repayments) from Credit Line Facilities          325,449          (427,607)
   Payments for Obligations Under Capital Lease               (23,252)         (338,530)
   Payments for Finance Related Costs                        (100,818)         (200,853)
   Distribution to Shareholders                              (561,557)         (428,535)
   (Repayment) Proceeds from Cash Overdraft                  (153,831)          153,831

NET CASH (USED) IN
   FINANCING ACTIVITIES                                      (514,009)       (1,241,694)
                                                          -----------       -----------

Net increase (decrease) in cash and cash equivalents           49,275          (306,942)
                                                          -----------       -----------

Cash and cash equivalents, beginning of year                       --           306,942
                                                          -----------       -----------

Cash and cash equiavlents, end of the year                $    49,275       $        --
                                                          ===========       ===========

Supplementary disclosure of cash flow information
   Cash paid during the year for interest                 $   482,087       $   372,993

             The accompanying audit report and notes are an integral
                            part of these statements.

1 - SIGNIFICANT ACCOUNTING POLICIES

      Background of Company

            Air Industries Machining Corporation ("Air" or "The Company"), founded in 1969, was incorporated in the State of New York and maintains its principal place of business in Bay Shore, New York. The Corporation is primarily engaged in manufacturing aircraft structural parts and assemblies principally for prime defense contractors in the aerospace industry machining parts for the aerospace industry predominantly located in the United States. The Company's customer base consists mainly of publicly traded companies in the aerospace industry.

      Principles of Consolidation

            The Company's consolidated financial statements include those of variable interest entities. (See Note 11).

      Cash and Cash Equivalents

            Cash and cash equivalents include all highly liquid debt instruments with an original maturity of three months or less. Cash consists of aggregate cash balances in the Company's bank accounts and cash equivalents consist primarily of money market accounts.

      Accounts Receivable

            Accounts receivable are reported at their outstanding unpaid principal balances. The Company writes off accounts when they are deemed to be uncollectible. The Company has experienced insignificant amounts of bad debts in such accounts.

      Inventories

            Raw materials, work in process, and finished goods are stated at the lower of average cost or net realizable value on a first-in, first-out basis.

      Property, Plant and Equipment

            Property, plant and equipment are carried at cost less accumulated depreciation and amortization. The Company maintains a policy to capitalize all property and equipment purchases in excess of $1,000. Expenditures for repairs and improvements in excess of $1,000 that add to the productive capacity or extend the useful life of an asset are capitalized. Repair and maintenance charges are expensed as incurred. Property under a capital lease is capitalized and amortized over the lease terms. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in earnings. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

            The useful lives of property, plant and equipment for purposes of computing depreciation are:


             Tools and instruments .................            7 Years
             Leasehold improvements.................           25 Years
             Machinery and equipment ...............          5-8 Years
             Automotive Equipment...................            5 Years
             Furniture and fixtures.................          5-8 Years
             Buildings..............................      25-31.5 Years

      Impairment of Long Live Assets

            The Company reviews long-lived assets for impairment at the facility level annually or if events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is evaluated based on the sum of undiscounted estimated future cash flows expected to result from use of the assets compared to its carrying value. If impairment is recognized, the carrying value of the impaired asset is reduced to its fair value, based on discounted estimated future cash flows.

      Finance Costs

            Costs connected with obtaining and executing debt arrangements are capitalized and amortized on the straight-line basis over the term of the related debt.

      Revenue Recognition

            The Company generally recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Payments received in advance from customers for products delivered are recorded as customer advance payments until earned, at which time revenue is recognized.

      Cost of Goods Sold

            Costs for goods sold includes all direct material, labor costs, tooling and those indirect costs related to manufacturing, such as indirect labor, supplies, tools, repairs and depreciation costs.

      Expenses

            Selling, general, and administrative costs are charged to expense as incurred.

      Income Taxes

            The Company, with the consent of its stockholders, elected under the Internal Revenue Code and New York State law to be taxed as an "S" corporation. In lieu of corporate income taxes, the stockholders are taxed on their proportionate share of the company's net income. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

      Use of Estimates

            In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The more significant management estimates are the useful lives of property and equipment, provisions for inventory obsolescence, unamortized finance costs, accrued expenses and various contingencies. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

      Credit Risk

            Financial instruments involving potential credit risk include accounts receivable. Of the accounts receivable balance outstanding as of December 31, 2004 and 2003, approximately 78% is attributed to three customers and 64% is attributed to four customers, respectively.

      Treasury Stock

            The Company records treasury stock under the cost method.

      Fair Value of Financial Instruments

            The Company has estimated the fair value of financial instruments using available market information and other valuation methodologies in accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." Management of the Company believes that the fair value of financial instruments, consisting of cash, accounts receivable, accounts payable and accrued liabilities, approximates carrying value due to the immediate or short-term maturity associated with these instruments and that the notes payable is carried at fair value in that it carries interest rates that are comparable to similar instruments with similar maturities.

      Reclassifications

            Certain reclassifications have been made to prior year's financial statement information to conform to the current year presentation.

2 - INVENTORIES

      The components of inventories consisted of the following as of December 31, 2004 and 2003:

                                          December 31, 2004    December 31, 2003
                                          -----------------    -----------------

Raw Materials                                $ 1,759,502          $ 1,365,429
Work in Progress                               6,934,325            4,558,587
Finished Goods                                 2,164,629            3,699,362

                                             -----------          -----------
Total Inventory                              $10,858,456          $ 9,623,378
                                             ===========          ===========

3 - PROPERTY, PLANT AND EQUIPMENT

      The components of property and equipment as of December 31, 2004 and 2003 include:

                                           December 31, 2004   December 31, 2003
                                           -----------------   -----------------

Land                                         $    134,922        $    134,922
Building                                        3,173,071           3,173,071
Machinery and Equipment                         7,987,665           7,639,875
Tools and Instrument                              279,803             279,803
Leasehold Improvements                            489,328             418,431
Automotive Equipment                              290,083             284,205
Furniture and fixtures                            700,801             647,666
                                             ------------        ------------
Total property, plant, and equipment           13,055,673          12,577,973
                                             ------------        ------------

                                             ------------        ------------
Less: Accumulated Depreciation                 (9,408,859)         (8,899,342)
                                             ------------        ------------

                                             ------------        ------------
Property, plant, and equipment, net          $  3,646,814        $  3,678,631
                                             ============        ============

      Depreciation and amortization expense for the period ended December 31, 2004 and 2003 was $509,518 and $591,200, respectively.

4 - NOTES PAYABLE - BANKS

      The Company has negotiated a credit facility dated August of 2003 with a major lending institution with a termination date of March of 2006. The facility is secured by a first priority interest in all accounts receivable, inventory and equipment presently owned or hereafter acquired by the Company. The indebtedness bears interest at the rate of 1/2 percent above the prime rate of interest or a libor margin of 3%.

      The terms of the facility require that, among other things, the Company maintain certain financial ratios and levels of working capital. As of December 31, 2004, the Company has met these terms.

      The loans are guaranteed jointly and severally by the principals of the Company, as well as the affiliated companies KPK Realty Corporation and DPPR Realty Corp. (See Note 9)

      Interest expense related to the notes payable - bank approximately amounted to $249,000 and $229,000 for the years ended December 31, 2004 and 2003, respectively.

5 - ADVANCES FROM SHAREHOLDERS

      Advances represent non-interest bearing advances from shareholders to cover the Company's working capital needs.

6 - MORTGAGE PAYABLE

      As the Company consolidates the assets and liabilities of variable interest entities (see Note 11) it has two mortgages covering buildings and land. These mortgages carry interest rates of 6.15% and 7.18% per annum.

      Future mortgage payments are as follows for the year ended December 31, 2004:

              Year                                       Amount
           -----------                                -----------
              2005                                    $   124,000
              2006                                        126,000
              2007                                        128,000
              2008                                        139,000
              2009                                        133,000
           Thereafter                                     673,786
                                                      -----------
                                                        1,323,786
           Less: current maturities                        96,000
                                                      -----------

           Long term                                  $ 1,227,786
                                                      ===========

7 - CAPITAL LEASES PAYABLE-EQUIPMENT

      The Company is committed under several capital leases for manufacturing equipment and computer equipment. All leases have bargain purchase options that the Company expects to exercise at the termination of each lease. Capital lease obligations totaled $719,296 and $742,548 as of December 31, 2004 and 2003, respectively.

      As of December 31, 2004, future minimum lease payments, including imputed interest, with remaining terms of greater than one year are as follows:

                                                         Amount
                                                       ----------

         2005                                          $  433,000
         2006                                             232,000
         2007                                             108,000
         2008                                              25,000
         2009                                               1,000
                                                       ----------
         Total future minimum lease payments              799,000

         Less: imputed interest                           (79,704)

         Less: current maturities                        (384,943)
                                                       ----------

         Total long-term capital lease obligation      $  334,353
                                                       ==========

8 - EMPLOYEE BENEFITS PLANS

      On January 1, 1997, the Company instituted a defined contribution plan under Section 401(k) of the Internal Revenue Code ("the Plan"). Pursuant to the Plan qualified employees may contribute a percentage of their pretax eligible compensation to the Plan. The Company does not match any contributions that employees may make to the Plan.

9 - RELATED PARTY TRANSACTIONS

      The following transactions occurred between the Company and certain related parties.

      The Company presently leases manufacturing and office space from KPK Realty Corp. a corporation in which 49% is owned by the majority stockholder of the Company.

      Additionally, the Company leases manufacturing space from DPPR Realty Corp. which is 100% owned by two of the shareholders of the Corporation who in the aggregate own 36.84% of the Company.

      KPK Realty Corp. and DPPR Realty Corp. are considered variable interest entities under FIN 46 (See Note 11) and accordingly, their assets, liabilities and results of operations have been consolidated into the Company's financial statement.

10 - COMMITMENTS AND CONTINGENCIES

      Litigation

      A legal action has been brought against the Company for personal injury sustained by an independent contractor caused by a fall on the premises of the Company in the amount of $5,000,000. This action is scheduled for trial in June of 2005. The Company has insurance coverage in the amount of $4,000,000. The plaintiff made a demand of $2,000,000 at a settlement mediation. In the opinion of counsel representing the Company the full value of the case would be well within the insurance coverage maintained by the Company and accordingly, the Company has not recorded any loss contingency related to this case.

11 - VARIABLE INTEREST ENTITIES

      In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. Under FIN 46, we are required to consolidate variable interest entities for which we are deemed to be the primary beneficiary by the third quarter of 2003, and disclose information about those in which we have significant variable interests effective immediately.

      The Company has leasing arrangements for its operating and manufacturing facilities with two lessors. Under FIN 46 these lessors are Variable Interest Entities and the Company is the primary beneficiary. Therefore, the Company has consolidated the respective lessors' assets and debt into these consolidated statements. At December 31, 2004 and 2003, these entities had gross assets of $1,901,000 and $1,902,000, respectively and gross liabilities of $1,165,000 and $1,210,000, respectively. These facilities were subsequently purchased in connection with a merger transaction in November 2005. The minority interest on the Company's financial statements consists of the non-controlling portion of these respective entities (See Note 9).

12 - SUBSEQUENT EVENTS

      On November 30, 2005 merger agreements were consummated between the Company and an Acquisition Entity and between the Acquisition Entity and a Public Entity whose stock is traded in Over the Counter Market. Contemporaneously with the merger agreements, the Company secured $14,000,000 in debt facilities from a major lending institution and used funds from the facility to purchase real property that it had subsequently leased and paid off debts to its prior lender. As part of the merger agreements, the Acquisition Entity completed the first of two closings of private placement stock offerings which grossed $9,000,000 in the aggregate. These transactions and their associated costs have not been reflected in these financial statements.

                         Independent Accountants' Report

To the Board of Directors and Stockholders of Air Industries Machining Corporation

      We have reviewed the Consolidated Balance Sheets of Air Industries Machining Corporation at September 30, 2005 and 2004, the related Consolidated Statement of Income and Retained Earnings and Cash Flows for the twelve months ended September 30, 2005 and 2004. This consolidated financial information is the responsibility of the company's management.

      We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

      Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial information for it to be in conformity with generally accepted accounting principles in the United States except for the fact that these consolidated financial statements do not include the details and ramifications of a merger that occurred on November 30, 2005 (see Note 11), as of the date of these consolidated financial statements.

      Our review was made for the purpose of expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles in the United States.

                                                    Respectfully submitted,


                                                    BILDNER & GIANNASCO, LLP
                                                    Certified Public Accountants
Jericho, New York
January 13, 2006

                      AIR INDUSTRIES MACHINING CORPORATION

                           Consolidated Balance Sheets

                                          September 30, 2005  September 30, 2004
                                          ------------------  ------------------
ASSETS

Current Assets
  Cash and Cash Equivalents                   $   262,385        $   235,618
  Accounts Receivable                           2,269,778          1,839,605
  Inventory                                    11,784,369          9,690,195
  Prepaid Expenses                                 76,709             75,204
  Other Current Assets                              5,364             17,342
  Advances to Affiliates                               --            110,492
                                              -----------        -----------

Total Current Assets                          $14,398,605        $11,968,456

Property, plant, and equipment, net             3,993,411          3,689,891

 Security Deposits                                 34,522             18,522
 Cash Surrender Value - Officer's Life             52,334            211,927
 Unamortized Finance Costs                        109,959            153,397
                                              -----------        -----------

TOTAL ASSETS                                  $18,588,831        $16,042,193
                                              ===========        ===========

            The accompanying review report and notes are an integral
                            part of these statements.

                      AIR INDUSTRIES MACHINING CORPORATION

                                                       September 30, 2005  September 30, 2004
                                                       ------------------  ------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Accounts Payable                                        $  3,926,603       $  2,983,790
   Advance Payment - Customer                                   667,772            554,420
   Mortgage Payable - Current                                    72,000             96,000
   Obligations Under Capital Lease - Current                    413,300            380,489
   Notes Payable - Banks                                      5,180,000                 --
   Accrued Operating Expenses                                   589,550            325,032
                                                           ------------       ------------

Total current liabilities                                    10,849,225          4,339,731

Long term liabilities
   Advances From Shareholders                                   363,323            187,484
   Mortgage Payable                                           1,169,813          1,265,041
   Notes Payable - Banks                                             --          5,180,000
   Obligations Under Capital Lease - Long term                  912,078            433,439
                                                           ------------       ------------

Total long term liabilities                                   2,445,214          7,065,964
                                                           ------------       ------------

Total liabilities                                          $ 13,294,439       $ 11,405,695
                                                           ============       ============

Commitments and contingencies

Minority Interest                                               429,285            393,838

Stockholders' Equity
   Capital Stock - 200 Shares Authorized                         32,223             32,223
    No Par Value, 95 Shares Issued and Outstanding as of
    December 31, 2004 and 2003
   Additional Paid-In Capital                                   182,628            182,628
   Retained Earnings                                          4,746,256          4,123,809
   Less: Treasury Stock at Cost                                 (96,000)           (96,000)
                                                           ------------       ------------

Total Stockholders' Equity                                 $  5,294,392       $  4,636,498
                                                           ------------       ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 18,588,831       $ 16,042,193
                                                           ============       ============

            The accompanying review report and notes are an integral
                            part of these statements.

                      AIR INDUSTRIES MACHINING CORPORATION

             Consolidated Statement of Income and Retained Earnings

                                           Nine Months Ended   Nine Months Ended
                                          September 30, 2005  September 30, 2004
                                          ------------------  ------------------

Net sales                                    $ 21,851,532        $ 18,322,866

Cost of Sales                                  18,858,898          15,940,636
                                             ------------        ------------

Gross profit                                    2,992,634           2,382,230

Other income                                          152                 752
                                             ------------        ------------

                                                2,992,786           2,382,982

Operating expenses
   Selling                                        244,125             224,542
   General and Administrative                   1,251,203             955,897
   Interest expense                               490,975             307,727
                                             ------------        ------------

Total operating expenses                        1,986,303           1,488,166
                                             ------------        ------------

Income before Minority interest                 1,006,483             894,817

Less:  Minority interest                           57,384              98,665
                                             ------------        ------------

Net income                                   $    949,099        $    796,152
                                             ------------        ------------

Retained Earnings, Beginning of Year            4,134,712           3,591,755

Deduct: Distribution to Shareholders             (337,555)           (264,098)
                                             ------------        ------------

Retained Earnings, End of the Period         $  4,746,256        $  4,123,809
                                             ============        ============

            The accompanying review report and notes are an integral
                            part of these statements.

                      AIR INDUSTRIES MACHINING CORPORATION

                      Consolidated Statement of Cash Flows

                                                     Nine Months Ended   Nine Months Ended
                                                    September 30, 2005  September 30, 2004
                                                    ------------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                             $    949,099       $    796,152
  Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
     Depreciation and Amortization                          393,974            382,139
     Minority Interest in Net Income                         57,384             98,665
Changes in Assets and Liabilities:
(Increase) Decrease In Assets -
   Accounts Receivable                                      373,758           (638,799)
   Inventory                                               (925,913)           (66,817)
   Advanced Rental                                               --             26,917
   Prepaid Expenses                                          55,559            108,271
   Other Current Assets                                         115             13,071
   Deposits                                                 (16,000)                --
   Cash Surrender Value - Officer's Life                    211,302                 --
Increase (Decrease) In Liabilities -
   Accounts Payable                                         234,543            334,630
   Advance Payment-Customer                                (686,494)          (217,196)
   Accrued Operating Costs                                   85,872             20,111

NET CASH PROVIDED BY OPERATING
   ACTIVITIES                                               733,199            857,144
                                                       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of Equipment                                   (740,571)          (472,536)
                                                       ------------       ------------

 NET CASH (USED) IN INVESTING ACTIVITIES                   (740,571)          (472,536)
                                                       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   (Repayment) Proceeds from Credit Line Facilities         (48,045)           300,492
   Proceeds from Obligations under capital lease            606,082             71,380
   Payments for Finance Related Costs                            --           (102,932)
   Distribution to Shareholders                            (337,555)          (264,098)
   Repayment of Cash Overdraft                                   --           (153,831)

NET CASH PROVIDED  BY
   FINANCING ACTIVITIES                                     220,482           (148,990)
                                                       ------------       ------------

Net increase in cash and cash equivalents                   213,110            235,618
                                                       ------------       ------------

Cash and cash equivalents, beginning of year                 49,275                 --
                                                       ------------       ------------

Cash and cash equiavlents, end of the period           $    262,385       $    235,618
                                                       ============       ============

Supplementary disclosure of cash flow information
   Cash paid during the year for interest              $    467,637       $    284,389

            The accompanying review report and notes are an integral
                            part of these statements.

1 - SIGNIFICANT ACCOUNTING POLICIES

      Background of Company

            Air Industries Machining Corporation ("Air" or "The Company"), founded in 1969, was incorporated in the State of New York and maintains its principal place of business in Bay Shore, New York. The Corporation is primarily engaged in manufacturing aircraft structural parts and assemblies principally for prime defense contractors in the aerospace industry machining parts for the aerospace industry predominantly located in the United States. The Company's customer base consists mainly of publicly traded companies in the aerospace industry primarily located in the northeast and west coast of the United States.

      Principles of Consolidation

            The Company's consolidated financial statements include those of variable interest entities. (See Note 10).

      Cash and Cash Equivalents

            Cash and cash equivalents include all highly liquid debt instruments with an original maturity of three months or less. Cash consists of aggregate cash balances in the Company's bank accounts and cash equivalents consist primarily of money market accounts.

      Accounts Receivable

            Accounts receivable are reported at their outstanding unpaid principal balances. The Company writes off accounts when they are deemed to be uncollectible. The Company has experienced insignificant amounts of bad debts in such accounts.

      Inventories

            The Company has consistently valued its finished goods inventory and work-in-progress, following a physical count, on the basis of the applicable invoiced selling prices for such finished goods, discounted for both a general and administrative change and a profit percentage as calculated for the Company's operations, generally as follows:

            Finished goods inventory that are not supported by an invoiced selling price based on a purchase order from a Company customer, the historic selling price of that item is reduced by 60% of the selling price and then discounted for both a general and administrative charge and a profit percentage; work-in-process inventory, in certain instances, the percentage of completion as furnished by management is applied to the invoiced selling price, and then discounted for both a general and administrative charge and a profit percentage in a manner consistent with prior years.

      Property, Plant and Equipment

            Property, plant and equipment are carried at cost less accumulated depreciation and amortization. The Company maintains a policy to capitalize all property and equipment purchases in excess of $1,000. Expenditures for repairs and improvements in excess of $1,000 that add to the productive capacity or extend the useful life of an asset are capitalized. Repair and maintenance charges are expensed as incurred. Property under a capital lease is capitalized and amortized over the lease terms. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in earnings. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

            The useful lives of property, plant and equipment for purposes of computing depreciation are:

            Tools and instruments .................            7 Years
            Leasehold improvements.................           25 Years
            Machinery and equipment ...............          5-8 Years
            Automotive Equipment...................            5 Years
            Furniture and fixtures.................          5-8 Years
            Buildings..............................      25-31.5 Years

      Impairment of Long Live Assets

            The Company reviews long-lived assets for impairment at the facility level annually or if events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is evaluated based on the sum of undiscounted estimated future cash flows expected to result from use of the assets compared to its carrying value. If impairment is recognized, the carrying value of the impaired asset is reduced to its fair value, based on discounted estimated future cash flows.

      Finance Costs

            Costs connected with obtaining and executing debt arrangements are capitalized and amortized on the straight-line basis over the term of the related debt.

      Revenue Recognition

            The Company generally recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Payments received in advance from customers for products delivered are recorded as customer advance payments until earned, at which time revenue is recognized.

      Cost of Goods Sold

            Costs for goods sold includes all direct material, labor costs, tooling and those indirect costs related to manufacturing, such as indirect labor, supplies, tools, repairs and depreciation costs.

      Expenses

            Selling, general, and administrative costs are charged to expense as incurred.

      Income Taxes

            The Company, with the consent of its stockholders, elected under the Internal Revenue Code and New York State law to be taxed as an "S" corporation. In lieu of corporate income taxes, the stockholders are taxed on their proportionate share of the company's net income. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

      Use of Estimates

            In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The more significant management estimates are the useful lives of property and equipment, provisions for inventory obsolescence, unamortized finance costs, accrued expenses and various contingencies. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

      Credit Risk

            Financial instruments involving potential credit risk include accounts receivable. Of the accounts receivable balance outstanding as of September 30, 2005 and 2004, approximately 58% is attributed to three customers and 61% is attributed to two customers, respectively.

      Treasury Stock

            The Company records treasury stock under the cost method.

      Fair Value of Financial Instruments

            The Company has estimated the fair value of financial instruments using available market information and other valuation methodologies in accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." Management of the Company believes that the fair value of financial instruments, consisting of cash, accounts receivable, accounts payable and accrued liabilities, approximates carrying value due to the immediate or short-term maturity associated with these instruments and that the notes payable is carried at fair value in that it carries interest rates that are comparable to similar instruments with similar maturities.

      Reclassifications

            Certain reclassifications have been made to prior year's financial statement information to conform to the current year presentation.

2 - PROPERTY, PLANT, & EQUIPMENT

      The components of property and equipment as of September 30, 2005 and 2004 include:

                                         September 30, 2005   September 30, 2004
                                         ------------------   ------------------

Land                                        $    134,922        $    134,922
Building                                       3,173,070           3,173,071
Machinery and Equipment                        8,541,083           7,984,165
Tools and Instrument                             279,803             279,803
Leasehold Improvements                           505,171             489,328
Automotive Equipment                             290,083             289,558
Furniture and fixtures                           872,112             699,662
                                            ------------        ------------
Total property, plant, and equipment          13,796,244          13,050,509
                                            ------------        ------------

                                            ------------        ------------
Less: Accumulated Depreciation                (9,802,833)         (9,360,618)
                                            ------------        ------------

                                            ------------        ------------
Property, plant, and equipment, net         $  3,993,411        $  3,689,891
                                            ============        ============

      Depreciation and amortization expense for the period ended September 30, 2005 and 2004 was $393,974 and $382,139, respectively.

3 - NOTES PAYABLE - BANKS

      The Company has negotiated a credit facility dated August of 2003 with a major lending institution with a termination date March of 2006. The facility is secured by a first priority interest in all accounts receivable, inventory and equipment presently owned or hereafter acquired by the Company. The indebtedness bears interest at the rate of 1/2 percent above the prime rate of interest or a libor margin of 3%.

      The terms of the facility require that, among other things, the Company maintain certain financial ratios and levels of working capital. As of December 31, 2004, the Company has met these terms.

      The loans are guaranteed jointly and severally by the principals of the Company, as well as the affiliated companies KPK Realty Corporation and DPPR Realty Corp. (See Note 8).

      Interest expense related to the notes payable - bank approximately amounted to $243,000 and $180,000 for the nine months ended September 30, 2005 and 2004, respectively.

4 - ADVANCES FROM SHAREHOLDERS

      Advances represent non-interest bearing advances from shareholders to cover the Company's working capital needs.

5 - MORTGAGE PAYABLE

      As the Company consolidates the assets and liabilities of variable interest entities (see Note 10) it has two mortgages covering buildings and land. These mortgages carry interest rates of 6.15% and 7.18% per annum.

      Future mortgage payments, including interest, are as follows for the period September 30, 2005:

               Year                                   Amount
            ----------                             -----------

               2006                                    126,000
               2007                                    128,000
               2008                                    139,000
               2009                                    133,000
               2010                                    142,000
            Thereafter                                 573,813
                                                   -----------
                                                     1,241,813
            Less: current maturities:                   72,000
                                                   -----------

            Long term                              $ 1,169,813
                                                   -----------

6 - CAPITAL LEASES PAYABLE-EQUIPMENT

      The Company is committed under several capital leases for manufacturing equipment and computer equipment. All leases have bargain purchase options that the Company expects to exercise at the termination of each lease. Capital lease obligations totaled $1,325,278 as of September 30, 2005.

      As of September 30, 2005, future minimum lease payments, including imputed interest, with remaining terms of greater than one year are as follows:

      Year                                                 Amount
      ----                                              -----------
      2006                                              $   501,000
      2007                                                  430,000
      2008                                                  427,000
      2009                                                  141,000
                                                        -----------
      Total future minimum lease payments                 1,499,000
      Less: imputed interest                               (173,622)
      Less: current maturities                             (413,300)
                                                        -----------
      Total long-term capital lease obligation          $   912,078
                                                        ===========

7 - EMPLOYEE BENEFITS PLANS

      On January 1, 1997, the Company instituted a defined contribution plan under Section 401(k) of the Internal Revenue Code ("the Plan"). Pursuant to the Plan qualified employees may contribute a percentage of their pretax eligible compensation to the Plan. The Company does not match any contributions that employees may make to the Plan.

8 - RELATED PARTY TRANSACTIONS

      The following transactions occurred between the Company and certain related parties.

      The Company presently leases manufacturing and office space from KPK Realty Corp. a corporation in which 49% is owned by the majority stockholder of the Company.

      Additionally, the Company leases manufacturing space from DPPR Realty Corp. which is 100% owned by two of the shareholders of the Corporation who in the aggregate own 36.84% of the Company.

      KPK Realty Corp. and DPPR Realty Corp. are considered variable interest entities under FIN 46 (See Note 10) and accordingly, their assets, liabilities, and results of operations have been consolidated into the Company's.

9 - COMMITMENTS AND CONTINGENCIES

      Litigation

      A legal action has been brought against the Company for personal injury sustained by an independent contractor caused by a fall on the premises of the Company in the amount of $5,000,000. This action is scheduled for trial in June of 2005. The Company has insurance coverage in the amount of $4,000,000. The plaintiff made a demand of $2,000,000 at a settlement mediation. In the opinion of counsel representing the Company the full value of the case would be well within the insurance coverage maintained by the Company and accordingly, the Company has not recorded any loss contingency related to this case.

10 - VARIABLE INTEREST ENTITIES

      In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. Under FIN 46, we are required to consolidate variable interest entities for which we are deemed to be the primary beneficiary by the third quarter of 2003, and disclose information about those in which we have significant variable interests effective immediately.

      The Company has leasing arrangements for its operating and manufacturing facilities with two lessors. Under FIN 46 these lessors are Variable Interest Entities and the Company is the primary beneficiary. Therefore, the Company has consolidated the respective lessors' assets and debt into these consolidated statements. At September 30, 2005 and 2004, these entities had gross assets of $1,918,000 and $1,982,000, respectively and gross liabilities of $1,034,000 and $1,202,000, respectively. These facilities were subsequently purchased in connection with a merger transaction in November 2005. The minority interest on the Company's financial statements consists of the non-controlling portion of these respective entities (See Note 8).

11 - SUBSEQUENT EVENTS

      On November 30, 2005 merger agreements were consummated between the Company and an Acquisition Entity and between the Acquisition Entity and a Public Entity whose stock is traded in Over the Counter Market. Contemporaneously with the merger agreements, the Company secured $14,000,000 in debt facilities from a major lending institution and used funds from the facility to purchase real property that it had subsequently leased and paid off debts to its prior lender. As part of the merger agreements, the Acquisition Entity completed the first of two closings of private placement stock offerings which grossed $9,000,000 in the aggregate. These transactions and their associated costs have not been reflected in these financial statements.

                         ASHLIN DEVELOPMENT CORPORATION

                         UNAUDITED FINANCIAL STATEMENTS

                           SEPTEMBER 30, 2005 AND 2004

                            ASHLIN DEVELOPMENT CORP.
                             CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 2005
                                   (UNAUDITED)

                                     ASSETS
Current assets:
     Cash                                                         $  68,557
                                                                  ---------
         Total assets                                             $  68,557
                                                                  =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                             $  66,667
     Accrued expenses                                             $   9,542
                                                                  ---------
         Total liabilities                                        $  76,209
                                                                  ---------

Stockholders' deficit:
     Common stock, $0.001 par value, authorized 150,000,000
        shares; 4,652,813 shares issued and outstanding               4,653
     Additional paid-in capital                                     919,789
     Accumulated deficit                                           (932,094)
                                                                  ---------
         Total stockholders' deficit                                 (7,652)
                                                                  ---------
         Total liabilities and stockholders' equity               $  68,557
                                                                  =========

            See accompanying notes to condensed financial statements.

                            ASHLIN DEVELOPMENT CORP.
                       CONDENSED STATEMENTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

================================================================================

                                                       3 MONTHS ENDED      3 MONTHS ENDED    9 MONTHS ENDED    9 MONTHS ENDED
                                                             2005               2004              2005             2004
                                                       --------------      --------------    --------------    --------------
Revenue                                                   $        --      $            --     $        --      $        --

Cost of sales                                                      --                   --              --               --
                                                          -----------      ---------------     -----------      -----------

Gross Profit                                                       --                   --              --               --
                                                          -----------      ---------------     -----------      -----------

Operating expenses:
     General and administrative expense                       127,879                   --         440,575               --
     Advertising and promotion                                     --                   --              --               --
     Depreciation and amortization                                 --                   --              --               --
                                                          -----------      ---------------     -----------      -----------
         Total operating expense                              127,879                   --         440,575               --
                                                          -----------      ---------------     -----------      -----------

Loss from operations continued operations                    (127,879)                  --        (440,575)              --
Discontinued operations
     Income (Loss) from discontinued operations                    --              185,899        (155,701)        (773,788)
Other (income) expense:
     Gain on sale                                                  --                   --       1,794,893               --
     Interest income                                              225                   --             310               --
                                                          -----------      ---------------     -----------      -----------

Income (Loss) before income taxes                            (127,654)             185,899       1,198,927         (773,788)
                                                          -----------      ---------------     -----------      -----------

Benefit (provision) for income taxes                               --                   --              --               --
                                                          -----------      ---------------     -----------      -----------

Net income (loss)                                            (127,654)             185,899       1,198,927         (773,788)
                                                          ===========      ===============     ===========      ===========

Net loss per share from continuing operations-basic       $     (0.03)     $            --     $     (0.10)     $        --
                                                          ===========      ===============     ===========      ===========
Net loss per share from discontinued operations-basic     $        --      $            --           (0.04)              --
                                                          ===========      ===============     ===========      ===========
Net income (loss) per share - basic and diluted           $     (0.03)     $          0.05     $      0.27      $     (0.20)
                                                          ===========      ===============     ===========      ===========
Weighted average number of shares - basic and diluted     $ 4,561,009      $     3,832,813     $ 4,392,707      $ 3,832,813
                                                          ===========      ===============     ===========      ===========

            See accompanying notes to condensed financial statements.

                            ASHLIN DEVELOPMENT CORP.
                       CONDENSED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

================================================================================

                                                                              2005            2004
                                                                          -----------      -----------
Cash flow from operating activities:
  Net income (loss)                                                       $ 1,198,927      $  (773,788)

Adjustments to reconcile net income (loss) to net cash from operating activities:
  Gain from sale of operating assets and assumption of liabilities         (1,794,893)              --
  Common stock issued for services                                             62,000               --

Decrease in assets and liabilities:
  Accounts receivable                                                         138,581          473,852
  Prepaid assets                                                               73,124          (85,273)
  Depreciation and amortization                                                    --           21,666
  Inventory                                                                    22,437          126,124)
  Accounts payable                                                            (57,561)         751,304
  Accrued expenses                                                            (24,179)         (64,797)
                                                                          -----------      -----------
Net cash provided by (used in) operating activities                          (381,564)         449,088
                                                                          -----------      -----------

Cash flow from investing activities:
  Proceeds from sale of assets                                                350,000          (32,576)
                                                                          -----------      -----------
Net cash provided by (used in) investing activities                           350,000          (32,576)
                                                                          -----------      -----------

Cash flow from financing activities:
  Repayments on notes payable                                                 (27,175)        (406,957)
                                                                          -----------      -----------
Net cash used in financing activities                                         (27,175)        (406,957)
                                                                          -----------      -----------

Net increase (decrease) in cash                                               (58,739)           9,555
                                                                          -----------      -----------

Cash, beginning of period                                                     127,296            7,406
                                                                          -----------      -----------

Cash, end of period                                                            68,557           16,961
                                                                          ===========      ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
-----------------------------------
Note payable for purchase of automobile                                   $        --      $    23,357
                                                                          -----------      ===========

            See accompanying notes to condensed financial statements.

ASHLIN DEVELOPMENT CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

================================================================================


NOTE 1 - BASIS OF PRESENTATION
------------------------------

The accompanying unaudited condensed financial statements of Ashlin Development Corp. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and Regulation S-B. Accordingly, they do not include all of the information and footnotes required for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results for the interim periods presented have been included.

These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's Annual Financial Statements for the year ended December 31, 2004. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

It is recommended that the accompanying condensed financial statements be read in conjunction with the financial statements and notes for the year ended December 31, 2004, found in the Company's Form 10-KSB.

The Company's financial statements in the three and nine months ended September 2005 are not comparative to the financial statements for the three months ended September 2004. The effective date of the Company's plan of reorganization was January 28, 2005.

Effective January 28, 2005 the Company completed a plan to divest its core operations of Health and Nutrition Systems, Int'l Inc. The results of operations and financial position are shown in the accompanying financial statements as discontinued operations.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. There are no cash equivalents as of September 30, 2005.

Use of Estimates
----------------

The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition
-------------------

The Company recognizes revenue when

     o    Persuasive evidence of an arrangement exists
     o    Shipment has occurred
     o    Price is fixed or determinable, and
     o    Collectability is reasonably assured

Basic Earnings Per Share
------------------------

Basic income per common share is computed by dividing the net income by the weighted average number of shares of common stock outstanding during the year.

ASHLIN DEVELOPMENT CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

================================================================================


Diluted Earnings Per Share
--------------------------

Diluted earnings per share reflect the potential dilution that could occur if dilutive securities (stock options and stock warrants) to issue common stock were exercised or converted into common stock that then shared in the earnings of the Company.

Stock Compensation
------------------

The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 123 encourages the use of a fair-value-based method of accounting for stock-based awards, under which the fair value of stock options is determined on the date of grant and expensed over the vesting period. Under SFAS 123, companies may, however, measure compensation costs for those plans using the method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." Companies that apply APB No. 25 are required to include pro forma disclosures of net earnings and earnings per share as if the fair-value-based method of accounting had been applied. The Company elected to account for such plans under the provisions of APB No. 25. The Company accounts for stock options granted to consultants under SFAS 123.

Had the compensation expense for the stock option plan been determined based on the fair value of the options at the grant date consistent with the methodology prescribed under Statement of Financial Standards No. 123, "Accounting for Stock Based Compensation," at September 30, the Company's net income and earnings per share would have been effected to the pro forma amounts indicated below:

                                     September 30, 2005
                                     ------------------
Net Income
  As reported                           $  1,198,927
                                        ============
  Pro forma                             $  1,198,927
                                        ============
Earnings per share
  As reported                           $       0.27
                                        ============
  Pro forma                             $       0.27
                                        ============

All but 55,000 options expired 30 days after January 28, 2005, the effective date of the sale of substantially all of our operating assets.


NOTE 3 - GOING CONCERN
----------------------

The Company's condensed financial statements have been prepared assuming that the Company will continue as a going concern. The Company has ceased it's Health and Nutrition business effective January 28th, 2005. The Company is currently exploring its options which may include acquiring or otherwise entering into a new business or merging with an as yet unidentified company or companies.

On October 15, 2004, the Company filed for protection under Chapter 11 of the United States Bankruptcy Code. The Company has operated under the Chapter 11 guidelines since October 15, 2004 and under a plan of reorganization filed by the Company. The effective date of the Company's plan of reorganization was January 28, 2005.

There remains substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

ASHLIN DEVELOPMENT CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

================================================================================

NOTE 4 - EQUITY
---------------

During the nine months ended September 30, 2005, 300,000 share of common stock were issued to the Company's chief executive officer as per his employment agreement. These shares were valued at $0.04 per share of common stock and the Company recorded compensation expense of $12,000.

On March 3, 2005, the Company issued 320,000 shares of common stock to the Company's chief executive officer in recognition of performance. These shares were valued at $0.10 per share and the Company recorded compensation expense of $32,000.

On March 3, 2005, the Company entered in to a consulting contract with a consultant and issued 100,000 shares of common stock as part of this contract. These shares were valued at $0.010 per share of common stock and $10,000 was recorded as compensation expense.

On September 21, 2005, the Company entered in to a consulting contract with a consultant and issued 100,000 shares of common stock as part of this contract. These shares were valued at $0.08 per share of common stock and $8,000 was recorded as compensation expense.

NOTE 5 - LEGAL MATTERS
-----------------------

We were involved in litigation with J.C. Herbert Bryant, III, a former officer, director and one of our shareholders, and KMS-Thin Tab 100, Inc., which was settled in September 2002. As part of the settlement, we entered into a distribution agreement with Mr. Bryant, beginning on September 26, 2002 and ending on September 25, 2007, permitting Mr. Bryant to purchase certain products from us and to exclusively distribute those products in Florida from Orlando south. In October 2003, we terminated the distribution agreement with KMS based on KMS's breach of material terms of the agreement. On December 1, 2003, we filed suit against KMS-Thin Tab 100, Inc. in the Palm Beach County Circuit Court (Case No. 2003CA012757XXCDAN) for breach of contract, trademark infringement and for a declaration of rights that the distribution agreement is terminated and of no further force and effect. KMS answered the complaint and filed its own counterclaim for fraud in the inducement, trademark infringement, dilution and fraudulent misrepresentation; the fraud-based counterclaims were dismissed with prejudice by the Court on summary judgment. KMS subsequently amended its counterclaim to allege a breach of contract under the distribution agreement. In January 2005, the State Court in Florida ruled that neither party should prevail, and rejected a request for attorney's fees by KMS-Thin Tab 100 Inc., thus adjudicating the matter. KMS-Thin Tab 100 Inc. subsequently filed a notice of appeal.

Subsequently, on July 29, 2005, the 4th District Court of Appeals granted the Company's motion to dismiss the appeal by KMS-Thin Tab 100 Inc.

The Company is not aware of any other outstanding litigation.


NOTE 6- ACCOUNTING PRONOUNCEMENT
--------------------------------

SFAS No. 154, Accounting Changes and Error Corrections, was issued in May 2005 and replaces APB Opinion N0. 20 and SFAS No. 3. SFAS No. 154 requires retrospective application for voluntary changes in accounting principle in most instances and is required to be applied to all accounting changes made in fiscal years beginning after December 15, 2005. The Company's expected April 1, 2006 adoption of SFAS No. 154 is not expected to have a material impact on the Company's consolidated financial condition or results of operations.

ASHLIN DEVELOPMENT CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

================================================================================

NOTE 7-SUBSEQUENT EVENTS
------------------------

On August 4, 2005, the shareholders approved an amendment to the Company's Articles of Incorporation which increased the total number of authorized shares of the Company to 160,000,000 shares, consisting of (i) 150,000,000 shares of common stock and (ii) 10,000,000 shares of "blank check" preferred stock.

                          GALES INDUSTRIES INCORPORATED

                         UNAUDITED FINANCIAL STATEMENTS

                           SEPTEMBER 30, 2005 AND 2004

                          GALES INDUSTRIES INCORPORATED

                                  Balance Sheet
                               September 30, 2005

                                     ASSETS

CURRENT ASSETS
  Cash and Cash Equivalents                                             $ 84,331
  Gunn Allen Receivable                                                   25,000
  Deferred Acquisition Costs                                             446,494
                                                                        --------

TOTAL CURRENT ASSETS                                                    $555,821
                                                                        --------

PROPERTY, PLANT, AND EQUIPMENT - NET                                    $     --
                                                                        --------

DEFERRED CHARGES AND OTHER ASSETS
 Goodwill
                                                                        --------

TOTAL DEFERRED CHARGES AND OTHER ASSETS                                 $     --
                                                                        --------

TOTAL ASSETS                                                            $555,825
                                                                        ========

                          GALES INDUSTRIES INCORPORATED

                                  Balance Sheet
                               September 30, 2005

                                 LIABILITIES AND
                              STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts Payable                                                    $383,319
   Interest Payable                                                       3,093
   Advance Payment - Customer                                                --
   Notes Payable - PNC
                                                                       --------

TOTAL CURRENT LIABILITIES                                              $386,412
                                                                       --------

LONG-TERM LIABILITIES
   Notes Payable - Bridge Loan                                          172,500

                                                                       --------
TOTAL LONG-TERM LIABILITIES                                            $172,500
                                                                       --------

TOTAL LIABILITIES                                                      $558,912
                                                                       --------

STOCKHOLDERS' EQUITY
   Common Stock (Bridge)
   Capital Stock - Gales                                                      7
   Capital Stock - Gales Preferred
   Capital Stock - Ashlin                                                    --
   Additional Paid-In Capital
   Preferred Stock                                                           --
   Retained Earnings                                                     (3,093)
   Less: Treasury Stock at Cost
                                                                       --------

TOTAL STOCKHOLDERS' EQUITY                                             $ (3,087)
                                                                       --------

COMMITMENTS AND CONTINGENCIES

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                                   $555,825
                                                                       ========

                          GALES INDUSTRIES INCORPORATED

                             Statement of Operations

                               September 30, 2005

                                   (Unaudited)

NET INCOME FROM SALES                                                  $     --
                                                                       --------

COST OF GOODS SOLD                                                     $     --
                                                                       --------

GROSS PROFIT                                                           $     --

OTHER INCOME                                                                 --
                                                                       --------

TOTAL INCOME                                                           $     --
                                                                       --------

EXPENSES
   Selling                                                             $     --
   General and Administrative
   Interest and Amortization                                              3,093
   Franchise Tax                                                             --
                                                                       --------

TOTAL EXPENSES                                                         $  3,093
                                                                       --------

NET LOSS                                                               $ (3,093)
                                                                       ========

Note 1 - Organization and General

      Gales Industries Incorporated (the "Company") was formed and incorporated in October 2004. The Company has conducted no operations to date. In connection with its acquisition of Air Industries Machining, Corp., and merger with Ashlin Development Corporation, the Company has incurred certain related costs. The Company has deferred capitalized costs of approximately $446,490 (unaudited) of such costs at September 30, 2005. The Stock Purchase Agreement with Air Industries and its owners was executed on July 25, 2005. The acquisition is to be funded from the proceeds of a private placement of the Company's convertible preferred stock. The Company intends, immediately prior to the acquisition of Air Industries, to amend its certificate of incorporation to authorize 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. The Company intends to denominate 900 shares of such preferred stock as Series A Convertible Preferred Stock and to issue such shares in the proposed private placement. The Company further intends to reserve 45,000,000 shares of its common stock for issuance upon conversion of the shares of Series A Convertible Preferred Stock issued in its private placement, inclusive of shares of common stock issuable upon conversion of shares of preferred stock issued as interest on the shares of Convertible Preferred Stock.

      The Company maintains its books and records on the accrual basis of accounting.

      Common stock was issued to the Company's founders and principals at nominal values, which approximated management's assessment of the fair values of such securities at the date of issuance. At that time, the Company had conducted no business and the probability of consummating an acquisition could not be predicted with any degree of certainty.

      The financial statements as of and for the nine months ended September 30, 2005 are unaudited; however in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim period have been made.

Bridge Financings

      In February 2005, the Company received $22,500 from an investor (the "Initial Bridge"), and, in connection therewith, issued to the investor a 12% convertible bridge note (the "Initial Note") in such principal amount. The principal amount of the Initial Note, and the 12% interest accruing thereon, must be paid by the first anniversary of the issuance of the Initial Note. The Initial Note may be converted at any time at the option of the holder into shares of common stock, in general, at a conversion price equal to 50% of the purchase price to be paid by investors in the Company's anticipated private placement, and the conversion price applicable to the Initial Note is $0.11 per share. The Initial Note provides that, if the Company issues shares of capital stock at a price per share lower than the conversion price of the Initial Note, the conversion price of the Initial Note will be reduced to such lower price per share. Although the Initial Note is unsecured, the Initial Note provides that, in the event of default by the Company or an insolvency or similar proceeding involving the Company, all sums due on the Initial Note will be paid before any payment is made upon any other indebtedness of the Company. The investor may elect to receive interest on the Initial Note in shares of common stock rather than cash and, in such event, the conversion price applicable to the Initial Note would be used to determine the number of shares issuable to the investor. In connection with the Initial Note, the Company also issued to the investor five-year warrants (the "Initial Warrants") to purchase the number of shares of common stock (409,091) equal to 200% of the number of shares issuable upon conversion of the Initial Note, exercisable in general at the price per share equal to 50% of the conversion price of the Initial Note. The Initial Warrants allow for cashless exercise.

      In August 2005, the Company received $45,000 from investors (the "$45,000 Financing") and, in connection therewith, issued to such investors 12% convertible bridge notes (the "$45,000 Bridge Notes") in such aggregate principal amount. The $45,000 Bridge Notes are repayable on the earlier of the first anniversary of their issuance or the completion by the Company of an equity or debt financing resulting in gross proceeds of at least $5.5 million. The $45,000 Bridge Notes will become payable upon completion of the Company's anticipated private placement but the holders of the $45,000 Bridge Notes may elect to convert the Notes on such date into shares of common stock, in general, at a price of $0.22 per share. The $45,000 Bridge Notes are convertible into 204,545 shares of common stock. In connection with each of the $45,000 Bridge Notes, the Company also issued to the investors warrants ("$45,000 Bridge Warrants") to purchase the number of shares of common stock equal to the number of shares into which such $45,000 Bridge Note can be converted, exercisable at $0.22 per share. The $45,000 Bridge Warrants allow for cashless exercise and have weighted-average anti-dilution protection with respect to the exercise price. Mr. Stephen Nagler, the Company's secretary and one of the Company's directors, invested $10,000 in the $45,000 Financing.

      In September 2005, the Company received $105,000 from investors (the "$105,000 Financing") and, in connection therewith, issued to such investors 12% bridge notes (the "$105,000 Bridge Notes") in such aggregate principal amount. The $105,000 Bridge Notes are repayable on the earlier of the first anniversary of issuance or the completion by the Company of an equity or debt financing resulting in gross proceeds of at least $5.5 million. The $105,000 Bridge Notes are not convertible into Common Stock. The $105,000 Bridge Notes will become payable upon completion of the Minimum Offering. In connection with the $105,000 Bridge Notes, the Company also issued to the investors warrants ("$105,000 Bridge Warrants") to purchase an aggregate of 477,273 of shares of Common Stock at a price of $0.22 per share. The $105,000 Bridge Warrants allow for cashless exercise and have weighted-average anti-dilution protection with respect to the exercise price.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

      On November 30, 2005, Gales Industries Incorporated ("Gales Industries") acquired (the "Acquisition") all of the outstanding shares of Air Industries Machining, Corp. ("AIM"). Concurrent with the Acquisition, Gales Industries consummated a merger with Ashlin Development Corporation (the "Merger"). As a result of the Merger, Ashlin exchanged 10,999,381 shares of its common stock and 900 shares of its series A Preferred Stock for all of the issued and outstanding shares of the common stock and preferred stock of Gales Industries. Pursuant to the Merger, AIM became an indirect wholly-owned subsidiary of Ashlin.

      As a result of the Merger, the former stockholders of Gales Industries became the controlling stockholders of the Company. Prior to the Acquisition and the Merger, neither Ashlin nor Gales Industries had substantial assets. Accordingly, the Acquisition and the Merger have been treated as a reverse acquisition under the purchase method of accounting.

      The following unaudited pro forma statements of income combine the historical statements of income of AIM, Ashlin and Gales Industries for the nine-months ended September 30, 2005 and year ended December 31, 2004, giving effect to the Merger and the Acquisition as if they had occurred on January 1, 2004.

      We are providing this information to aid you in your analysis of the financial aspects of the Merger and the Acquisition. The unaudited pro forma financial statements contained herein should be read in conjunction with the historical financial statements of AIM, Ashlin and Gales Industries and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Merger and the Acquisition taken place on the dates noted, or the future financial position or operating results of the combined company.

                                COMBINED ENTITIES

                               UNAUDITED PRO FORMA
                              FINANCIAL STATEMENTS

                    SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

                      Consolidated Pro Forma Balance Sheet

                                                                    UNADJUSTED                                    CONSOLIDATED
                                                                   SEPTEMBER 30,            Adjustments           SEPTEMBER 30,
                       ASSETS                                          2005                                           2005
CURRENT ASSETS
  Cash and Cash Equivalents - See Contra                          $      262,385               241,449  (a)      $       20,936
  Accounts Receivable                                                  2,269,778                    --             2,269,778.00
  Inventory                                                           11,784,369              (250,000) (l)       12,034,369.00
  Advanced Rental                                                             --                    --                       --
  Prepaid Expenses                                                        76,709                    --                76,709.00
  Other Current Assets                                                     5,364                   500                 4,864.00
  Lease Assignment Receivable                                                 --                    --                       --
  Miscellaneous Receivables                                                   --                    --                       --
  Deposits                                                                    --                    --                       --
  Advances to Affiliates                                                      --                                             --
                                                                  --------------                                 --------------

TOTAL CURRENT ASSETS                                              $   14,398,605                                 $   14,406,656
                                                                  --------------                                 --------------

PROPERTY,  PLANT AND EQUIPMENT
 Land                                                             $      134,922              (955,627) (c)      $    1,090,549
 Building                                                              3,173,070               (98,697) (c)           3,271,767
 Plant                                                                        --                    --                       --
 Machinery and Equipment                                               8,541,083            (1,733,494) (d)          10,274,577
 Tools and Instruments                                                   279,803                    --                  279,803
 Leasehold Improvements                                                  505,171               505,171  (e)                  --
 Automotive Equipment                                                    290,083                    --                  290,083
 Furniture and Fixtures                                                  872,112                    --                  872,112
                                                                  --------------                                 --------------
                                                                  $   13,796,244                                 $   16,078,891
 Less: Accumulated Depreciation                                        9,802,833             1,489,315  (f)          (8,313,518)
                                                                  --------------                                 --------------

PROPERTY, PLANT, AND EQUIPMENT - NET                              $    3,993,411                                 $    7,765,373
                                                                  --------------                                 --------------

DEFERRED CHARGES AND OTHER ASSETS
 Security Deposits                                                $       34,522                (6,600)          $       41,122
 Cash Value Officer's Life                                                52,334                    --                   52,334
 Unamortized Finance Costs                                               109,959              (326,077) (g)             436,036
 Due From Gunn Allen                                                          --               (25,000) (h)              25,000
 Investment in Air                                                            --                    --                       --
 Stock Subscription Receivable                                                --                (1,565)                   1,565
 Advances to Affiliates                                                       --                    --                       --
 Goodwill                                                                     --            (1,738,766) (b)           1,738,766
                                                                  --------------                                 --------------

TOTAL DEFERRED CHARGES AND OTHER ASSETS                           $      196,815                                 $    2,294,823
                                                                  --------------                                 --------------

TOTAL ASSETS                                                      $   18,588,831            (7,796,345)          $   24,466,852
                                                                  ==============                                 ==============

            See accompanying notes to pro forma financial statements.

                      Consolidated Pro Forma Balance Sheet

                                                                       UNADJUSTED                                  CONSOLIDATED
                    LIABILITIES AND                                   SEPTEMBER 30,                                SEPTEMBER 30,
                 STOCKHOLDERS' EQUITY                                     2005               Adjustments                2005
CURRENT LIABILITIES
   Accounts Payable                                                   $  3,926,603             (287,085)  (i)      $  3,639,518
   Advance Payment - Customer                                              667,772                   --                 667,772
   Mortgage Payable - Current                                               72,000               (4,884)                 67,116
   Notes Payable - PNC                                                          --              380,004  (j)(n)         380,004
   Lease Payable - Equipment                                               413,300              (67,116)                346,184
   Notes Payable - Banks                                                 5,180,000           (5,180,000) (r)                 --
   Notes Payable - Insurance                                                    --               31,567                  31,567
   Accrued Operating Expenses                                              589,550            1,091,662  (k)          1,681,212
                                                                      ------------                                 ------------
                                                                                                     --
TOTAL CURRENT LIABILITIES                                             $ 10,849,225                                    6,813,373
                                                                      ------------                                 ------------

LONG-TERM LIABILITIES                                                                                --
   Advances From Shareholders                                         $    363,323             (363,323) (m)       $         --
   Term Loan - Real Estate                                                      --            3,119,996  (n)          3,119,996
   Notes Payable - PNC                                                                        5,731,507  (o)          5,731,507
   Mortgage Payable                                                      1,169,813           (1,169,813) (x)                 --
   Obligations under Capital Lease - Long Term                             912,078               (9,845)                902,233
   Notes Payable - Bridge Loan                                                  --              150,000  (p)            150,000
   Notes Payable - Sellers                                                      --            1,627,262  (q)          1,627,262
   Notes Payable - Equipment                                                                      9,845                   9,845
                                                                      ------------                                 ------------
                                                                                                     --                      --
TOTAL LONG-TERM LIABILITIES                                           $  2,445,214                                   11,540,843
                                                                      ------------                                 ------------
                                                                                                                             --
TOTAL LIABILITIES                                                     $ 13,294,439                                   18,354,216
                                                                      ------------                                 ------------
MINORITY INTEREST                                                          429,285             (429,285)
STOCKHOLDERS' EQUITY                                                                                 --
   Capital Stock - 200 Shares Authorized                                                             --            $         --
     No Par Value, 95 Shares Issued                                   $     32,223              (32,223) (s)                 --
   Common Stock - 7,480,757 Shares @ $.0001 per share                           --                   --                      --
   Common Stock (Bridge)                                                        --                   --                      --
   Capital Stock - Gales                                                        --                  110  (t)                110
   Capital Stock - Gales Preferred                                              --                    1                       1
   Capital Stock - Ashlin                                                       --                   --                      --
   Additional Paid-In Capital                                              182,628            5,994,258  (u)          6,166,886
   Retained Earnings                                                     4,746,256           (4,800,617) (v)            (54,361)
   Less: Treasury Stock at Cost                                            (96,000)              96,000  (w)                 --
                                                                      ------------                                 ------------
                                                                                                     --                      --
TOTAL STOCKHOLDERS' EQUITY                                            $  4,865,107                                    6,112,636
                                                                      ------------                                 ------------
                                                                                                                             --
COMMITMENTS AND CONTINGENCIES                                                                                                --
                                                                                                                             --
TOTAL LIABILITIES AND                                                                                                        --
STOCKHOLDERS' EQUITY                                                  $ 18,588,831                                 $ 24,466,852
                                                                      ============                                 ============

            See accompanying notes to pro forma financial statements.

                    Notes to Pro Forma Combined Balance Sheet

(a) Represents the effect of banking arrangements calling for cash receipts to be applied to revolving loan balance.

(b) Represents the goodwill resulting from the excess of the purchase price paid for the stock of AIM after adjusting the value of the assets acquired and liabilities assumed to reflect the purchase price.

(c) Represents the purchase price of the company's corporate campus pursuant to the Real Estate Purchase Agreements with DDPR Realty Corp. and KPK Realty Corp.

(d) Represents an increase in the value of the Company's machinery to reflect an appraisal conducted as of November 30, 2005.

(e) Represents the elimination of the value ascribed to leasehold improvements as a result of the acquisition of the Company's corporate campus.

(f) Represents the impact of including the two real estate companies in the preacquisition numbers and the post acquisition write-down of leasehold improvements partially offset by the revaluation of equipment.

(g) Represents an adjustment to finance costs as a result of the costs incurred in connection with the loan from PNC Bank.

(h) Represents an adjustment to reflect the credit due from Gunn Allen as a result of the prepayment of a portion of its placement fee.

(i) Represents a reduction in accounts payable as a result of the application of a portion of the proceeds of the new bank loan to certain accrued expenses.

(j) Represents the portion of the amounts borrowed from PNC Bank payable within 12 months.

(k) Represents the accrual for certain expenses including legal and accounting related to the acquisition of AIM and the merger with Ashlin.

(l)   Represents the post acquisition revaluation of raw material.

(m)   Represents the payment of notes due from AIM to certain of its officers.

(n)   Represents amounts borrowed to acquire real estate.

(o) Represents amounts borrowed to satisfy the old notes payable to banks and a portion of the purchase price of the real estate.

(p)   Represents amounts borrowed by Gales prior to the acquisition of AIM

(q) Represents notes issued to shareholders of AIM as part of the purchase price for AIM.

(r)   Represents the repayment of the loan due from AIM to Citibank, N.A.

(s)   Represents the elimination of shares held by former shareholders of AIM.

(t)   Represents the issuance of shares of Gales Industries.

(u) Represents the excess of amounts paid over par value for shares of Gales Industries, including the net amount received upon issuance of preferred shares.

(v)   Represents elimination of retained earnings of AIM.

(w) Represents elimination of amounts allocated to shares held in treasury by AIM.

(x) Represents mortgages paid in full when real estate was purchased at closing.

                          Pro Forma Statement of Income
                                   (Unaudited)

                                                          UNADJUSTED                           CONSOLIDATED
                                                          YEAR ENDED                            YEAR ENDED
                                                         DECEMBER 31,                          DECEMBER 31,
                                                             2004           ADJUSTMENTS            2004

NET SALES                                                $ 24,818,333                          $ 24,818,333

COST OF SALES                                            $ 21,400,878           (57,608) (a)   $ 21,343,270
                                                         ------------                          ------------

GROSS PROFIT                                             $  3,417,455                          $  3,475,063

OTHER INCOME                                                    2,573                                 2,573
                                                         ------------                          ------------

TOTAL INCOME                                             $  3,420,028            57,608        $  3,477,636
                                                         ------------                          ------------

EXPENSES
   Selling                                               $    321,727                --        $    321,727
   General and Administrative                               1,356,809           333,409 (b)       1,690,218
   Interest Expense                                           505,425           149,884 (c)         655,309
                                                         ------------                          ------------

TOTAL OPERATING EXPENSES                                 $  2,183,961           483,293        $  2,667,254
                                                         ------------                          ------------

 INCOME BEFORE MINORITY INTEREST IN NET INCOME           $  1,236,067          (425,685)       $    810,382


LESS: MINORITY INTEREST IN NET INCOME                    $    131,552                          $         --
                                                         ------------                          ------------

NET INCOME BEFORE INCOME TAXES                           $  1,104,515          (294,133)       $    810,382

INCOME TAXES                                                  441,806           117,653             324,153
                                                         ------------                          ------------

NET INCOME                                               $    662,709          (176,480)       $    486,229
                                                         ============                          ============


            See accompanying notes to pro forma financial statements.

                          Pro Forma Statement of Income
                                   (Unaudited)

                                                       UNADJUSTED                             CONSOLIDATED
                                                    NINE MONTHS ENDED                       NINE MONTHS ENDED
                                                      SEPTEMBER 30,                           SEPTEMBER 30,
                                                          2005           ADJUSTMENTS              2005
NET  SALES                                            $ 21,851,532                            $ 21,851,532

COST OF SALES                                         $ 18,858,898           -74,545 (d)      $ 18,784,353
                                                      ------------                            ------------

GROSS PROFIT                                          $  2,992,634                            $  3,067,179

OTHER INCOME                                                   152                                     152
                                                      ------------                            ------------

TOTAL INCOME                                          $  2,992,786            74,545          $  3,067,331
                                                      ------------                            ------------

EXPENSES
   Selling                                            $    244,125                --          $    244,125
   General and Administrative                            1,251,203            59,292 (e)         1,310,495
   Interest Expense                                        490,975            84,834 (c)           575,809
                                                      ------------                            ------------

TOTAL OOERATING EXPENSES                              $  1,986,303           144,126          $  2,130,429
                                                      ------------                            ------------

 INCOME BEFORE MINORITY INTEREST IN NET INCOME        $  1,006,483           (69,581)         $    936,902


LESS: MINORITY INTEREST IN NET INCOME                 $     57,384                            $         --
                                                      ------------                            ------------

NET INCOME BEFORE INCOME TAXES                        $    949,099           -12,197          $    936,902

INCOME TAXES                                               379,640             4,879               374,761
                                                      ------------                            ------------

NET INCOME                                            $    569,459            -7,318          $    562,141
                                                      ============                            ============


            See accompanying notes to pro forma financial statements.

          Notes to Pro Forma Statements of Income and Retained Earnings

(a) Represents the combined net impact on manufacturing overhead of the following:

      (i) An increase in depreciation and amortization expense reflecting the increase in the carrying value of the Company's machinery and equipment, and

      (ii) A reduction in indirect payroll expense as a result of the elimination of an allocable portion of the salary and related payroll expenses resulting from the termination of Luis Peragallo, Jorge Peragallo and George Kfoury, partially offset by the inclusion of an allocable portion of the salary and related payroll expenses as a result of the employment of Louis Giusto, Michael Gales and a reallocation of the salaries of Dario Peragallo and Peter Rettaliata and the engagement of George Kfoury as a consultant.

(b) Represents the combined net impact on general and administrative expenses of the following:

      (i) Inclusion of $118,536 in expense for options and warrants pursuant to the requirements of FASB 123, and


      (ii) An increase in overhead as a result of the elimination of salary and related payroll expenses as a result of the termination of Luis Peragallo, Jorge Peragallo and George Kfoury, partially offset by the inclusion of an allocable portion of the salary and related payroll expenses as a result of the employment of Louis Giusto, Michael Gales and a reallocation of the salaries of Dario Peragallo and Peter Rettaliata and the engagement of George Kfoury as a consultant.

(c) Represents the increase in interest expense and the amortization of costs associated with the increase in bank debt partially offset by the reduction in interest rates.

(d) Represents the combined net impact on manufacturing overhead of the following:

      (i) An increase in depreciation and amortization expense reflecting the increase in the carrying value of the Company's machinery and equipment, and

      (ii) A reduction in indirect payroll expense as a result of the elimination of an allocable portion of the salary and related payroll expenses resulting from the termination of Luis Peragallo, Jorge Peragallo and George Kfoury, partially offset by the inclusion of an allocable portion of the salary and related payroll expenses as a result of the employment of Louis Giusto, Michael Gales and a reallocation of the salaries of Dario Peragallo and Peter Rettaliata and the engagement of George Kfoury as a consultant.

(e) Represents the combined net impact on general and administrative expenses of the following:

      (i) Inclusion of $56,243 in expense directly related to the company's management option program pursuant to FASB 123, and

      (ii) An increase in overhead as a result of the elimination of salary and related payroll expenses as a result of the termination of Luis Peragallo, Jorge Peragallo and George Kfoury, partially offset by the inclusion of an allocable portion of the salary and related payroll expenses as a result of the employment of Louis Giusto, Michael Gales and a reallocation of the salaries of Dario Peragallo and Peter Rettaliata and the engagement of George Kfoury as a consultant.

      (iii) Elimination of premiums in the amount of $45,022 on life insurance policies on former shareholders of the Company that have been sold or terminated.

(f) Represents the increase in interest expense and the amortization of costs associated with the increase in bank debt partially offset by the reduction in interest rates.

      You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Offers of these securities are not being made in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date of the document in which it is contained.

                                TABLE OF CONTENTS

                                                                            PAGE

WHERE YOU CAN FIND MORE INFORMATION                                           4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS                          4

PROSPECTUS SUMMARY                                                            5

RISK FACTORS                                                                  7

THE ACQUISITION AND RELATED TRANACTIONS                                      13

USE OF PROCEEDS                                                              14

DETERMINATION OF OFFERING PRICE                                              14

BUSINESS                                                                     15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION                                                     19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS                           22

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS              23

EXECUTIVE COMPENSATION                                                       26

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS                         31

PLAN OF DISTRIBUTION                                                         33

DESCRIPTION OF SECURITIES                                                    36

SELLING SECURITY HOLDERS                                                     38

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS                                                          48

LEGAL PROCEEDINGS                                                            50

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS                                51

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                    51

LEGAL MATTERS                                                                51

EXPERTS                                                                      51

INTERESTS OF NAMED EXPERTS AND COUNSEL                                       52

FINANCIAL STATEMENTS                                                         52

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

      Pursuant to Article VII of our By-Laws, we have agreed to indemnify our officers, directors, employees and agents to the fullest extent permitted by the laws of Florida, as amended from time to time.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

Item 25. Other Expenses Of Issuance And Distribution

      Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

         SEC Registration Fee                         $  3,300
         Legal Fees and Expenses                      $ 50,000
         Accountants' Fees and Expenses               $ 50,000
         Miscellaneous Expenses                       $ 10,000

         Total                                        $113,300

Item 26. Recent Sales Of Unregistered Securities

      Shares Issued By Gales Industries Prior to the Merger:

      As of October 28, 2004, immediately after its incorporation, Gales Industries issued 4,401,219 shares of its common stock to its founder and Executive Chairman and 3,404,538 shares of its common stock to its Vice Chairman pursuant to subscriptions for such shares by such individuals. As of the same date, four of our directors subscribed for 100,000 shares each of Gales Industries common stock. As of the same date, Gales Industries issued 150,000 shares of its common stock to a law firm and 100,000 shares of its common stock to another law firm pursuant to their subscription for shares. As of the same date, Gales Industries issued in the name of a consultant 250,000 shares of its common stock pursuant to its subscription for such number of shares. The subscription price for the shares described in this paragraph was $.00001 per share.

      Gales Industries entered into an Investment Banking/Advisory Agreement ("Atlas Agreement"), dated as of January 11, 2005, with Atlas Capital Services, LLC ("Atlas"). The Atlas Agreement provided that Atlas would receive newly issued shares equal to 4% of a publicly-held company introduced by Atlas to Gales Industries, provided that Gales Industries enters into a reverse merger transaction with such company. Immediately prior to the closing of the Merger, Gales Industries issued to various designees of Atlas an aggregate of 1,477,230 shares of its common stock in satisfaction of such obligation to Atlas.

      In connection with the Acquisition of AIM, Gales Industries issued $332,631 principal amount convertible note to each of Mr. Rettaliata and D. Peragallo. As a result of the Merger, each such convertible note is convertible into shares of Common Stock at the conversion price of $0.40 per share. Also, in connection with the Acquisition of AIM, Gales Industries issued shares of its common stock which, pursuant to the Merger, have become 253,214 shares of Common Stock in the name of Luis Peragallo, 118,423 shares of Common Stock in the name of Peter Rettaliata and 118,423 shares of Common Stock to Dario Peragallo. See "Certain Relationships and Related Transactions - Transactions Relating to the Acquisition and Other Related Transactions."

      In February 2005, Gales Industries, in consideration for an investment of $22,500 (the "22,500 Financing"), issued to the investor a 12% convertible promissory note in the principal amount of $22,500 convertible at the price of $0.11 per share into shares of Common Stock. As of November 30, 2005, the holder of such note converted the principal of, and interest accrued on, such note into 226,334 shares of Common Stock. For no additional consideration, Gales Industries issued a warrant to the investor to purchase 409,091 shares of Common Stock at $.055 per share.

      In August 2005, Gales Industries, in consideration for $45,000 in aggregate investment (the "$45,000 Financing"), issued to the investors convertible promissory notes in the aggregate principal amount of $45,000, convertible at the price of $0.22 per share of Common Stock. These notes have been repaid. For no additional consideration, Gales Industries issued to such investors warrants to purchase the number of shares of Common Stock equal to the number of shares into which the $45,000 Notes can be converted (204,545), exercisable at $0.22 per share. See "Certain Relationships and Related Transactions - Transactions Relating to Gales Industries."

      In September 2005, Gales Industries borrowed $105,000 from investors (the "$105,000 Financing") and, in connection therewith, issued to such investors warrants to purchase an aggregate of 477,273 of shares of Common Stock at a price of $0.22 per share. The Placement Agent served as agent in the $105,000 Financing and received compensation upon the same terms as provided in the Offering, including five-year warrants to purchase 47,728 shares of Common Stock at $0.22 per share..

      As of November 30, 2005, Gales Industries issued to its officers stock options to purchase shares of common stock as follows: 1,250,000 options to Mr. Gales, and 1,200,000 options each to Mr. Giusto, Rettaliata and D. Peragallo. See "Executive Compensation - Employment Agreements."

      As of November 30, 2005 and December 15, 2005, Gales Industries issued an aggregate of 900 shares of its convertible preferred stock to investors and five-year warrants to the placement agent on the same terms as described below with respect to the "First Closing" and the "Second Closing".

      We believe that the issuances of shares described above were exempt from registration under Section 4(2) of the Securities Act.

      Shares Issued by the Company in Connection with the Merger:

      As of November 30, 2005, pursuant to the Merger, the shareholders of Gales Industries were issued an aggregate of 10,999,381 shares of our Common Stock by the Company.

      Pursuant to the Merger, we issued the following securities as of November 30, 2005 in consideration for the cancellation of the corresponding Gales Industries securities: (i) stock options to four of our executives to purchase in the aggregate 4,850,000 shares of Common Stock (the terms of which are described in the footnotes to the table, "Executive Compensation-Option Grants in Last Fiscal Year", above); (2) a convertible note in the principal amount of $332,631 to each of Mr. Rettaliata and D. Peragallo, convertible into shares of Common Stock at $0.40 per share; (3) five-year warrants to the investors in the $45,000 Financing to purchase an aggregate of 204,545 shares of Common Stock at the exercise price of $0.22 per share; (5) five-year warrants to the placement agent for the $105,000 Financing to purchase 47,728 share of Common Stock at the exercise price of $0.22 per share; and (6) five-year warrants to the investor in the $22,500 Financing to purchase 409,091 shares of Common Stock at the exercise price of $0.055 per share. All of the warrants described in this paragraph provide for "cashless exercise".

      As of November 30, 2005, in connection with the Merger, 679.328 shares of Gales Series A Convertible Preferred Stock were exchanged for the same number of shares of Preferred Stock of the Company (the "First Closing"). Each share of Preferred Stock is convertible at $0.22 per share into 45,455 shares of Common Stock.

      Such 679.328 shares of Preferred Stock (not including shares of Preferred Stock issuable as dividends) are convertible into an aggregate of 30,878,855 shares of our Common Stock. On December 15, 2005, we privately issued 220.672 shares of our Preferred Stock to accredited investors (the "Second Closing").

      In connection with the Second Closing, the gross purchase price of $2,206,720 was paid by investors. Together, in the First Closing and the Second Closing, we issued 900 shares of Preferred Stock to investors and the investors paid an aggregate purchase price of $9,000,000. Our issuances of shares of Preferred Stock to investors in connection with the First Closing and the Second Closing were in exchange for the cancellation of the same number of shares of series A convertible preferred stock of Gales Industries, which merged into our wholly-owned subsidiary as of November 30, 2005. The investors had acquired such shares of Gales Industries preferred stock by paying Gales Industries (and its successor) the aggregate purchase price of $9,000,000 in connection with Gales' Industries private offering to accredited investors of up to 900 shares of its series A convertible preferred stock, which offering was completed by Gales Industries on the date of the First Closing with respect to 679.328 shares of its preferred stock and on the date of the Second Closing with respect to
220.672 shares of its preferred stock. The terms of our Preferred Stock and Gales Industries series A convertible preferred stock are substantially the same.

      The 220.672 shares of Preferred Stock which we issued in the Second Closing (not taking into account additional shares of Preferred Stock issuable to the investors as dividends) are convertible at any time, at the option of the holders, into an aggregate of approximately 10,030,645 shares of our Common Stock (or 45,455 shares of Common Stock for each share of Preferred Stock), and will automatically convert into shares of Common Stock if and when this registration statement, which covers such shares of Common Stock underlying the Preferred Stock, is declared effective and such shares thereby become available for resale under the Securities Act.

      In connection with the First Closing and the Second Closing, GunnAllen Financial, Inc. acted as the placement agent and received warrants, exercisable during a five-year term, to purchase the number of shares of Common Stock (4,090,950 shares) equal to 10% of the number of shares of Common Stock into which the Preferred Stock sold in the Offering may be converted. Such warrants have a "cashless exercise" feature and are exercisable at $0.22 per share.

      We believe that the issuances of shares described above were exempt from registration under Section 4(2) of the Securities Act.

      Shares Issued by Ashlin Development Corporation Prior to the Merger:

      On July 30, 2003, Ashlin issued to two Board members an aggregate of approximately 160,075 shares of Common Stock in return for services performed. The fair value of such shares of Common Stock was recorded as $24,000 in the aggregate.

      During each of the years ended December 31, 2004 and 2003, Ashlin granted options to purchase approximately 40,019 shares of Common Stock to its chief executive officer.

      As of January 2005, as part of the Plan of Reorganization, Ashlin issued approximately 240,112 shares of Common Stock to James Brown (who was then its chairman and chief executive officer) upon its emergence from bankruptcy protection. The fair value of such shares was recorded as $12,000 in the aggregate. In March 2005, Ashlin issued approximately 256,119 shares of Common Stock to Mr. Brown. The fair value of such 256,119 shares was determined to be $32,000 in the aggregate. On August 13, 2003, Ashlin issued approximately 80,038 shares of Common Stock to Mr. Brown in consideration of his services as a member of its Board of Directors.

      In March 2005, Ashlin issued approximately 80,038 shares of Common Stock to Global Business Resources, Inc., a Fort Lauderdale based consulting firm, as partial compensation for services to Ashlin.

      As of September 16, 2005, Ashlin issued approximately 80,038 shares of Common Stock to a consultant in return for consulting services.

      Other than such sales of shares and the securities issued in connection with the Merger and the Offering described above, during the past three years, we and Gales Industries did not sell any securities which were not registered under the Securities Act. We believe that the issuances in connection with such sales, the Merger and the Offering were exempt from registration under Section 4(2) of the Securities Act.

Item 27. Exhibits

Exhibit Nos.
------------

2.1 Debtor's Amended Plan of Reorganization (incorporated by reference to Exhibit 2.1 of Registrant's Form 8-K, filed January 14, 2005.

2.2 Merger Agreement, dated as of November 14, 2005, among Gales Industries Incorporated, two of its stockholders, Gales Industries Merger Sub, Inc., and Ashlin Development Corporation (incorporated herein by reference to Exhibit 10.1 of Registrant's Form 8-K report filed November 21, 2005).

3.1 Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of Registrant's Form 8-K report, filed November 28, 2005).

3.2            By-Laws of the Registrant (incorporated by reference to Exhibit
               3.2 of the Registrant's registration statement on Form 10-SB, filed on January 31, 2000; Commission File Number 000-29245).

3.3 Amendment to the Restated By-Laws of the Registrant dated September 25, 2000 (incorporated by reference to Exhibit 3.3 of the Registrant's annual report on Form 10-KSB, filed on April 16, 2000.

3.4 Amendment to the Restated By-Laws of the Registrant dated November 10, 2000 (incorporated by reference to Exhibit 3.4 of the Registrant's annual report on Form 10-KSB, filed on April 16, 2000..

4.1 Convertible Promissory Note, dated November 30, 2005, in the amount of $332,631, from Gales Industries Incorporated (and assumed by the Registrant) to Peter Rettaliata (incorporated by reference to Exhibit 4.1 of the Registrant's Form 8-K report, filed December 6, 2005.

4.2 Convertible Promissory Note, dated November 30, 2005, in the amount of $332,631, from Gales Industries Incorporated (and assumed by the Registrant) to Dario Peragallo (incorporated by reference to Exhibit 4.2 of the Registrant's Form 8-K report, filed December 6, 2005.

4.3 Form of Warrant to be issued by the Registrant to GunnAllen Financial, Inc. after completion of the Offering (incorporated by reference to Exhibit 4.3 of the Registrant's Form 8-K report, filed December 6, 2005.

4.4            [Intentionally left blank.]

Exhibit Nos.
------------

4.5 Form of Warrant issued by Gales Industries Incorporated (and assumed by the Registrant) to investors in the $45,000 Bridge Financing in or about August 2005 (incorporated by reference to Exhibit 4.5 of the Registrant's Form 8-K report, filed December 6, 2005.

4.6 Form of Warrant issued by Gales Industries Incorporated (and assumed by the Registrant) to investors in the $105,000 Bridge Financing in or about September, 2005 (incorporated by reference to Exhibit 4.6 of the Registrant's Form 8-K report, filed December 6, 2005.

5.1*           Opinion of Eaton & Van Winkle, LLP

10.1           Asset Purchase Agreement between the Registrant and TeeZee, Inc.
               dated October 15, 2004 (incorporated by reference of the Registrant's Report of Form 8-K, filed on January 14, 2005.

10.2 Stock Purchase Agreement, dated as of July 25, 2005, by and among Gales Industries Incorporated, Air Industries Machining, Corp., Luis Peragallo, Jorge Peragallo, Peter Rettaliata and Dario Peragallo (incorporated by reference to Exhibit 10.2 of the Registrant's Form 8-K report, filed December 6, 2005.

10.3 Secured Subordinated Promissory Note, dated November 30, 2005, in the amount of $962,000, from Gales Industries Incorporated (and assumed by the Registrant) to Luis Peragallo (incorporated by reference to Exhibit 10.3 of the Registrant's Form 8-K report, filed December 6, 2005.

10.4 Security Agreement, dated as of November 30, 2005, by and between Gales Industries Incorporated (and assumed by the Registrant) and Luis Peragallo (incorporated by reference to Exhibit 10.4 of the Registrant's Form 8-K report, filed December 6, 2005.

10.5 Contract of Sale, dated as of November 7, 2005, by and between DPPR Realty Corp. and Gales Industries Incorporated for the purchase of the property known as 1480 North Clinton Avenue, Bay Shore, NY (incorporated by reference to Exhibit 10.5 of the Registrant's Form 8-K report, filed December 6, 2005.

10.6 Contract of Sale, dated as of November 7, 2005, by and between KPK Realty Corp. and Gales Industries Incorporated for the purchase of the property known as 1460 North Fifth Avenue and 1479 North Clinton Avenue, Bay Shore, NY (incorporated by reference to Exhibit 10.6 of the Registrant's Form 8-K report, filed December 6, 2005.

10.7 Employment Agreement, dated as of September 26, 2005, by and between Gales Industries Incorporated (and assumed by the Registrant) and Michael A. Gales (incorporated by reference to
               Exhibit 10.7 of the Registrant's Form 8-K report, filed December 6, 2005.

10.8 Employment Agreement, dated as of September 26, 2005, by and between Louis A. Giusto and Gales Industries Incorporated (and assumed by the Registrant) (incorporated by reference to Exhibit
               10.8 of the Registrant's Form 8-K report, filed December 6, 2005.

10.9 Employment Agreement, dated as of September 26, 2005, by and among Gales Industries Incorporated (and assumed by the Registrant), Air Industries Machining, Corp. and Peter D. Rettaliata (incorporated by reference to Exhibit 10.9 of the Registrant's Form 8-K report, filed December 6, 2005.

10.10 Employment Agreement, dated as of September 26, 2005, by and among Gales Industries Incorporated (and assumed by the Registrant), Air Industries Machining, Corp. and Dario Peragallo (incorporated by reference to Exhibit 10.10 of the Registrant's Form 8-K report, filed December 6, 2005.

Exhibit Nos.
------------

10.11* Form of Placement Agency Agreement, dated as of September 26, 2005, between GunnAllen Financial Inc. and Gales Industries Incorporated (including Amendments No.1 and No.2 thereto, dated October 25, 2005 and November 10, 2005, respectively.

10.12          [Intentionally left blank.]

10.13          Registrant's 1998 Stock Option Plan (incorporated by reference to
               Exhibit 10.18 of the Registrant's annual report on Form 10-KSB, filed April 12, 2002.

10.14 2005 Stock Incentive Plan of Gales Industries Incorporated (incorporated by reference to Exhibit 10.14 of the Registrant's Form 8-K report, filed December 6, 2005.

10.15 Stock Option Agreement, dated as of September 26, 2005, by Gales Industries Incorporated (and assumed by the Registrant) with Michael A. Gales (incorporated by reference to Exhibit 10.15 of the Registrant's Form 8-K report, filed December 6, 2005.

10.16 Stock Option Agreement, dated as of September 26, 2005, by Gales Industries Incorporated (and assumed by the Registrant) with Louis A. Giusto (incorporated by reference to Exhibit 10.16 of the Registrant's Form 8-K report, filed December 6, 2005.

10.17 Stock Option Agreement, dated as of September 26, 2005, by Gales Industries Incorporated (and assumed by the Registrant) with Peter Rettaliata (incorporated by reference to Exhibit 10.17 of the Registrant's Form 8-K report, filed December 6, 2005.

10.18 Stock Option Agreement, dated as of September 26, 2005, by Gales Industries Incorporated (and assumed by the Registrant) with Dario Peragallo (incorporated by reference to Exhibit 10.18 of the Registrant's Form 8-K report, filed December 6, 2005.

10.19 Revolving Credit, Term Loan, Equipment Line and Security Agreement, dated as of November 30, 2005, by and between Air Industries Machining, Corp., PNC Bank, National Association, as Lender, and PNC Bank, National Association, as Agent (incorporated by reference to Exhibit 10.19 of the Registrant's Form 8-K report, filed December 6, 2005.

10.20 Mortgage and Security Agreement, dated as of November 30, 2005, by and between Air Industries Machining, Corp. and PNC Bank (incorporated by reference to Exhibit 10.20 of the Registrant's Form 8-K report, filed December 6, 2005.

10.21 Long Term Agreement, dated as of August 18, 2000, between Air Industries Machining, Corp. and Sikorsky Aircraft Corporation (incorporated by reference to Exhibit 10.21 of the Registrant's Form 8-K report, filed December 6, 2005.

10.22 Long Term Agreement, dated as of September 7, 2000, between Air Industries Machining, Corp. and Sikorsky Aircraft Corporation (incorporated by reference to Exhibit 10.22 of the Registrant's Form 8-K report, filed December 6, 2005.

16.1 Letter of Daszkal Bolton LLP to the Securities and Exchange Commission pursuant to the requirements of Item 304(a)(3) of Regulation S-K (incorporated by reference to Exhibit 16.1 of the Registrant's Form 8-K/A report, filed December 28, 2005.

21.1 List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Registrant's Form 8-K report, filed December 6, 2005.

23.1*          Consent of Counsel (contained in the opinion annexed as Exhibit
               5.1).

23.2*          Consent of accountants for use of their report.

Numbers with (*) are filed herewith.

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bay Shore, New York on February 6, 2006.

                                                 ASHLIN DEVELOPMENT CORPORATION


                                                 By: /s/ Michael A. Gales
                                                     ---------------------------
                                                     Michael A. Gales
                                                     Executive Chairman

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Michael A. Gales and Louis A. Giusto, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

       Signature                     Capacities                       Date


/s/ Michael A. Gales       Executive Chairman                   February 6, 2006
-------------------------
Michael A. Gales


/s/ Louis A. Giusto        Vice Chairman, Chief Financial
-------------------------  Officer and Treasurer                February 6, 2006
Louis A. Giusto


/s/ Peter D. Rettaliata    Director, President and Chief
-------------------------  Executive Officer                    February 6, 2006
Peter D. Rettaliata

/s/ Dario A. Peragallo     Director, Executive Vice
-------------------------  President                            February 6, 2006
Dario A. Peragallo


/s/ Seymour G. Siegel      Director                             February 6, 2006
-------------------------
Seymour G. Siegel


/s/ Rounsevelle W. Schaum  Director                             February 6, 2006
-------------------------
Rounsevelle W. Schaum


/s/ Ira A. Hunt Jr.        Director                             February 6, 2006
-------------------------
Ira A. Hunt Jr.


/s/ Stephen M. Nagler      Director, Secretary                  February 6, 2006
-------------------------
Stephen M. Nagler


/s/ James A. Brown         Director                             February 6, 2006
-------------------------
James A. Brown

                         ASHLIN DEVELOPMENT CORPORATION
               INDEX OF EXHIBITS FILED WITH REGISTRATION STATEMENT

Exhibit Nos.
------------

5.1            Opinion of Eaton & Van Winkle LLP

10.11 Form of Placement Agency Agreement, dated as of September 26, 2005, between GunnAllen Financial Inc. and Gales Industries Incorporated (including Amendments No.1 and No.2 thereto, dated October 25, 2005 and November 10, 2005, respectively.

23.1           Consent of Counsel (contained in the opinion annexed as Exhibit
               5.1)

23.2           Consent of accountants for use of their report.